Exhibit 10.(a).1

BG Group plc is a public limited company listed on the London and New York Stock Exchanges and registered in England. This is the report and accounts for the year ended December 31, 2002. It complies with UK regulations and incorporates the annual report on Form 20-F for the Securities and Exchange Commission to meet US regulations. An annual review and summary financial statements for the year ended December 31, 2002 has been issued to all shareholders who have not elected to receive this report and accounts.

BG Group Annual Report and Accounts 2002

	CONTENTS
5	Business Review	70	Auditors’ Report	137	Cross-Reference to Form 20-F
12	Country Reviews	71	Principal Accounting Policies	138	Index
27	Governance and Risk	74	Accounts	139	Glossary
34	Corporate Responsibility	117	Supplementary Information –	140	Definitions
38	Operating and Financial		Gas and Oil
	Review	122	Five Year Financial Summary
52	Board of Directors	128	Historical Production
54	Group Executive Committee	129	Shareholder Information
57	Directors’ Report	130	Additional Shareholder
60	Remuneration Report		Information

BG IS AN INTEGRATED GAS MAJOR: OUR FOCUS IS ON UNDERSTANDING, BUILDING AND SUPPLYING NATURAL GAS MARKETS AROUND THE WORLD.

BG Group plc is a public limited company listed on the
London and New York Stock Exchanges and registered
in England. This is the report and accounts for the
year ended 31 December 2002. It complies with UK
regulations and incorporates the annual report on
Form 20-F for the Securities and Exchange Commission
to meet US regulations.

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6	BG GROUP PLC 2002

BG IS AN INTEGRATED GAS COMPANY WITH ACTIVITIES ACROSS THE WHOLE RANGE OF GAS OPERATIONS, FROM THE RESERVOIR TO THE FINAL CONSUMER.

BUSINESS REVIEW

BG HIGHLIGHTS 2002

>		Total operating profit* up 7%

>		Underlying total operating profit* growth of 13% at constant upstream gas and oil prices

>		E&P volume up 25%

>		Proved reserves replacement ratio 433%

>		Finding and development costs $3.20 per boe

>		Invested £1.5 billion

>		Acquired E&P assets in India

>		Kashagan declared commercial

>		Production commenced at Atlantic LNG Train 2 and NCMA

	*	Excluding exceptional items – see note 5, page 90

STRATEGY
We focus on understanding, building and supplying natural gas markets. Our high performing Exploration and Production (E&P) business, which finds and develops reserves, remains the centre of gravity of our activities. The increasingly opportunity-rich Liquefied Natural Gas (LNG) segment, together with Transmission and Distribution (T&D) and Power, form our downstream activities and give us a complete range of skills across the gas chain.

OVERVIEW
BG is an international business and is currently active in some 20 countries across five continents. We believe that our combination of skills and experience across the gas chain and our geographical diversity are key to the creation of shareholder value.

In a world where gas is abundant, affordable and the cleanest of fossil fuels, it is increasingly becoming the fuel of choice. Worldwide demand for gas grew by over 2.5% per annum over the 20 years from 1980 to 2000. Forecasts in the Energy Information Administration’s International Energy Outlook 2002 indicate that the growth in demand for natural gas to 2020 will be substantially stronger than for other major sources of energy. This growth is forecast to be particularly strong in developing countries. BG expects this, together with the continuing liberalisation of gas markets around the world, to continue to generate valuable opportunities for companies such as BG that are experts in gas.

We have four major business segments: E&P; LNG; T&D; and Power. Further details about these segments are on pages 7-10. Our Other activities segment includes New Business, which develops opportunities that complement our core businesses, and certain corporate functions.

The principal portfolio changes in 2002 were the acquisition of exploration and production assets in India and the exchange of North Sea assets with BP. In February 2002, we completed a $350 million (£247 million) acquisition of a 30% interest in the Panna/Mukta oil and gas fields and the Tapti gas field, off the west coast of India. This acquisition established India as a core geographic area for BG. The North Sea exchange represented a significant consolidation of our United Kingdom Continental Shelf (UKCS) portfolio in a transaction which is believed to be one of the largest asset exchanges in the recent history of the North Sea (further details on page 14). We also increased our interest in the North Caspian PSA, which includes the large Kashagan field, and were awarded a 100% interest in seven exploration licences off the eastern coast of Spain.

In 2001, the main divestments were the Storage segment and a partial interest in the Phoenix Natural Gas distribution business.

Please see information regarding certain forward-looking statements on page 130 of this report.

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BG GROUP PLC 2002	7

BUSINESS REVIEW

A number of assets, principally Transco, were demerged to Lattice Group in October 2000. The sale of our interest in Dynegy Inc. was the main disposal in 2000.

BUSINESS SEGMENTS

Exploration and Production (E&P)
This segment comprises exploration, development, production and marketing of hydrocarbons with a focus on gas.

•	2002 production performance: 373 000 boed – an increase of 25% on 2001

•	2003 production target: 440 000 boed

•	2006 production target: 530 000 boed

The chart above shows that, during the period from 2000 to 2002, approximately 70% of our E&P production was gas.

External benchmarking studies, based on 2001 data, showed BG as a top quartile performer in three year average finding and development costs, annual unit operating costs and reserve replacement. Our goal is to maintain this top quartile performance and we will continue to use benchmarking studies to monitor our performance relative to our peers.

E&P’s worldwide finding and development costs (including the acquisition of unproved properties) were $3.20 per boe in 2002, based upon changes in proved reserves excluding purchases, sales and production. Over the last three years, worldwide finding and development costs averaged $3.22 per boe. The annual unit operating costs in 2002 increased slightly from 2001’s $2.96 per boe to $3.12 per boe, reflecting the impact of oil price related service costs and an increase in tariff costs, predominantly because of transportation and processing fees on production from the Jade and Blake fields (which began production in February 2002 and June 2001 respectively).

Our 2003 E&P cost targets are $3.20 per boe for finding and development costs, and $2.75 per boe for operating expenditure. Both these targets assume normalised oil prices as set out in the Risk Factors section on pages 32 and 33. The operating cost target was revised in November 2002 from the $2.40 per boe set in 1999 primarily to reflect the higher royalty and tariff costs associated with our subsequent Bolivian and Indian acquisitions and changes to our production mix. The change in mix is principally due to greater than originally planned volumes from the UK which, although a strong contributor to profits, is a higher unit cost area.

E&P HIGHLIGHTS 2002
>	E&P volume up 25%
>	Unit finding and development costs of $3.20 per boe
>	Proved reserves replacement ratio of 433%
>	72% exploration and appraisal success rate
>	Proved reserves of 1 919 mmboe, up 31%
>	Proved and probable reserves of 4 623 mmboe, up 11%
>	NCMA commenced production in Trinidad

KEY E&P ASSETS OPERATING IN 2002
Armada	United Kingdom
Blake Area	United Kingdom
Bongkot	Thailand
CATS	United Kingdom
Dolphin	Trinidad and Tobago
Easington Catchment Area	United Kingdom
Elgin/Franklin	United Kingdom
Everest	United Kingdom
J-Block Area	United Kingdom
Karachaganak	Kazakhstan
Lomond	United Kingdom
Miskar	Tunisia
NCMA	Trinidad and Tobago
Panna/Mukta and Tapti	India
Rosetta	Egypt

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LNG HIGHLIGHTS 2002

>	New LNG importation capacity service at Lake Charles, USA

>	Atlantic LNG (ALNG) Train 2 production commenced

>	Egyptian LNG (ELNG) Train 1 Sale and Purchase Agreement signed and construction commenced

>	ALNG Train 4 FEED completed

>	Early works started on ALNG Train 4 and ELNG Train 2

>	Approval received to construct Brindisi LNG importation terminal in Italy

KEY LNG ASSETS OPERATING IN 2002

	Atlantic LNG Trains 1 and 2	Trinidad and Tobago

	LNG vessels	Various

	Lake Charles	USA

In 2002, proved reserves increased by 31% to 1 919 mmboe from 1 466 mmboe in 2001, after production of 136 mmboe, acquisition of 111 mmboe and disposal of 26 mmboe.

Proved reserves upgrades from existing fields and from projects that received sanction during the year accounted for 504 mmboe. The principal fields that contributed to these reserves were in Egypt, Kazakhstan and the UK.

The industry-leading proved reserves replacement ratio in 2002 was 433% (264% in 2001). Over the last three years, BG’s proved reserves replacement ratio averaged 333%.

The chart above shows the proved and probable reserves for the last three years. Year end proved and probable reserves increased in 2002 by 11% to 4 623 mmboe from 4 149 mmboe in 2001. The principal increases came from fields in Egypt, Kazakhstan and India.

During 2002, the key assets to start production were the Hibiscus field within the North Coast Marine Area (NCMA) development in Trinidad, Jade and the second phase of the Easington Catchment Area (ECA) fields in the UKCS.

Twenty-five exploration and appraisal (E&A) wells were completed during 2002, 18 of which were successful, resulting in a 72% success ratio. When considered along with our performance in 2001 (71%) and 2000 (100%), this demonstrates a consistently strong level of achievement.

Between 1998 and 2002, BG has achieved a 71% annual average success rate in exploration and appraisal wells. This success flows from our technical expertise and an active portfolio management system, which aims to ensure that only those projects of the highest quality receive funding.

The principal exploration successes were the Kalamkas discovery in the Caspian Sea, the Solar discovery in Egypt’s West Delta Deep Marine Concession (WDDM) and the Panda discovery offshore Italy.

Appraisal operations were completed on the Buzzard oil field in the northern North Sea, one of the largest oil discoveries in the UK North Sea in the last ten years. During the year, activities continued on the appraisal of the Sapphire and Sienna fields in Egypt and on the Kashagan field in the Caspian Sea.

Liquefied Natural Gas (LNG)
This segment combines the development and use of LNG import and export facilities with the purchase, shipment and sale of LNG and regasified natural gas.

•	2002 production performance: 1.1 mtpa – an increase of 38% on 2001

•	2003 production target: 2.3 mtpa

•	2006 production target: 6 mtpa

Our 2003 target was revised from 1.9 mtpa in November 2002 to reflect both increased equity from that assumed when our target was set in 1999 and from improved operational performance

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BG GROUP PLC 2002	9

BUSINESS REVIEW

at Atlantic LNG (ALNG) in Trinidad and Tobago.

Our experience of the LNG export sector, gained from the ALNG export project, gives BG a strong position in the fast-track development and operation of LNG export facilities. During 2002, ALNG Train 2 came into operation, while construction continued on ALNG Train 3 and began on ELNG Train 1.

The skills that enabled the rapid commercialisation of ALNG Trains 1, 2 and 3, together with ELNG Train 1, are now being applied to ALNG Train 4 and ELNG Train 2. First production from ELNG Trains 1 and 2 is anticipated in the third quarter of 2005 and mid-2006 respectively. First production from ALNG Train 4 is expected in 2006 and, in Indonesia, first production from the new Tangguh LNG export project is due in 2007.

We also seek to deliver our equity gas reserves and those of others to attractive markets. In the USA, BG LNG Services, LLC, has contracted for all the uncommitted capacity service, including that of the forthcoming expansion at the Lake Charles importation terminal, for 22 years from 1 January 2002. During 2002, we used this capacity service to process 44 LNG cargoes into this key market.

BG has plans for new LNG importation terminals. In Italy, we are developing a new terminal at Brindisi, one of the four cornerstones of our Atlantic Basin LNG strategy, and in India we are pursuing a new LNG importation project at the port of Pipavav in Gujarat State.

As well as owning two LNG vessels which are committed on a long-term basis to a third party, we currently have long-term charters over four additional vessels. One is currently being used to deliver ALNG Train 2 volumes to the USA and the other three are either sub-chartered on variable term contracts or used to transport LNG for BG’s account. We also entered into two short-term charters in 2002.

To add to its fleet, BG has agreed to a long-term charter for a new LNG vessel from the second half of 2003. In addition, we have agreed to a sale and lease-back arrangement for the new 138 000 cubic metre LNG vessel ordered in 2001, which is due to enter service in the second quarter of 2004. We have also secured options for the purchase of further new LNG vessels which, if exercised, would provide for the delivery of up to five additional vessels between late 2005 and 2006. BG released the option for a sixth vessel in early 2003.

Transmission and Distribution (T&D)
This segment comprises the development, ownership and operation of major gas pipelines and distribution networks, and the supply of gas through these to the end customer.

•	2002 throughput performance: 11.0 bcma – an increase of 4% on 2001

•	2003 throughput target: 11.7 bcma

•	2006 throughput target: 14.0 bcma

The 2003 and 2006 T&D throughput targets were revised in November 2002.

T&D HIGHLIGHTS 2002

>	Distribution assets supply gas to 2.7 million consumers worldwide

>	Added over 1 400 km of new gas distribution network

>	Comgas volume increased 31%

KEY T&D ASSETS OPERATING IN 2002

Bolivia-
Brazil pipeline	Bolivia/Brazil

Comgas	Brazil

Gujarat Gas	India

Interconnector	United Kingdom

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10	BG GROUP PLC 2002

BUSINESS REVIEW

POWER HIGHLIGHTS 2002

>	2.5 GW power capacity target for 2003 achieved in 2002

>	San Lorenzo entered commercial operations

>	New 2006 capacity target of 2.7 GW

KEY POWER ASSETS OPERATING
IN 2002

Premier Power
(Ballylumford)	United Kingdom

Seabank Power
Phases 1 and 2	United Kingdom

San Lorenzo	Philippines

Santa Rita	Philippines

The revision principally reflected the adverse economic conditions in Argentina and the effects in Brazil of the slower than anticipated development of a thermal power market and higher than anticipated supplies of high sulphur fuel oil, which competes in some market segments with natural gas. Despite this, Comgas, Brazil’s largest distribution company, in which BG has a 60.05% interest, grew its annual volume by 31%.

Good performance was achieved in a number of our smaller distribution assets.

Most of our T&D assets have penetrated only part of their potential natural gas markets. In the future, we intend to focus upon returns from these assets through continued operational excellence and expansion.

An agreement in December 2002 with Petrobras extended our capability to deliver our Bolivian gas to Comgas until 2011. BG is the only company, other than Petrobras, to achieve this level of integration.

Power
This segment comprises the development, ownership and operation of natural gas-fired power generation plants.

•	2002 power capacity: 2.5 GW – an increase of 9% on 2001

•	2003 power capacity target: 2.5 GW

•	2006 power capacity target: 2.7 GW

We have already reached our 2003 power capacity target with the start of operations at the San Lorenzo power station in the Philippines, and based upon progress towards developing the Barca power project in Tunisia, we have added a 2006 target (see chart above).

This segment is a strong and reliable contributor to BG’s profits and offers attractive rates of return.

All our power stations are gas-fired and have long-term Power Purchase Agreements, under which payment is based largely on availability, not the actual level of output.

With the anticipated replacement in the second quarter of 2003 of 600 MW of existing capacity with CCGT at Ballylumford, in excess of 80% of our capacity will be highly efficient CCGT units.

New Business
We are currently developing new businesses in three market areas which exploit synergies with our existing activities. Our aim is to grow these into profitable businesses which complement our core businesses.

Natural Gas Vehicles: Iqara Gas Natural, a BG subsidiary, provides compression services to the natural gas vehicle (NGV) market in São Paulo, Brazil. In India, both Gujarat Gas and Mahanagar Gas have Compressed Natural Gas stations serving the NGV market.

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BG GROUP PLC 2002	11

OPERATING RESULTS
The table below shows the turnover and total operating profit/(loss) excluding exceptional items for BG’s continuing operations(a)(d)

		GROUP TURNOVER (b)		TOTAL OPERATING PROFIT/(LOSS) (c)

	2002 £m	2001 £m	2000 £m	2002 £m	2001 £m	2000 £m

Exploration and Production	1 555	1 283	1 188	731	606	513

Liquefied Natural Gas	309	81	31	8	29	25

Transmission and Distribution	541	834	766	50	119	78

Power Generation	189	192	183	124	104	102

Storage(e)	–	75	77	–	21	3

Other activities	66	90	54	(25)	(46)	(33)

Less: intra-group sales	(50)	(47)	(27)

	2 610	2 508	2 272	888	833	688

Geographical analysis

UK	1 310	1 246	1 069	565	489	297

Americas	793	786	725	56	113	107

Rest of world	507	476	478	267	231	284

	2 610	2 508	2 272	888	833	688

(a)	For information on exceptional items, see note 5, page 90.
(b)	Gas trading activity within the Exploration and Production segment has been re-presented on a net basis, see note 1, page 81.
(c)	Total operating profit/(loss) includes BG’s share of operating profits less losses in joint ventures and associated undertakings.
(d)	For information regarding discontinued operations, see the five year summaries on page 122.
(e)	In November 2001, BG disposed of the assets comprising the Storage segment.

Domestic Combined Heat and Power (DCHP): BG is developing combined heat and power generators for use in domestic and small commercial premises. In January 2002, agreement was reached between MicroGen, BG’s DCHP business, and Rinnai of Japan, a leading boiler and water heater manufacturer, to finalise development of MicroGen units. A product launch in the UK is scheduled for 2004. Telecommunications Networks: During 2002, we increased the customer base of Iqara Broadband, our telecommunications subsidiary in India, to around 6 000 customers in Surat and the neighbouring city of Vadodara in Gujarat State. We are looking at other opportunities and are currently launching similar businesses in Mumbai and elsewhere in Gujarat State, with the first customers in both regions signed up in early 2003. We will also be launching a telecommunications network service in São Paulo, in 2003.

CAPITAL INVESTMENT
Major E&P projects incurring capital investment in 2002 included the acquisition of assets in India, additional equity in the Kashagan field, continued progress on Phase 2 of Karachaganak and the WDDM, NCMA, and ECA fields. Within the other business segments, expenditure was incurred mainly on the ALNG expansion, Comgas’ transmission and distribution networks and the Premier Power CCGT plant. Total capital investment in the year was £1.5 billion.

Our capital investment for 2003 is expected to be about £0.8 billion. Anticipated major projects include: continued development of Karachaganak, WDDM, the ALNG and ELNG projects and the Comgas network.

Despite the planned £5.6 billion investment between 1999 and 2003, gearing is expected to remain below 25%.

Key risks and assumptions
The key risks and assumptions surrounding the 2003 and 2006 targets are set out in the Risk Factors section on pages 32 and 33.

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12	BG GROUP PLC 2002

COUNTRY REVIEWS

page 14

WESTERN EUROPE

BG has interests in over 30 UK Continental Shelf fields and is involved in UK downstream activities.

page 18

NORTH AMERICA

BG imports gas into the USA through its capacity service at the LNG importation terminal at Lake Charles, USA.

page 17

THE CARIBBEAN

BG has operated in Trinidad and Tobago since 1989.

page 18

SOUTH AMERICA

BG is active in Argentina, Bolivia, Brazil and Uruguay.

BG GROUP OPERATES ACROSS THE WHOLE OF THE GAS CHAIN FROM EXPLORATION AND PRODUCTION, THROUGH TO DISTRIBUTION TO THE FINAL CONSUMER.

LNG

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BG GROUP PLC 2002	13

page 20

MEDITERRANEAN BASIN

BG has interests in Egypt, Israel and Areas of Palestinian Authority, Italy, Spain and Tunisia.

page 23

CENTRAL ASIA

page 24

SOUTH ASIA

BG is continuing to develop its upstream activities in India.

page 25

ASIA PACIFIC

BG has interests in Indonesia, Malaysia, the Philippines, Singapore and Thailand.

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14	BG GROUP PLC 2002

BG HAS ACTIVITIES IN SOME 20 COUNTRIES ACROSS FIVE CONTINENTS. OUR SIX CORE GEOGRAPHIC AREAS ARE UK, TRINIDAD AND TOBAGO, THE SOUTHERN CONE OF SOUTH AMERICA, EGYPT, KAZAKHSTAN AND INDIA. IN ADDITION, WE HAVE ACTIVITIES IN NORTH AMERICA, THE ASIA PACIFIC REGION AND OTHER PARTS OF THE MEDITERRANEAN BASIN.

COUNTRY REVIEWS

UNITED KINGDOM – CORE AREA
In the upstream segment, we have a major exploration and production business on the UKCS with interests in more than 30 fields. We sell our UKCS gas on a wholesale basis, under both long- and short-term contracts, and are currently producing approximately 8% of the UK’s total gas supply.

Our downstream businesses include power generation, an equity interest in the UK-Continent Interconnector pipeline and participation in Northern Ireland’s natural gas industry. Our Storage segment and related assets were sold in November 2001.

Upstream
BG-operated fields on the UKCS include the Armada complex and the South West Seymour field in the central North Sea, the Blake Area in the Outer Moray Firth and some of the Easington Catchment Area (ECA) fields in the southern North Sea. We also hold a majority interest in the Central Area Transmission System (CATS) offshore pipeline, plus interests in a number of non-operated fields.

In May 2002, BG and BP signed what is believed to be one of the largest asset exchanges in the recent history of the UK North Sea, significantly consolidating our asset base, particularly in the Moray Firth. Under the terms of the deal, we acquired BP’s interest in the Atlantic and Glenelg discoveries, increased our stake in the Neptune and Elgin/Franklin fields and associated infrastructure, and acquired interests in three exploration blocks in exchange for various BG interests including the Brae Area fields and £21.5 million in cash.

We continued to rationalise our UK portfolio by disposing of our 60% equity in the southern North Sea block 47/15b, containing the Rose gas discovery. It was sold for £7.32 million and in addition we acquired a further 1.5% interest in the BG-operated Armada complex, increasing our total Armada equity to 46.77%. Completion of this transaction is expected in the first quarter of 2003.

Armada and South West Seymour
We have a 46.77% interest in, and are the operator of, the Armada fields (Fleming, Drake and Hawkins) which cover over 57 sq km and span five exploration blocks. The estimated original gross reserves were 1.2 tcf and 62 mmbbl of condensate and natural gas liquids. First gas was produced in October 1997. A Phase 2 drilling programme, designed to extend the field’s plateau and increase its life to 2010, began in December 2001 and the three well programme is now complete. Gas is exported via the CATS pipeline to Teesside and liquids are transported through the Forties pipeline system to Cruden Bay. Following the expiry of our field-dedicated gas sales contracts in September 2002, our equity gas from Armada is now sold on medium- or short-term contracts or on the spot market.

BG also operates the South West Seymour field (BG 57%), which lies to the east of the Armada fields. The field was discovered in October 2002 and was drilled following the Armada Phase 2 drilling programme, benefiting from logistical and operational synergies to deliver the project on time and under budget. First production from South West Seymour is scheduled for March 2003 following minor modifications to the Armada platform to accommodate the additional production. Our equity gas and liquids from the field will be sold on a similar basis to our Armada production.

Blake Area
BG operates the Blake Area (BG 44%). The first phase, focusing on the Blake Channel development, comprises a sub-sea tie-back to the adjacent Ross field infrastructure. First oil production from the Blake Channel commenced in June 2001, just 18 months after project sanction and approximately 10% under budget. Estimated original gross reserves were 70 mmboe. In November 2002, we received DTI approval to develop Blake Flank, an extension of the Blake Channel. Estimated original gross reserves are 20 mmboe, and first oil production from Blake Flank is targeted for the third quarter of 2003.

ECA Phase 1 and Juno
The BG-operated Neptune and Mercury gas fields in the southern North Sea have been in production since December 1999, having been developed as the first phase

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DRILLING ACTIVITIES	BG GROUP PLC 2002	15
CONTINUED IN THE NORTH
SEA DURING 2002 (LEFT).

COUNTRY REVIEWS

of the ECA project and exporting production via BP’s Cleeton/Dimlington system. As part of our asset exchange with BP, we acquired an additional 18% interest in Neptune, giving us an increased holding of 79%. Our share of Mercury remains at 73.33%.

ECA Phase 2, the Juno project, consists of the BG-operated Minerva and Apollo gas fields (BG 65%) and the BP-operated Wollaston and Whittle gas fields (BG 30.77%). First gas from Juno was achieved on 31 December 2002 with the flow of gas from the Whittle field. The Wollaston and Minerva fields came on-stream in the following week, and first gas from the Apollo field is expected in April 2003. The BG-operated Artemis gas discovery is currently being evaluated.

In the UKCS 20th Licensing Round in 2002, BG was awarded a licence for block 47/3h (BG-operated, 65%) adjacent to the Juno development in the southern North Sea.

Everest and Lomond
Production from the Everest and Lomond fields in the central North Sea (BG holds interests of 57.79% and 61.11% respectively) started in May 1993. Estimated original gross reserves were 320 mmboe. Gas from these fields is exported via the CATS pipeline, with the majority sold to Teesside Power Limited under a long-term sales contract. Produced liquids are transported through the Forties pipeline system.

J-Block Area
BG holds a 30.50% interest in the Judy and Joanne fields which commenced production in 1996. During 2002, a three well drilling programme was successful in proving additional reserves and increasing the fields’ production rates. Gas from the J-Block Area is transported via the CATS pipeline and liquids are transported via the Norpipe system to Teesside.

We also hold a 35% interest in the high pressure/high temperature Jade gas condensate field which commenced production in February 2002. A four well development programme was completed on the field in 2002 and during the drilling programme the Jade Deep discovery was made in an underlying reservoir. It has been developed with the fourth Jade development well. Oil and gas from the Jade field flows to the nearby Judy platform for processing and onward export. In the third quarter of 2002 the Jade field reached its expected plateau rate and the overall production rate from the J-Block Area fields has now reached a peak of over 450 mmscfd of gas and 70 000 bopd.

Elgin/Franklin
BG increased its interest in the Elgin/Franklin fields to 14.11% during 2002 as part of the asset exchange with BP (see page 14). These high pressure/high temperature gas condensate fields began production in 2001 with estimated original gross reserves of 711 mmboe.

Elgin/Franklin gas is exported, via the Shearwater Elgin Area (SEAL) pipeline (BG 7.86%) to onshore gas processing facilities at Bacton in Norfolk. Fourteen Elgin/Franklin wells have been drilled and a gross peak production rate of over 150 000 barrels of condensate per day and 550 mmscfd of gas has been achieved.

As part of the BP asset exchange, we also acquired an interest in the Glenelg field, a potential Elgin/Franklin satellite, by acquiring BP’s 14.70% interest in Blocks 29/4d and 29/4f.

Buzzard
The Buzzard oil discovery was announced in June 2001. The discovery was made in an area covered by two adjacent licences. In one we hold a 19.99% interest and in the other a 29.41% interest. A six well appraisal programme was completed in June 2002 and recoverable reserves are estimated to be in excess of 400 mmboe, making it one of the largest oil discoveries in the UK North Sea in the past ten years. A new 3D seismic survey was completed in August 2002, and development planning is under way with sanction anticipated by mid-2003.

Atlantic and Cromarty
As part of the asset exchange with BP (see page 14), BG acquired a 75% stake in, and operatorship of, the Atlantic gas discovery in the Outer Moray Firth. It is expected to be developed together with the adjacent Cromarty gas discovery (BG 10%). Pre-sanction study work is continuing, examining the best options

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16	BG GROUP PLC 2002

BLEO HOLM FLOATING PRODUCTION, STORAGE AND OFFLOADING VESSEL, UK (BELOW).
HIBISCUS PRODUCTION PLATFORM, NCMA (RIGHT), AND ATLANTIC LNG TRAINS 1, 2 AND 3, TRINIDAD AND TOBAGO (FAR RIGHT).

COUNTRY REVIEWS

for developing the fields. Depending on the option chosen, first production is expected to start in late 2005 or 2006. Through the BP asset exchange we also acquired operatorship and a 41.67% equity in two adjacent blocks (14/26b and 14/27a) which have the potential for further gas discoveries that could be tied back to the Atlantic field.

Central Area Transmission System (CATS)
We have a 51.18% interest in the CATS pipeline that transports gas from the Everest, Lomond, Andrew, Armada, Judy, Joanne, Jade, Erskine and Banff fields, and the fields in the Eastern Trough Area Project (ETAP) to Teesside. The 404 km long, 36" diameter pipe has an approximate peak gas capacity of 1 700 mmscfd. Onshore, CATS consists of two plants providing processing facilities to the Armada, Everest, Lomond, Erskine, ETAP and Banff fields. The first plant became operational in 1997 and the second came on-stream in 1998.

SEAL and SILK
BG has a 7.86% interest in the Shearwater Elgin Area pipeline (SEAL) which was completed in 2000 to export gas to Bacton from the Elgin/Franklin and Shearwater fields. Our interest was increased from 6.88% as part of the BP asset exchange. This pipeline began exporting gas from the Elgin field in May 2001. We also have a 15.98% interest in the SEAL Interconnector Link (SILK) pipeline that provides direct access from SEAL into the UK-Continent Interconnector pipeline.

Downstream
BG has a 25% interest in Interconnector (UK) Limited, the company that owns the interconnector pipeline linking the UK and Continental European gas transmission systems. The pipeline first became operational in October 1998 and can transport up to 20 bcm per year of gas from Bacton in the UK to Zeebrugge in Belgium, and 8.5 bcm per year in the opposite direction. BG and some of the other partners have committed to increase the reverse flow capacity to 16.5 bcm per year with effect from December 2005. Although the majority of our capacity has been sublet on medium- and long-term contracts, we retain some capacity for shorter-term sales of both capacity and gas. This allows us to market capacity and gas in the UK and Continental Europe, particularly at emerging hubs such as Zeebrugge.

Premier Transmission Limited (BG 50%) owns and operates the Scotland to Northern Ireland pipeline (SNIP) and was granted a 35 year minimum term licence to transport gas to Northern Ireland in 1996. The pipeline first came into operation in October 1996 and the maximum daily pipeline capacity is currently 8 mmcmd.

BG has a 51% stake in Phoenix Natural Gas Limited (Phoenix), the only natural gas distributor in Northern Ireland. Phoenix was awarded a licence in September 1996, granting it 20 years’ exclusivity for the transportation of gas in the licence area and exclusive rights of supply for eight years to small customers. As at 31 December 2002, Phoenix had approximately 45 000 domestic customers and 5 000 industrial and commercial customers in the Greater Belfast area.

Premier Power Limited (BG 100%) owns and operates the 1 067 MW Ballylumford power station that underpinned the development of the SNIP. A new 600 MW combined cycle gas turbine (CCGT) power plant is expected to commence full commercial operations in the second quarter of 2003. This new plant will replace some of the existing ageing and less efficient generating capacity at Ballylumford. Currently, 833 MW of the full 1 067 MW capacity is generating power, with some older capacity available either as back-up or for when additional markets are developed.

The 1 130 MW Seabank CCGT power station near Bristol is owned and operated by Seabank Power Limited, a 50:50 joint venture between BG and Scottish and Southern Energy. Phase 1 of Seabank (750 MW) entered full commercial operation in March 2000 and Phase 2 (380 MW) in January 2001. With an initial gross efficiency of over 57% compared with about 35% efficiency for conventional coal- or oil-fired generation, Seabank is one of the UK’s most efficient power stations. BG sells its UKCS gas on a wholesale basis at the entry to the UK’s National Transmission System (NTS) and ships gas through the NTS to sell at the National Balancing Point under long-,

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BG GROUP PLC 2002	17

medium- and short-term contracts with approximately 30% of our UK 2002 production sold on a day-to-day basis into the spot market. Our UK gas marketing activity is specifically focused on obtaining best value for our upstream production, and we further optimise our portfolio through the use of rented storage.

FAROE ISLANDS
BG has a 39.96% interest in the Faroes Partnership, which drilled its first offshore well, close to the boundary with the UK, in November 2001. We chose not to participate in the well beyond commitment depth for technical reasons. In 2002, a well was drilled on the adjacent UK P1029 licence (BG 23.60%) to appraise the Faroes well. New 3D seismic data was acquired in 2002 and, together with the well results, will be evaluated to enable future drilling decisions to be made.

TRINIDAD AND TOBAGO – CORE AREA
We have been operating in Trinidad and Tobago since 1989 and we continue to build on our position as a major gas player by developing and producing gas reserves off the east and north coasts for sale in local markets and for LNG exports.

East Coast Marine Area (ECMA)
The BG-operated Dolphin gas field (BG 50%) started production in March 1996. The platform is 52 miles off the east coast of Trinidad in Block 6(b). Original gross reserves are estimated at 2.6 tcf.

The Dolphin field is contracted to supply up to 275 mmscfd of gas to the National Gas Company of Trinidad and Tobago under a 20 year supply contract.

In 2002, BG and partner ChevronTexaco received approval from the Ministry of Energy and Energy Industries for the development of the Dolphin Deep and Starfish fields in adjacent Block 5(a) and Block E. We have a 50% interest in both blocks. Reserves from these discoveries are to be produced through the upgraded Dolphin facilities via sub-sea completions and pipelines to supply gas to Atlantic LNG (ALNG). These completions are expected to be the deepest sub-sea developments in Trinidad and Tobago waters to date.

ECMA is scheduled to supply 80 mmscfd to ALNG Train 3 from mid-2005.

In April 2002, BG and partners signed a PSC with the Government of Trinidad and Tobago for Block 3(a). The 614 sq km block is 40 km off the east coast of Trinidad in water depths of 100-300 feet. The block (BG 30%) is adjacent to Block 2(c), where BHP and partners have recently made significant gas and oil discoveries.

Under the Block 3(a) PSC terms, BG and partners have agreed to acquire 300 sq km of 3D seismic data and embark on a six well exploratory drilling programme.

North Coast Marine Area (NCMA)
We have a 45.88% interest in the NCMA Unit Area, which is 40 km off the north coast of Trinidad. The NCMA production area includes three gas fields, Hibiscus, Poinsettia and Chaconia, with aggregated estimated original gross reserves of 2.4 tcf.

These three fields are being developed in up to four phases to supply gas to ALNG.

The Hibiscus production and drilling platform, currently the tallest and heaviest in Trinidad and Tobago, was successfully installed in September 2001. The 107 km, 24" pipeline from NCMA to ALNG has a capacity of 400 mmscfd.

NCMA is contracted to supply 240 mmscfd to ALNG Train 2 for 20 years, 125 mmscfd to ALNG Train 3 for two years and then 45 mmscfd for 18 years.

Development drilling operations began in late 2001 and seven Phase 1 and Phase 2 wells are scheduled to be completed on Hibiscus and Chaconia by the third quarter of 2003. Production began at the Hibiscus field in August 2002.

Phase 3 of the development involves the drilling of up to seven sub-sea wells, five on Poinsettia and one each on Hibiscus and Chaconia, with production scheduled to begin in 2009. A possible Phase 4 would involve the installation of compression facilities on the Hibiscus platform.

Atlantic LNG (ALNG)
The ALNG export facility is located at Point Fortin, on the south-west coast of Trinidad.

The first train of the ALNG liquefaction facility (BG 26%) came on-stream in 1999 and supplies markets in the USA, Spain and Puerto Rico.

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18	BG GROUP PLC 2002

LAKE CHARLES LNG IMPORTATION TERMINAL, LOUISIANA, USA (LEFT AND FAR LEFT).
BG IS THE OPERATOR OF THE LOS SURIS FIELD, BOLIVIA (RIGHT).

ALNG Train 2 began operation in August 2002 with initial cargoes taken to the Lake Charles importation terminal. ALNG Train 3 is under construction and is expected to commence operation in the second quarter of 2003. BG has a 32.50% interest in both Trains 2 and 3. The BG-operated NCMA fields will supply 50% of the gas for Train 2 and 25% of the initial gas for Train 3.

LNG to be produced from gas supplied by BG and our upstream partners to Trains 2 and 3 has been sold under long-term contracts for import into the Elba Island LNG terminal in Georgia, USA. These LNG deliveries will start in the second quarter of 2003.

Trains 1 and 2 have capacities of 3.1 mtpa and 3.4 mtpa respectively, whilst Train 3 will also have a capacity of 3.4 mtpa.

A FEED study for the construction of a fourth ALNG train, with a capacity of 5.2 mtpa, was completed in February 2002. Early construction work is under way prior to commencement of the EPC contract. Negotiations continue between ALNG shareholders and the Government of Trinidad and Tobago to sanction the project, and it is anticipated that Train 4 will begin operations in 2006. Total production at ALNG would, as a consequence, rise to over 15 mtpa.

USA
In 2002, the first year of LNG operations in the USA, our subsidiary BG LNG

Services, LLC, received and processed 44 LNG cargoes through the Lake Charles LNG importation terminal in Louisiana. We have established a downstream marketing group based in Houston that optimises our LNG sales position and in 2002 we purchased and processed LNG from a wide range of sources including Qatar, Oman, Algeria and Nigeria in addition to the initial volumes from ALNG Train 2 in Trinidad and Tobago.

BG has a service agreement to utilise the available capacity at the Lake Charles terminal for 22 years from 1 January 2002. The terminal is well located for access to 15 major inter-state natural gas pipelines and currently has the capacity to receive, store, vaporise and deliver an average daily send-out of 630 mmscfd of gas, with a total storage capacity of 6.3 bcf. We can also utilise the terminal peaking capacity service and achieved a peak send-out rate in excess of 950 mmscfd in 2002. From 2006, the capacity is planned to expand to an average daily send-out of 1 200 mmscfd with total storage capacity of 9 bcf.

The Terminalling Service Agreement provides for BG LNG Services, LLC, to utilise approximately 80% of the capacity service of the Lake Charles terminal from 1 January 2002 to 31 August 2005, whilst the remaining capacity is committed to a third party. From 1 September 2005, BG will have the right to 100% of the capacity service, including the planned expansion.

SOUTHERN CONE OF SOUTH AMERICA – CORE AREA
BG has a significant position throughout the gas chain in the natural gas market in South America’s Southern Cone. Although this has been a difficult year in macroeconomic terms, we remain active in Argentina, Bolivia, Brazil and Uruguay and participate in two major gas distribution businesses in the region: Companhia de Gas de São Paulo (Comgas) in São Paulo, and MetroGAS S.A. (MetroGAS) in Buenos Aires, the largest gas distribution companies in Brazil and Argentina respectively. Both Comgas and MetroGAS are regulated entities. BG is also pursuing new business ventures in the region, including telecommunications opportunities in the São Paulo region and providing compression services to the natural gas vehicle market in São Paulo.

ARGENTINA
BG has been active in the Argentine energy market for more than a decade, holding a diversified portfolio of upstream and downstream assets. In the upstream segment, we previously held a number of exploration blocks, the last of which was relinquished towards the end of 2002. Our most significant asset in Argentina is MetroGAS in which we have a 45.11% stake. Inevitably, Argentina’s deteriorating economic and regulatory environment has had a negative impact on MetroGAS. The Argentine Government has imposed a number of economic and political measures (as described below) which may restrict BG’s ability to exercise

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BG GROUP PLC 2002	19

COUNTRY REVIEWS

its control over MetroGAS and management is monitoring this situation closely.

MetroGAS sales were £134 million in 2002 compared to £470 million in 2001 and £485 million in 2000. The decrease was mainly because of the dramatic devaluation of the Argentine Peso and the pesification of tariffs (the translation of prices then fixed in US$ into pesos at a 1:1 exchange rate). Volumes delivered decreased by 11.3% in 2002, mainly due to the economic recession and higher hydroelectricity availability leading to the displacement of gas-fired power demand.

MetroGAS is regulated by the Argentine national gas regulatory body ENARGAS, and was granted a licence in 1992 for 35 years, extendable for a further ten years. MetroGAS has exclusive gas distribution and supply rights in its licence area for customers consuming less than a certain volume of gas and can pass through to customers the price of purchased gas and transportation services. Its distribution margin is also regulated by ENARGAS. In January 2002, MetroGAS’s tariffs were pesified and the US Producer Price Index mechanism was abolished.

Also in January 2002, the Government of Argentina issued the Public Emergency and Exchange Regime Reform Law in response to the economic crisis. This resulted in profound changes to previously existing economic relationships. All aspects of the Argentine financial crisis, including the pesification and freezing of tariffs, the amendment of the Convertibility Law, the massive devaluation, the political environment and the demise of the banking system, have contributed to the deterioration of the financial and operating health of all Argentine public service companies, including MetroGAS. During 2002, all licensed public service providers entered into a re-negotiation process with the government that should result in new terms for such licences and concessions. On 25 March 2002, MetroGAS announced that it had suspended principal and interest payments on all its financial indebtedness. Despite this, MetroGAS made some partial interest payments to all financial creditors on a pro-rata basis during 2002 (see page 45 for further details). To mitigate the impact of the crisis on MetroGAS’ cash position, MetroGAS has also reduced its capital investment programme to a level that is consistent with maintaining business continuity, safe operations and the quality of gas supplies, and with meeting the Argentine Basic Licence Rules.

BOLIVIA
With estimated equity gas reserves in excess of four tcf, BG is the second largest holder of reserves in Bolivia, including eight large exploration/exploitation blocks. We hold equity in Itau and Margarita, two of the largest discovered gas fields in the country, and have been producing from our 100% owned and operated fields in the Los Suris and La Vertiente licences since their purchase in December 1999.

Our activities in Bolivia, combined with our interests in the Bolivia-Brazil pipeline and Comgas, establish a platform from which we can supply gas into the Brazilian market. In December 2002, we announced that we had extended our existing gas sales agreement with Comgas with a contract to supply up to 0.65 mmcmd of our equity gas during the period 2003 to 2011.

We have a 37.50% equity interest in the Margarita gas condensate field. Initial production is planned for mid-2004, with gas supplied to the Brazilian market through the existing YPFB-Petrobras gas sales contract. Future gas production is planned to be sold to the west coast of North America via the Pacific LNG consortium, comprising the partners in the Margarita field. This would involve transporting gas across the Andes for processing at an LNG plant on the Pacific coast and onward export to Mexico for regasification, and from there to the USA. The Bolivian Government is currently assessing the gas export route to the coast.

Recent pressure measurements prove that the Itau (BG 25%) and San Alberto fields are connected. BG, along with its partners in Itau, are continuing to lobby the Bolivian Government and the San Alberto field operator to establish a framework for unitisation or gas balancing.

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20	BG GROUP PLC 2002

COUNTRY REVIEWS

BG plans to drill the Mistol oil exploration well in 2003 on its 100% operated Block XX Tarija East.

BRAZIL
In addition to our controlling interest in Comgas, we own one third of BBPP Holdings Limited, which was selected by the Brazilian state energy company, Petrobras, as its partner in Transportadora Brasileira Gasoduto Bolivia Brasil S.A. (TBG). TBG developed the Bolivia-Brazil pipeline’s Brazilian section.

Comgas (BG 60.05%) continued to show volume growth in 2002, and the total sales increased to £293 million (£257 million in 2001; £195 million in 2000) despite the effect of the devaluation of the Brazilian Real. During the year, Comgas connected almost 33 000 new residential and commercial customers, 65 new industrial customers, 2 new co-generation and power generation stations, and 94 Natural Gas Vehicle stations. At the year end, Comgas had approximately 378 000 customers (345 000 in 2001; 329 000 in 2000).

Comgas’ concession area is the industrial heartland of Brazil, and in the São Paulo region natural gas represented 3.5% of the energy matrix in 2001 (2.6% in 2000). The Comgas concession is a 30 year franchise lasting to 2029, with the potential for an additional 20 years. The concession is regulated by Comissão de Serviços Públicos de Energia de Estado de São Paulo (CSPE), a São Paulo state regulatory body. Comgas has exclusivity throughout its concession area in gas transportation, and in gas supply to residential and commercial customers, for the length of the concession. Comgas can pass through to customers the price of purchased gas and transportation services. Its distribution margins are adjusted by CSPE according to an IGPM – X price cap methodology, where IGPM is a Brazilian inflation index and X is an efficiency factor. The methodology is subject to review every five years and Comgas is working with CSPE towards a final determination.

In transmission, we hold an 8.10% interest in the Bolivia-Brazil pipeline (BBP). Current pipeline capacity is 17 mmcmd and a total capacity of 30 mmcmd is scheduled for the second quarter of 2003. BG began using BBP capacity to sell its equity gas from Bolivia to Comgas in Brazil in September 2001, being the first Bolivian gas supplier other than Petrobras to supply the Brazilian market directly. In December 2002, BG and Petrobras signed an agreement to assign part of Petrobras’ firm capacity in the TBG portion of the BBP to BG. This is the first time such capacity has been assigned and has allowed us to extend our existing gas sales agreement with Comgas.

Under Brazilian regulations,TBG as operator of transportation pipelines is required to offer to third parties firm transportation capacity derived from the expansion of such pipelines through an open season process. In November 2001, BG made a formal Expression of Interest in taking new expansion transmission capacity in the TBG. However, the timetable for the open season process has been delayed because of the slowdown in investment in gas-fired power generation in Brazil.

In the upstream E&P sector, BG holds an interest in the BM-S-9, 10 and 11 blocks in the Santos Basin offshore São Paulo. At present, a large 3D seismic survey, which was completed in July 2002, is being interpreted. This work is planned to be completed in 2003, when the results can be fully assessed.

URUGUAY
BG has a 40% stake in, and is technical operator of, the Gasoducto Cruz del Sur (Southern Cross pipeline) consortium which, in 1999, was awarded the concession to construct and operate a gas transmission system linking markets in Uruguay with Argentina for the first time. First gas flowed through the cross-border pipeline in November 2002 and the pipeline supplies Montevideo and markets along its route. Through our holding in Dinarel S.A., BG has a 25.50% interest in Gas Link S.A., a 40 km gas pipeline connecting the Southern Cross pipeline with the Argentine transportation network, which was completed in April 2002.

EGYPT – CORE AREA
In 2002, we made significant progress towards development of upstream projects to supply gas to the domestic

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BG GROUP PLC 2002	21
COMGAS CONTINUES TO SHOW
BOTH CUSTOMER AND VOLUME
GROWTH, BRAZIL (LEFT).
EQUIPMENT FOR THE SUB-SEA
PRODUCTION IN THE SCARAB
SAFFRON FIELDS, EGYPT (RIGHT).

market and for export. Downstream, BG achieved several key milestones towards implementing the Egyptian LNG (ELNG) project with the conclusion of core agreements and the start of construction work.

Between 1997 and the end of 2001, we invested $440 million in our Egyptian operations and plan to invest a further $770 million between 2002 and 2006, primarily to realise gas export projects.

In 2002, our exploration programme in West Delta Deep Marine Concession (WDDM), in which we have a 50% interest, led to a new discovery in January on the Solar prospect. Two appraisal wells drilled in early 2002, Sapphire-4 and Sienna-2, confirmed sufficient reserves to underpin a two-train ELNG project. Since 1997, BG has drilled 24 exploration and appraisal wells in the Rosetta (BG 40%) and WDDM Concessions, 22 of which have been successful. This represents a 92% success rate overall and 100% in WDDM.

To maximise further the exploration potential of WDDM, we are reviewing the results from a 3D seismic survey covering approximately 1 200 sq km, which was conducted in August 2002.

Rosetta Concession
The BG-operated Rosetta field proved to be a flexible and reliable source of gas for the domestic market in 2002. The field, which started production in January 2001, has performed above expectations and has been able to produce above the DCQ during periods of high demand. During

2002, production averaged 243.2 mmscfd, with a peak rate of 335 mmscfd.

The second phase will be developed as an unmanned minimum facilities wellhead platform tied back to the existing Rosetta platform. The project is expected to enter FEED in March 2003 and sanction is anticipated by mid-2003 with first gas scheduled for the fourth quarter of 2005.

West Delta Deep Marine Concession (WDDM)
First gas production from the Scarab Saffron fields within WDDM is expected in March 2003. In December 2002, BG and its WDDM partners agreed revisions to the planned DCQ. The initial DCQ will be 440 mmscfd until the end of 2003. On 1 January 2004, the DCQ will rise to 586 mmscfd for one year and will rise again on 1 January 2005 to 626 mmscfd. On 1 January 2006, the DCQ will revert to 533 mmscfd unless three months have elapsed since the first shipment from ELNG, in which case, the DCQ will rise an additional 100 mmscfd to 633 mmscfd for a period of seven years. The Scarab Saffron fields are larger and in deeper water (in excess of 700 metres) than any other gas fields so far developed in Egypt and are the first to be developed using sub-sea technology. The eight Phase 1 development wells were completed on schedule in November 2002. The Scarab Saffron development has been designed to allow for the integration of the Simian Sienna fields to maximise synergies and reduce costs.

The Simian Sienna fields will supply the gas to ELNG Train 1. Like the Scarab Saffron project, they will use sub-sea completion technology but because of the greater distance from the shore, the project will utilise a shallow water controls platform to reduce controls system risks and maintain plant availability.The FEED for the development was completed in May 2002. Responses to the tender for the Engineering Procurement Installation and Commissioning contract were received in December 2002, with award expected in the first quarter of 2003. Offshore construction is likely to start in 2004, with production scheduled to commence in mid-2005.

In March 2002, the Egyptian People’s Assembly ratified amendments to the WDDM Concession Agreement to allow gas exports. BG and its partners are therefore the first, and currently the only, upstream players in Egypt with a definitive export agreement allowing the export of gas from a development within a concession area.

The amendments to the Agreement also introduced a floor and ceiling price to domestic gas sales. At Brent oil prices of below $10/bbl, the floor price payable for domestic gas is $1.50/mmbtu and a ceiling price of $2.65/mmbtu applies when Brent oil is above $20/bbl. This pricing arrangement was adopted simultaneously for the Rosetta Concession, and has been applied retrospectively from the start of Rosetta production in January 2001.

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22	BG GROUP PLC 2002
GROUND WORK COMMENCED
ON ELNG TRAIN 1, EGYPT (RIGHT).
THE MISKAR FIELD CURRENTLY
PROVIDES APPROXIMATELY 60%
OF TUNISIA’S DOMESTIC CURRENT
DEMAND (FAR RIGHT).

COUNTRY REVIEWS

Egyptian LNG (ELNG)
The ELNG project passed several key milestones in 2002. In October, the LNG Sale and Purchase Agreement was signed between BG, its WDDM partners and Gaz de France for the sale of the entire output of the 3.6 mtpa first train (BG 35.50%) to Gaz de France. This followed a Heads of Terms agreement in January. Train 1 is scheduled to start production during the third quarter of 2005. In parallel to the commercial framework, construction of Train 1 and the common facilities started with the early works programme in May 2002 and the full EPC contract with Bechtel was signed in September 2002. BG and its partners also made progress in securing project finance of $1.15 billion for the construction of Train 1 and common facilities with the announcement in January 2003 of the appointment of 12 international banks as International Mandated Lead Arrangers and the signing of an agreement with three Egyptian banks.

The Egyptian LNG Company (BG 35.50%) will own both the LNG site and common facilities, such as storage tanks and jetty. Separate companies will own the individual trains. The ownership of future train companies may differ from the shareholding of the Train 1 company (BG 35.50%). An operating company, in which BG has a 35.50% interest, will undertake operation of all trains.

Also in January 2003, BG and its partners authorised the start of the early works programme of the Train 2 EPC contract.

Train 2 is expected to start production in mid-2006, about nine months after the start-up of Train 1.

Nile Valley Gas Company (NVGC)
BG has a 37.50% interest in NVGC which holds a 25 year franchise to develop the gas market in Upper Egypt. NVGC has contracted more than 16 000 domestic customers and signed up a number of major industrial users, including cement manufacturers and glass factories. A review of options for the company is under way.

SPAIN
In 2002, BG was awarded seven exploration licences in the western Mediterranean, offshore Spain.

The Spanish Government awarded BG a total area of 6 500 sq km. BG holds 100% equity in all seven new licences and has committed to a £20 million exploration programme over the next three years.

A 2 500 sq km 3D seismic acquisition programme, the largest survey acquired in Spanish waters, was completed in July 2002. Exploration drilling is expected to begin towards the end of 2003.

Any gas discoveries could be developed for the Spanish domestic market.

TUNISIA
BG is the largest producer of gas in Tunisia, providing approximately 60% of the current domestic demand from the Miskar field. We are committed to further exploration activity in the country and to investing $450 million between 2000 and 2009 in various projects.

BG has a 100% interest and is operator of the Gulf of Gabes Miskar concession, which contains the Miskar field.

BG has a long-term gas sales contract with the Tunisian state electricity and gas company, Société Tunisienne de l’Electricité et du Gaz (STEG), which gives BG the right to supply over 230 mmscfd from Miskar.

Miskar gas is processed at the onshore Hannibal Terminal, 21 km south of Sfax. A further upgrade of the processing facilities is scheduled for completion in 2003.

We drilled three infill wells on the Miskar field in 2002 and have signed manufacturing and installation contracts for gas compression equipment to be installed on the Miskar platform. This equipment is expected to be operational in 2004.

BG is operator and joint permit holder with Enterprise Tunisienne d’Activités Pétroliéres (ETAP), the Tunisian state-owned petroleum company, of the Amilcar exploration permit, which includes the Hasdrubal gas condensate discovery.

We drilled our first well on this discovery in 1997 and, during 2002, drilled a further appraisal well, which confirmed the south-west extension of the Hasdrubal field and the presence of an oil rim. Studies are being conducted to evaluate the optimal development to recover this oil as well as the gas and condensate.

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BG GROUP PLC 2002	23

COUNTRY REVIEWS

Negotiations continue on the development of the Barca power station. An Environmental Impact Assessment has been approved by the Tunisian Government. The plant could commence operations in 2006 using unprocessed gas reserves from BG’s offshore interests, including Miskar, Hasdrubal and the Jugurtha field, which was discovered in 1982. An appraisal well is due to be completed on Jugurtha in March 2003.

ITALY
BG is developing a focused interest in the E&P, LNG and Power segments within the fast growing Italian gas market. BG’s upstream activities are concentrated in the Sicily Channel and the Po Valley in north-western Italy. In April 2002, we announced a gas discovery on the Panda prospect in the Sicily Channel, in which BG has a 37.50% interest. An appraisal programme began with a well, which started in December 2002, and a 3D seismic survey is planned for later in 2003.

A three year onshore exploration programme is expected to commence in the Po Valley in 2003, subject to the granting of environmental approvals. The first well is scheduled to be drilled on the high pressure/high temperature Cascina Favorita-1 prospect, located around 40 km to the south-west of Milan.

In November 2002, planning and environmental approval was granted for the construction and operation of a 6 mtpa LNG regasification facility at

Brindisi on the south-east coast of Italy. A Memorandum of Understanding (MoU) was signed in February 2003 with Enel, for the sale of 50% of the project. Two further MoUs have been signed to explore options for BG to supply LNG and gas to Enel. The 3 mtpa first phase is scheduled to be sanctioned by the end of 2003, with first imports into the Italian market expected to commence in 2007. Brindisi is strategically located to receive LNG from the Mediterranean Basin and the Gulf States.

BG is a 32% partner in Serene SpA, a joint venture company, which owns and operates approximately 400 MW of power and steam co-generation at five power stations adjacent to Fiat Auto factories.

ISRAEL AND AREAS OF PALESTINIAN AUTHORITY
BG’s involvement in the region’s emerging gas industry will increasingly focus on commercialisation opportunities, particularly for gas from our discoveries offshore Gaza.

Areas of Palestinian Authority
In the second half of 2000, BG discovered potentially commercial gas reserves at the Gaza Marine-1 and 2 wells. Future development is likely to be via sub-sea wells and a pipeline to an onshore processing terminal.

Exploration efforts are continuing within the Gaza Marine licence to maximise the potential of the existing discoveries. New 2D seismic, covering 375 sq km, was acquired in late 2002 over near-shore areas and is currently being processed. It is also planned to drill a further well in 2003.

Israel
Since early 2001, we have rationalised our exploration assets in Israel. We withdrew from four deep-water Gal C concessions in 2001 and in early 2002 sold our 35% interest in the offshore Med Ashdod licence. The Med Yavne lease was reduced in 2002 to an area of 52.3 sq km around gas discoveries made in 1999. It is currently proposed to drill a well on the Tamar prospect in 2003 in the Matan (Gal B concession) offshore exploration block. A decision on whether to drill or relinquish our interest in, and operatorship of, the Matan and Michal (Gal A concession) offshore exploration blocks will be taken in 2003.

We continue to negotiate for the sale of gas from offshore Gaza to major power and industrial users.

KAZAKHSTAN – CORE AREA
BG has been active in Kazakhstan for over a decade. We are joint operator of, and a 32.50% interest holder in, the giant Karachaganak gas condensate field in north-west Kazakhstan. We are also a partner in the North Caspian Sea Production Sharing Agreement (PSA), which includes the giant Kashagan field and the Kalamkas discovery of October 2002.

BG is a 2% shareholder in the Caspian Pipeline Consortium (CPC). The CPC pipeline links reserves in western

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24	BG GROUP PLC 2002

COUNTRY REVIEWS

Kazakhstan to the Black Sea, thus enabling Kazakhstan’s liquid production to access world markets. The pipeline has been operational since October 2001.

Karachaganak
In November 1997, BG, Agip, Lukoil and Texaco (now ChevronTexaco) signed a Final Production Sharing Agreement relating to the Karachaganak field, which originally commenced production in 1984.

Gas and condensate is produced from the existing facilities in the field and currently all this production is sold into the Russian market. In 2002, BG and its partners enhanced the existing facilities and this allowed new daily, monthly and annual production records to be set during the year. Over 19 000 tonnes of condensate were produced during one day in October (over 144 000 bopd gross) and over 5.1 million tonnes were produced during the year (an average of over 106 000 bopd gross).

The main focus, however, is the Phase 2 project. This involves the development of new production and gas injection facilities, the workover of around 100 wells and the construction of a new oil export pipeline to connect to the CPC line at Atyrau. In addition, extensive support facilities are being constructed at the field to provide power, water, logistics support and accommodation. Phase 2 will allow the majority of liquids produced in the field to be exported to world markets. The gas produced will be sold into the Russian market or reinjected into the reservoir.

Substantial progress was made on Phase 2 during 2002: the commissioning of the gas injection facilities began and the liquids processing facilities are now far advanced; 24 wells were worked over bringing the total completed to 96; the connecting pipeline to Atyrau was laid; and the 120 MW power station is now providing power for field activities with surplus power going into the local grid. At the end of 2002, the Phase 2 project was over 90% complete and on target for first oil exports via CPC in the third quarter of 2003.

On completion of the new facilities, the field is expected to produce more than 10 mtpa (200 000 bpd) of liquids and up to 7 bcm of sales gas per annum (700 mmscfd).

North Caspian
In May 2002, we increased our interest in the North Caspian Production Sharing Agreement (PSA) from 14.29% to 16.67%. BG and partners increased their stakes after BP and Statoil sold their interests in the PSA.

In June 2002, the Kashagan field was declared to be commercial, with gross reserves under a natural depletion mode of 7-9 billion barrels of oil. Secondary recovery methods such as gas injection could increase this to 13 billion barrels of oil. The field is currently being appraised via a five well programme utilising two rigs, and a FEED is currently under way.

In December 2002, the development plan for the first phase of the Kashagan development was submitted to the Kazakhstan Government for approval. In October 2002, the North Caspian Sea partners announced that an exploration well drilled on the Kalamkas prospect discovered hydrocarbons. The well, approximately 90 km south-west of Kashagan, flowed at 2 300 bopd of 29-35 degrees API oil on test. The partners are currently evaluating the results. During 2003, the partners intend to drill three further exploration prospects.

INDIA – CORE AREA
The purchase of exploration and production assets in February 2002 established India as our sixth core geographic area.

BG is a major investor in the Indian gas market where gas demand is expected to grow from today’s level of 5 300 mmscfd to about 13 700 mmscfd in 2025.

Panna/Mukta and Tapti
In February 2002, we completed the $350 million (£247 million) acquisition of a 30% interest in the Tapti gas field and the Panna/Mukta oil and gas fields, and a 62.64% interest in the CB-OS/1 exploration licence.

In 2002, production from the Tapti and Panna/Mukta fields averaged about 20 000 boepd net to BG. All gas produced from the fields is sold to the Gas Authority of India Limited (GAIL), whilst oil from the Panna/Mukta complex is bought by the Indian Oil Corporation Limited.

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BG GROUP PLC 2002	25

SUBSTANTIAL PROGRESS WAS MADE ON PHASE 2 OF THE KARACHAGANAK FIELD, KAZAKHSTAN (LEFT). MAHANAGAR GAS CONTINUES TO SHOW SIGNIFICANT GROWTH IN CNG VOLUMES, INDIA (RIGHT). GUJARAT GAS IS INDIA’S LARGEST PRIVATE GAS DISTRIBUTION COMPANY (FAR RIGHT).

We currently operate these assets and are in discussion with partners regarding future operatorship arrangements.

Since the acquisition, we have completed a FEED study for a fourth wellhead platform on Tapti, with first gas expected during 2004, and we have developed an infill drilling programme which is expected to enhance oil recovery from Panna. Both these projects are subject to partner and government approvals.

Beyond this, there are opportunities for additional wells and processing facilities on these fields to increase production.

Gujarat Gas Company Limited (GGCL)
We have a 65.12% controlling interest in GGCL, India’s largest private gas distribution company.

By the end of 2002, GGCL was serving approximately 140 000 domestic, 1 800 commercial and 450 industrial customers. In addition, it provided refuelling services for over 1 100 natural gas vehicles (NGV).

GGCL has secured a portion of the new gas supplies produced from the offshore Lakshmi field which commenced delivery in November 2002. This should enable GGCL to market an additional volume of up to 1.27 mmscmd on both a long-term and spot basis. GGCL also provides a transportation service to third parties which amounted to 301 mmscm in 2002. GGCL’s total volume throughput was 781 mmscm, an increase of 77% on the previous year.

Mahanagar Gas Limited (MGL)
We also have a 49.75% interest in the MGL distribution joint venture with GAIL and the Government of Maharashtra. By the end of 2002, MGL had connected around 150 000 domestic, 460 commercial and 38 industrial customers. In addition, it serviced approximately 60 000 NGVs from 45 CNG stations. MGL gas sales volume for 2002 was 206 mmscm, an increase of 47% on the previous year.

LNG
BG is the sole promoter of an LNG importation and regasification terminal at the port of Pipavav in the State of Gujarat to supplement the region’s domestic gas supplies. The Pipavav terminal would initially handle 2.65 mtpa of LNG, with first deliveries potentially in 2007.

New Business
Iqara Broadband, a BG subsidiary, is operational in Surat and Vadodara, and provides high-speed broadband internet connections, internet telephony and virtual private networks, via a hybrid fibre coaxial telecommunications network. At the end of 2002, 6 000 residential and commercial customers were served by Iqara Broadband. Similar projects are being developed in Mumbai and in Gujarat State.

INDONESIA
Our Indonesian activities are focused on developing and marketing our gas reserves within the Muturi PSC in conjunction with the Tangguh LNG project.

We have a 50% operated interest in the Muturi PSC in Irian Jaya, 3 000 km east of Jakarta which, following the final statutory relinquishment submitted in August 2002, covers an area of 1 346 sq km. The onshore northern part of the Muturi PSC contains the Mogoi Deep gas discovery, drilled by BG in 1996. The super giant Vorwata gas field, discovered in 1997, straddles the boundary of the offshore southern part of the Muturi PSC and the adjacent BP-operated Berau PSC.

In July 1997, BG and ARCO (now BP) agreed to collaborate on the supply of gas to the proposed Tangguh LNG export project, using reserves from the Wiriagar, Berau and Muturi PSCs. An independent assessment by consultants DeGolyer and MacNaughton certified proved and probable reserves from the three PSCs of 18.3 tcf, of which 12.1 tcf are in the Vorwata field.

In the early part of 2002, the invitation to tender for the construction of the proposed LNG plant was released to bidders.

In September 2002, the Tangguh partners announced the sale of 2.6 mtpa of LNG under a 25 year contract to the proposed Fujian importation terminal in China. The marketing of the remainder of Tangguh’s capacity continues with the intention of sanctioning the project in 2003. First production is scheduled to begin in 2007.

On 19 December 2002, BG and its partners in the Tangguh LNG project signed the Tangguh Joint Venture

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26	BG GROUP PLC 2002
IN THE PHILIPPINES, THE SANTA RITA POWER STATION (RIGHT) HAS NOW BEEN JOINED BY THE SAN LORENZO POWER STATION IN FULL COMMERCIAL OPERATIONS.

COUNTRY REVIEWS

Agreement (TJVA) superseding the previously signed Collaboration Agreement. The TJVA is subject to endorsement by the Government of Indonesia. It provides for the unitisation of the Muturi, Berau and Wiriagar PSCs and defines how the partners will work together to further develop and manage Tangguh. Under the TJVA, BG has a 10.73% interest in the project, with the opportunity to increase this equity interest if reserves in Mogoi are independently certified by 2006.

THAILAND
We have a 22.22% interest in the offshore Bongkot field, in the Gulf of Thailand, which currently supplies around one fifth of Thailand’s total gas demand.

The Bongkot field commenced production in 1993 and contained estimated original gross reserves of 3.3 tcf of gas and 62 mmbbls of liquids. Current contracted daily gas quantity is 550 mmscfd.

The Bongkot field development presently consists of a central complex for gas gathering, processing, export and accommodation, and 148 wells drilled from 12 wellhead platforms.

A new 400 000 bbl floating condensate storage and offloading vessel (FSO) has recently been constructed and became operational in January 2003.

BG also has a 50% interest in, and is the operator of, three exploration blocks (Blocks 7, 8 and 9), located in the Gulf of Thailand in disputed waters between

Thailand and Cambodia. Discussions between the Governments of Thailand and Cambodia are continuing following the signing in 2001 of a Memorandum of Understanding to conclude an agreement for the joint development of the hydrocarbons in a Joint Development Area, including Blocks 7, 8 and 9.

PHILIPPINES
BG continues to play an important role in the development of the Philippines natural gas market through participation in gas-to-power projects.

We have interests in two gas-fired power projects in the Philippines – the Santa Rita and San Lorenzo power stations.

First Gas Power Corporation, a 100% subsidiary of First Gas Holdings Corporation, in which BG has a 40% stake, owns the 1 000 MW Santa Rita power station. On 1 January 2002, the plant switched from liquid fuel to run on natural gas from the Shell/Texaco Malampaya field. Electricity generated at Santa Rita is sold to the Manila Electric Company (Meralco) under a 25 year agreement, which expires in 2025.

In October 2002, the San Lorenzo power station, at Batangas City, began full commercial operations, also selling power to Meralco under a Power Purchase Agreement which expires in 2027. BG has a 40% interest in FGP Corp. which is the owner and developer of this twin-turbine 500 MW power station.

OTHER AREAS
BG also has a downstream interest in the Malaysian energy sector. We were the co-developer and have a 20% interest in Genting Sanyen Power, a 720 MW gas-fired power station in Kuala Langot near Kuala Lumpur International Airport.

The regional headquarters of BG in Asia Pacific are in Singapore and provide leadership and expertise in the fields of commerce, finance, law, tax and project development to support projects and investments in the region.

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BG GROUP PLC 2002	27

GOVERNANCE AND RISK

CORPORATE GOVERNANCE
Corporate governance is the system by which companies are directed and controlled. UK listed companies are required to include a statement on corporate governance in their annual reports. This statement must include a narrative on how the principles of the Combined Code have been applied and whether or not a company has complied throughout the year with all the provisions set out in the Combined Code. The Combined Code is appended to the Listing Rules of the UK Listing Authority.

The Company is committed to achieving and maintaining high standards of corporate governance throughout the Group and to integrity and high ethical standards in all its business dealings. The Board continually reviews developments in corporate governance. The following statement sets out how BG Group plc implements corporate governance.

Statement of compliance with the provisions of the Combined Code
The Directors consider that the Company has complied throughout the financial period with the provisions set out in Section 1 of the Combined Code.

The Board of Directors
The Board leads and maintains full and effective control over all wholly-owned companies and all activities where BG has a controlling shareholding. Where it has a minority interest, BG encourages and helps its partners to establish such controls.The current Directors’ biographies, on page 53, demonstrate that the Board possesses the necessary range of backgrounds, qualities and experience to lead the Company.

BG Group plc has separate posts of Chairman and Chief Executive. The Board consists of three Executive Directors (the Chief Executive, the Deputy Chief Executive and the Chief Financial Officer) and ten non-executive Directors, including the Chairman and Deputy Chairman. The Deputy Chairman also acts as the Senior Independent Director. All Directors are subject to election by shareholders at the first opportunity after their appointment by the Board and to re-election by shareholders every three years. Attendance by all Directors is expected at all Board meetings and at the Annual General Meeting except in special circumstances. The Board is supplied with high quality and timely information to enable it to discharge its duties.

The Board meets regularly throughout the year, including, in 2002, eight formal Board meetings. The Board has a schedule of matters specifically reserved to it for decision, including matters of key strategic importance, Group financial policy and material acquisitions and disposals. In addition, the Board focuses each year on BG’s strategy at an off-site Planning Conference and Directors participate in various briefing visits both in the UK and overseas.

All the Directors have access to the advice and services of the Company

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28	BG GROUP PLC 2002

THE COMPANY IS COMMITTED TO ACHIEVING HIGH STANDARDS OF CORPORATE GOVERNANCE THROUGHOUT THE GROUP AND TO INTEGRITY AND HIGH ETHICAL STANDARDS IN ALL ITS BUSINESS DEALINGS.

GOVERNANCE AND RISK

Secretary. If necessary, Directors are free to take independent professional advice as to Board decisions at BG’s expense. The Company Secretary ensures that Board procedures are followed and that applicable rules and regulations are complied with. The Company Secretary may be removed only with the approval of the Board.

Appropriate training and briefing is provided to all Directors on appointment to the Board, taking into account their individual qualifications and experience, and training is also available to meet their individual needs. The Board also recognises the value of regularly identifying its own strengths and weaknesses and in 2002 introduced a Board evaluation exercise which it intends to repeat annually.

The Board considers that all Directors bring an independent judgment to the Board’s deliberations in respect of strategy, performance, resources, key appointments and standards of conduct. All the non-executive Directors are considered by the Board to be independent of management and free from any business or other relationship which could interfere with the exercise of their independent judgment.

Committees
The Board has delegated authority to the following committees on specific matters. All the committees have formal terms of reference or, in the case of the Audit Committee, a written charter, approved by the Board. The membership of each of the committees is shown on page 53.

Group Executive Committee
Chairman: Frank Chapman
The Board delegates authority for the day-to-day management of the Company’s business to the Group Executive Committee (GEC) which meets monthly. The minutes of these meetings are circulated to all non-executive Directors. The membership of this committee comprises the three Executive Directors and all the senior managers whose details are shown on page 55.

The GEC focuses on four key areas – strategy, Group performance, people and organisation – and has in turn delegated specific authority to six smaller sub-committees:

•	Investment Committee

•	Exploration Committee

•	Business Development Committee

•	Health, Safety, Security and Environment Committee

•	Policy and Risk Committee

•	Energy Trading Risk Management Committee

Chairman’s Committee
Chairman: Sir Richard Giordano
The Chairman’s Committee comprises the Chairman, the Deputy Chairman and all the Executive Directors. It advises and assists the Chairman in the preparation for Board meetings so that the Board has issues and proposals requiring Board resolution and approval presented to it in a timely and efficient fashion. With the exception of those matters reserved specifically for the Board, the Chairman’s Committee also acts on behalf of the Board between scheduled meetings when, in exceptional circumstances, it is not possible or practicable to convene a meeting of the Board.

Audit Committee
Chairman: Lord Sharman
The Audit Committee comprises all the non-executive Directors and reviews the management of key risks facing the Company, the effectiveness of internal controls, compliance, financial and accounting policies and practices, the form and content of financial reports and statements and general matters which may be brought to the attention of the Company by its auditors. In addition, the committee reviews the scope and results of audit and its cost-effectiveness, as well as the performance of the auditors and the scope and cost of non-audit services provided to the Company. The committee meets at least four times a year.

The Audit Committee meets the membership requirements of the Combined Code in the UK and the Blue Ribbon Report in the US. The Blue Ribbon Report is a New York Stock Exchange publication which makes recommendations on improving the effectiveness of corporate audit committees.

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BG GROUP PLC 2002	29

THE BOARD HAS OVERALL RESPONSIBILITY FOR THE GROUP’S SYSTEM OF INTERNAL CONTROL AND FOR REVIEWING ITS EFFECTIVENESS, WHILST THE ROLE OF MANAGEMENT IS TO IMPLEMENT BOARD POLICIES ON RISK AND CONTROL.

GOVERNANCE AND RISK

The Audit Committee reviews its charter each year and recommends any necessary changes to the Board. A copy of the current charter, which was adopted by the Committee and approved by the Board in November 2002, is set out on page 31.

Finance Committee
Chairman: Sir Richard Giordano
The Finance Committee comprises the Chairman, the Chief Financial Officer, the Chief Executive and the Deputy Chief Executive and considers financing and treasury decisions concerning the Group, including the giving of guarantees and indemnities. The committee normally meets four times a year.

Nominations Committee
Chairman: Sir Richard Giordano
The Nominations Committee comprises the Chairman, the Chief Executive and two non-executive Directors. It oversees and recommends to the Board all appointments of Directors and the Company Secretary and reviews succession planning for the Board. The committee meets at least once a year and otherwise as required.

Remuneration Committee
Chairman: Elwyn Eilledge
The Remuneration Committee consists exclusively of non-executive Directors. It has responsibility for setting, reviewing and recommending to the Board the Company’s overall remuneration policy and strategy and for setting, reviewing and approving the remuneration of the Executive Directors.

Further information about the Remuneration Committee is contained in the Directors’ Report on remuneration on pages 60 to 69.

Relationship with shareholders and Annual General Meeting
The Company recognises the importance of maintaining a purposeful relationship with its shareholders and uses the Annual General Meeting (AGM) as an opportunity to communicate with its shareholders. Full details of the AGM are set out in the Notice of AGM on pages 19 to 21 of the Annual Review.

BG has an annual Investor Relations Programme and maintains a dialogue with its institutional shareholders in this country and overseas. In order to facilitate this dialogue, regular meetings are held with institutional shareholders following the announcement of quarterly and annual results.

Internal Control
The system of internal control is designed to manage, rather than eliminate, the risk of failure to achieve business objectives. In pursuing these objectives, internal controls can provide only reasonable and not absolute assurance against material misstatement or loss. The Board has established key policies and has carried out a specific assessment of the Group’s system of internal control for the purpose of this report.

The Company, as required by the Listing Rules, has complied with the Combined Code provisions on internal control by establishing the procedures necessary to implement the guidance issued by the Internal Control working party of the Institute of Chartered Accountants in England and Wales in September 1999 (the Turnbull Committee Report) and by reporting in accordance with that guidance.

The processes used by the Board to review the effectiveness of the system of internal control include the following:

•	The Audit Committee reviews the effectiveness of internal financial, operational, compliance and risk management controls. Significant issues are referred to the Board for consideration.

•	The Company has an Internal Audit department and its scope of work, authority and resources are reviewed annually by the Audit Committee.

•	The Finance Committee considers financing decisions concerning the Group, including the giving of guarantees and indemnities, and monitors policy and control mechanisms for managing treasury risk.

Statement on Disclosure Controls and Procedures
BG Group shares are listed on the London Stock Exchange and its American Depository Shares are listed on the New York Stock Exchange. As a result of the US Sarbanes-Oxley Act of 2002, BG Group is obliged to make statements with regard to its disclosure controls and procedures.

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30	BG GROUP PLC 2002

THE CHIEF EXECUTIVE AND THE CHIEF FINANCIAL OFFICER HAVE
EVALUATED THE EFFECTIVENESS OF THE GROUP’S DISCLOSURE
CONTROLS AND PROCEDURES AND HAVE CONCLUDED THAT SUCH
CONTROLS AND PROCEDURES WERE EFFECTIVE.

GOVERNANCE AND RISK

In accordance with these obligations, the Chief Executive and the Chief Financial Officer have evaluated the effectiveness of the Group’s disclosure controls and procedures (as defined under Rule 13a-14(c) of the US Securities Exchange Act 1934) within 90 days of the date of this Annual Report and Accounts. Based on this evaluation they have concluded that, as of such date, such controls and procedures were effective to ensure that material information relating to the Group would be made known to them by others within the Group. There were no significant changes (including corrective actions with regard to significant deficiencies and material weaknesses) in the Group’s internal controls or in other factors that could materially affect these controls after the date the Chief Executive and Chief Financial Officer completed their evaluation.

Risk Management
There is a continuous process for identifying, evaluating and managing the significant risks faced by the Company. This was in place during 2002 and up to the date of approval of this Annual Report and Accounts. The process is embedded in the business, with risk assessment and evaluation incorporated into the key business processes including strategy and business planning, investment appraisal, performance management and health, safety, security and environmental management processes. This process is reviewed annually by the Audit Committee on behalf of the Board.

During the year the Audit Committee:

•	reviews the external and internal audit work plans;

•	considers reports from management and internal and external audit on the system of internal control and material control weaknesses;

•	requests, receives and reviews reports from management on actions taken to address risk areas identified by management and/or the internal audit process;

•	receives and reviews an annual report on the changes since the last annual assessment in the nature and potential impact of significant risks and the internal controls in place to manage them.

At the year end, before producing this statement on internal controls in the Annual Report and Accounts, the Board, through the Chief Executive, asks each member of the Group Executive Committee to complete a Letter of Assurance confirming compliance with the Internal Control Framework which consists of the Group’s policies, procedures and processes. Each member of the Group Executive Committee asks all the senior managers in their area of responsibility to complete similar Letters of Assurance. This cascading process is designed to provide assurance that policies, procedures and processes are being effectively implemented. The output of this process is a register of any identified gaps and proposed measures that will be taken to address the gaps.

The register is presented to the Chief Executive and, for separate consideration, to the Head of Audit. The Chief Executive and Audit Committee are both satisfied that there are no material gaps in the implementation of the internal control framework.

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BG GROUP PLC 2002	31

AUDIT COMMITTEE CHARTER

Purpose
The Audit Committee is established as a committee of the Board. The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities in respect of:

–	overseeing the Group’s financial reporting process, including the internal control structure and procedures for financial reporting and monitoring the integrity of the Group’s financial statements

–	the manner in which the Group’s management ensures and monitors the adequacy of financial, operational and compliance internal controls and risk management processes designed to manage significant risk exposures

–	the selection, compensation, independence and performance of the Group’s external auditors

–	the independence and performance of the Group’s internal auditors.

Composition and meetings
The Audit Committee shall comprise not less than three non-executive Directors. All members of the Committee shall be independent, that is free from any other relationship that, in the opinion of the Board, may interfere with the exercise of their independent judgement. All members of the Committee shall have financial literacy and contribute other expertise relevant to the Group. At least one member of the Committee shall be a financial expert.

The Board of Directors shall appoint a Chairman from among the members from time to time. The Company Secretary or his/her nominee shall be the Secretary to the Committee.

The Committee shall meet not less than four times per annum and more frequently as circumstances require. The external auditors or internal auditor may request a meeting if they consider that one is necessary. A quorum of the Committee shall be three members.

Non-executive Directors who are not members of the Committee shall be entitled to attend all meetings. The Group’s senior management, internal auditor and representatives of the external auditors shall be available to attend when required.

The Chairman of the Committee shall attend the AGM and be prepared to respond to any shareholder questions on the Committee’s activities.

The Committee shall meet at least twice each year with only the external and internal auditors present.

Authority and Responsibilities
The Audit Committee has full authority to investigate all matters that fall within this Charter.

The Audit Committee is accountable to the Board and shall not be entitled to sub-delegate all or any of the powers and authority delegated to it. In discharging its responsibilities, the Audit Committee shall have unrestricted access to the Company’s management, books and records and shall be entitled to receive such information as it requires from any employee. All employees shall be directed to co-operate with any request made by the Audit Committee.

The Board and external auditors are accountable to shareholders. The Audit Committee, as a committee of the Board, is responsible for selecting the external auditors for recommendation to the Board and appointment by the shareholders. The Audit Committee is directly responsible for the compensation and oversight of the external auditors.

It is the responsibility of the management of the Group to prepare financial statements in accordance with generally accepted accounting principles (GAAP) and of the Group’s external auditors to audit those financial statements. The Audit Committee’s responsibility is one of oversight and, in carrying out its responsibilities, the Audit Committee itself is not providing any expert or other special assurance as to the Group’s or Company’s financial statements.

The Committee shall:

–	Review the adequacy of this Charter annually, reporting any proposed changes to the Board for review and approval.

–	Review and approve the external auditors’planned audit scope and findings from their interim and final audits, including the management letter and response.

–	Review with management and the external auditors, reporting the results of the review to the Board:

• the Group’s financial statements, together with any schedule of unadjusted differences arising from the audit;

• all the Group’s critical accounting policies and practices used, including their application and quality;
	•	material judgements and compliance with accounting standards, alternative treatments of financial information within GAAP that have been discussed with management, the effect of the alternative treatments on the disclosed information and the auditors’ preferred treatment;

	•	material written communications with management relating to the audit;

	•	stock exchange and media releases in respect of any published results and any financial matters brought to the attention of the Company by the auditors;

	•	compliance with stock exchange listing rules and relevant legislation.

–	Discuss with management, the external auditors and the internal auditors significant business risk exposures and the processes established to identify, monitor, control and report such exposures. Consider reports prepared by Internal Audit, the external auditors, the Chairman of the Policy & Risk Committee, and others as the Committee may request, on the operation of internal controls within the Group, any significant risk management failures and management’s responses.

–	As a part of the above review of business risk and internal control, annually evaluate the design and effectiveness of:

	•	the internal control structure and procedures of the Group for the purposes of financial reporting; and
	•	disclosure controls and procedures designed to ensure that information disclosed by the Group is properly accumulated and communicated to senior management to allow appropriate discussions regarding disclosure to take place,
	•	recommending the results of this assessment to the Board.

–	Oversee the functioning of Internal Audit, reviewing its strategic focus, activities and plans, staff numbers and qualifications and budget. Approve, as a Committee, the appointment or removal of the Head of Group Audit.

–	Apply the BG Group “Policy on the effectiveness and independence of external auditors”, (the “Policy”), as approved by the Committee from time to time, including, inter alia:

	•	selecting the external auditors for recommendation to the Board and appointment by shareholders and agreeing their fees and other compensation
	•	pre-approving audit and non-audit services to be provided by the external auditors
	•	reviewing annually the performance of the external auditors, including the cost effectiveness of the audit, and reporting to the Board the results of that review and completing a more detailed review of auditor effectiveness at least every 5 years, including consideration of whether to tender the audit
	•	considering any questions of resignation or removal of the external auditors
	•	receiving from the external auditors a formal written statement that discloses all relationships between the auditors and the Group, as set out in the Policy, and reports on: the performance of non-audit activities; rotation of audit partners and staff; auditor relationships; employment of former auditors; and includes the confirmation of auditor independence. The Committee will review and discuss with the external auditors any relationships or services that may impact on the independence and objectivity of the external auditors and take, or recommend that the Board takes, appropriate action to ensure their independence
	•	resolving disagreements between management and the external auditors regarding financial reporting for the purpose of issuing the audit report.

–	Establish and oversee procedures for the receipt, retention of information about and treatment of complaints relating to financial matters.

–	Set out in an annual report to the Board, inter alia, that it has reviewed the scope of the annual audit, the independence of the auditors in accordance with the Policy and is satisfied that the integrity of the audit has not been compromised. The Committee will also recommend whether a report should be given to shareholders.

–	Regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered.

–	Consider any other matters, as may be delegated from time to time by the Board.

The Audit Committee is authorised to obtain, and determine the fees for, outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise, as it considers necessary.

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32	BG GROUP PLC 2002

LAKE CHARLES LNG IMPORTATION TERMINAL, LOUISIANA, USA (RIGHT).
SCARAB SAFFRON CONSTRUCTION WORK NEARING COMPLETION, IDKU, EGYPT (FAR RIGHT)

GOVERNANCE AND RISK

RISK FACTORS

Our risk management process focuses on identifying and managing the key risks to our business.

The key risks to our business are:

Delivery of the Group’s business targets
The Group’s 2003 and 2006 business targets, which are described in the Business Review section, and financial targets, which are described in the Operating and Financial Review of this Annual Report and Accounts, and our long-term growth potential are the focus of significant attention especially in the areas of:

•	execution of major capital intensive projects on time and within budget;

•	commercialisation of projects; and

•	long-term energy growth including the reserves/resource base growth to support this.

Project development and execution are subject to technical, commercial and economic risks. Technical risks in upstream activities include uncertainties in estimating reserves, future production volumes and the costs of upstream activities, including drilling. Technical risks in downstream activities include the timely completion of projects under construction, security of supply, unscheduled outages, electricity transmission system or gas pipeline system constraints and reliable application of new technologies to operations.

Commercial risks are dependent on the Group’s ability to enter into, restructure or re-contract advantageous long-term commercial agreements. BG Group generally participates in business activities with several co-venturers and operating agreements provide for liabilities to be borne by co-venturers according to their interests. However, government licences generally require joint and several liability of all co-venturers.

Economic risks include credit risk, commodity price expectations, price indexation of gas contracts to oil-based and other indices, the levy of royalties and taxes on hydrocarbon production, exchange rates and inflation rates. The most significant economic risks are large fluctuations in the following:

•	commodity prices, being the risk of a significant fluctuation in oil and/or gas prices;

•	exchange rates, in particular the US$:UK£;

•	US/UK inflation; and

•	UK corporation tax.

The Group’s targets are based on the assumptions that: Brent oil prices will be $16 per barrel real (base 2000) until end 2003 and $17 per barrel nominal thereafter; US$:UK£ exchange rate will be $1.55:£1; US/UK inflation rates will be 2.5% per annum; the UK corporation tax rate will be 30%, except UK upstream which will be 40% from 2002 onwards; and UK uncontracted gas prices will be 22 pence per therm in 2001, 18 pence per therm in 2002 and 17 pence per therm thereafter.

Significant variations in these factors from those assumed may have a material impact on the Group’s ability to deliver its business targets.

Country risks
Group companies, joint ventures and associates operate in countries and regions throughout the world that are subject to significantly differing political, economic and market conditions. BG’s operations are subject to the jurisdiction of numerous governmental agencies in the countries in which its assets are located, with respect to regulatory and environmental matters. Generally, many of the countries in which the Group does, and expects to do, business have recently developed, or are in the process of developing, new regulatory and legal structures to accommodate private and foreign owned businesses. These regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and sometimes under-developed. Many detailed rules and procedures are yet to be issued. The interpretation of existing rules can also be expected to change over time, making the business environment in which the Group operates less predictable.

Specific country risks that may have a material impact on our business include:

•	political and economic instability;

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BG GROUP PLC 2002	33

GOVERNANCE AND RISK

•	government intervention in licence awards;

•	regulatory, taxation and legal structure changes;

•	the control of field developments and transportation infrastructure;

•	the receipt of permits and consents;

•	cancellation of contractual rights; and

•	expropriation of assets.

The Group seeks to maintain a diverse portfolio of investments in different countries in order to spread its exposure to country risk.

Competition
Across the world, there is strong competition in the energy sector. Numerous companies compete in the sector, many of them internationally, but no single company dominates globally.

The Group’s projects compete with other forms of energy available to customers, primarily on the basis of price paid by the end user. Policies and measures at the international and national level to tackle climate change will increasingly affect the business conditions, presenting risks and opportunities to the Group. Changes in the usage of alternative sources of energy or in the relative cost of gas vis-à-vis alternative energy sources such as fuel oil, liquefied petroleum gas or hydroelectric power, may have a material impact on the Group’s ability to maintain existing market positions or gain new market positions.

Protecting the Group’s reputation
The Group’s reputation is crucial to business success. The Statement of Business Principles guides actions and decisions by providing a common code of ethics for all employees.

We seek to ensure that third party contractors, agents and representatives are retained on terms consistent with the Business Principles. Non-compliance with the Business Principles could impact on our reputation in the marketplace and thereby materially affect our business.

Health, Safety, Security and Environment
The Group recognises that the protection of the health and safety of its employees and others affected by its operations, the security of physical and intellectual assets and the protection of the natural environment are essential elements in delivering business performance.

The Group has identified key risks in these areas and has implemented internal control systems to manage them.

Risk mitigation strategies are employed to reduce further the Group’s exposure to these risks. Failure to maintain and improve our performance in the areas of health, safety, security and environment could result in damage to, or destruction of, facilities and injury to persons, each of which could have a material effect on the Group’s business.

Insurance
A comprehensive insurance programme is maintained to protect against significant losses and, as is consistent with good energy industry practice, includes cover for physical damage, removal of debris, control of wells, redrill, pollution and employer’s and third party liabilities.

The programme incorporates the use of the Group’s captive insurance subsidiary and is subject to certain limits, deductibles, terms and conditions. However, some of the major consequences of the risks involved in BG Group’s activities cannot, or may not, be reasonably and economically insured against.

Attracting and retaining human resources (HR)
We are developing comprehensive human resource plans addressing medium- to longer-term needs as an integral part of our business plans. They will reconcile the demand for and planned supply of people with the range of capabilities and experience required. Global HR policies are aimed at maximising employee commitment and retention and are refined to be relevant locally. Failure to attract and retain people with the right capabilities and experience could have a material effect on our business.

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34	BG GROUP PLC 2002

CORPORATE RESPONSIBILITY

BUSINESS PRINCIPLES
BG’s Statement of Business Principles sets out the fundamental values and principles within which we operate as we drive to create shareholder value. Our commitment is to the welfare of our employees and to the stakeholders and communities we serve.

The Statement was first published in 1998 and is reviewed by the Board annually. The most recent review of the Business Principles took account of external developments in corporate social responsibility and new legal requirements that followed the series of corporate collapses in the USA. In February 2003, the Board also approved recommendations to incorporate clauses on fraud, theft and security. In parallel, we reviewed the associated policies (see below) that support implementation of the Business Principles and underpin our high level of commitment to corporate social responsibility.

The Business Principles are understood throughout the Company. Translations have been distributed at local levels in appropriate languages. They are a formal part of our dealings with partners and suppliers. The Business Principles establish a code of ethics for the Company and apply to every Director, officer and employee of the Group.

Our inclusion in a number of external ethical indices including the Dow Jones Sustainability Indexes is public recognition of our social and environmental performance.

Underpinning the Business Principles there are eight key Group Policies which state performance expectations and detail the Group’s corporate principles and codes of practice. These Policies cover:

•	Personal Conduct;
•	Human Resources;
•	Governance;
•	Human Rights;
•	Communications;
•	Health, Safety and Environment;
•	Security; and
•	Corporate Conduct.

The Statement of Business Principles and the associated Group Policies will be available on our website www.bg-group.com. Our 2002 Social and Environmental Report provides further information on our policies and activities in this area.

There is a continuing and widening debate about the constituent elements of corporate social responsibility and about how to measure and define corporate obligations to the communities within which companies operate. BG recognises the importance of these

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BG GROUP PLC 2002	35

CORPORATE RESPONSIBILITY

debates and participates in them. We are confident that our commitment to our Business Principles will remain a strong foundation for our approach to the evolving dimensions of corporate social responsibility.

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Environment
Our core business, the production, supply and distribution of gas, has a potential net beneficial impact on the environment because gas is a relatively low carbon and clean fuel, capable of high efficiencies. However, our activities also have the capacity to produce negative environmental impacts. We operate within a company-wide environmental management system to minimise negative effects. Recognising the advantages of independent assurance of the systems, we have made a commitment that all major controlled activities will achieve external certification of their environmental management systems. During 2002, certification to ISO 14001 was received by: BG Bolivia; Comgas, Brazil; Phoenix

Natural Gas, Northern Ireland; the Rosetta field, Egypt; and the Hibiscus development, Trinidad and Tobago.

Climate change is a major environmental issue for BG. New developments allow gas to displace higher carbon fuels with a net reduction in greenhouse gas emissions. During 2002, we increased capacity to supply gas by commissioning Atlantic LNG Train 2 and expansion of the transmission and distribution networks in South America, India and Northern Ireland to new customers. Direct emissions from BG-operated facilities during 2002 were 5.7m tonnes CO2 equivalent, a 6% decrease on 2001. Greenhouse gas emissions will present both a financial liability and opportunity as policies to control emissions, including emissions trading, are introduced. To reflect the financial significance of emissions, we have collected greenhouse emission data on an equity share basis from operated and non-operated activities.

Conservation of biodiversity and access to sensitive areas present a challenge to extractive companies. We have developed a pilot Biodiversity Action Plan in Egypt and are working with partners to minimise impacts in sensitive environments in the North Caspian, Bolivia and Indonesia. We have adopted the environmental position to go beyond compliance, seeking to meet internationally accepted good practice. Managing local environmental impacts, including air emissions and water pollutants, in line with this position will minimise impacts and maintain good relations with local communities and regulators, so reducing the risks to operations and projects.

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BG GROUP PLC 2002	37

CORPORATE RESPONSIBILITY

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38	BG GROUP PLC 2002

OPERATING RESULTS

	GROUP TURNOVER (a)			TOTAL OPERATING PROFIT/(LOSS) (b)

	2002 £m	2001 £m	2000 £m	2002 £m	2001 £m	2000 £m

Continuing operations

Excluding exceptional items

Exploration and Production	1 555	1 283	1 188	731	606	513

Liquefied Natural Gas	309	81	31	8	29	25

Transmission and Distribution	541	834	766	50	119	78

Power Generation	189	192	183	124	104	102

Storage (c)	–	75	77	–	21	3

Other activities	66	90	54	(25)	(46)	(33)

Less: intra-group sales	(50)	(47)	(27)

	2 610	2 508	2 272	888	833	688

Exceptional items (d)	–	34	–	–	34	(314)

	2 610	2 542	2 272	888	867	374

Discontinued operations (e)

Transco	–	–	2 361	–	–	698

Other activities	–	–	165	–	–	65

Less: intra-group sales	–	–	(99)

	–	–	2 427	–	–	763

Total	2 610	2 542	4 699	888	867	1 137

(a)	Gas trading activity within the E&P segment has been re-presented on a net basis, see note 1, page 81.
(b)	Total operating profit/(loss) includes BG’s share of operating profits less losses in joint ventures and associated undertakings.
(c)	In November 2001, BG disposed of the assets comprising the Storage segment.
(d)	For further information on exceptional items, see note 5, page 90.
(e)	Includes exceptional demerger related costs of £43 million in 2000.

OPERATING AND FINANCIAL REVIEW

INTRODUCTION
This Operating and Financial Review focuses on the continuing operations of BG. Sections discussing the consolidated results, including the results of discontinued operations in 2000, can be found on page 46 onwards. There were no discontinued operations in 2002 or 2001. A five year summary of the financial results of BG’s continuing operations is set out on page 126.

The continuing operations of BG comprise: Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities. In November 2001, BG disposed of the assets comprising the Storage segment.

Discontinued operations in 2000 comprise those activities demerged to Lattice, including Transco and BG’s property, leasing, technology and energy services businesses.

This Operating and Financial Review should be read in conjunction with the consolidated Financial Statements and related notes included elsewhere in this report.

OPERATING RESULTS – CONTINUING OPERATIONS EXCLUDING EXCEPTIONAL ITEMS
BG’s turnover in 2002 was £2 610 million compared to £2 508 million in 2001 (2000 £2 272 million) – an increase of 4%. Total operating profit in 2002 was £888 million compared with £833 million in 2001 and £688 million in 2000. This represents increases of 7% and 21% respectively. Excluding the impact of changes in upstream gas and oil prices, total operating profit would have increased by 13% in 2002 and by 22% in 2001.

BG’s post-tax return on average capital employed (ROACE) was 10.9% (2001 13.4%; 2000 12.8%). Excluding the impact of the North Sea tax surcharge (see ‘Taxation – continuing operations’, below), ROACE in 2002 was 13.2%.

BG’s 2002 results were impacted by a number of factors including gas and oil commodity prices and foreign exchange rates (in particular the Argentine Peso, Brazilian Real and US$ movements against Sterling). BG’s exposure to oil prices is partly mitigated by the predominance of gas in its portfolio. A significant part of BG’s upstream

Please see information regarding certain forward-looking statements on page 130 of this report.

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BG GROUP PLC 2002	39

EXPLORATION AND PRODUCTION
	2002	2001	2000

Production volumes (mmboe)

– oil	22.5	13.4	9.9

– liquids	19.4	14.7	14.9

– gas	94.2	80.7	77.7

	136.1	108.8	102.5

Average realised

– oil price per barrel (£/$)	16.67/24.86	16.63/23.97	18.42/28.07

– liquids price per barrel (£/$)	7.96/11.87	9.43/13.60	11.32/17.25

– UK gas price per produced therm (p)	15.91	16.85	15.06

– international gas price per produced therm (p)	12.49	13.62	11.92

– overall gas price per produced therm (p)	14.26	15.48	13.84

Lifting costs per boe (£/$)	1.04/1.55	1.05/1.51	1.12/1.70

Operating expenditure per boe (£/$)	2.09/3.12	2.05/2.96	2.09/3.19

Development expenditure (£m)	704	585	464

Gross exploration expenditure (£m)

– capitalised exploration expenditure	274	77	85

– other exploration expenditure	65	59	54

	339	136	139

Lifting costs represent operating expenditure excluding royalties, tariffs and insurance.

activity is conducted through gas contracts that are not directly linked to short-term movements in the oil price. The Argentine Peso, Brazilian Real and US$ all weakened over the course of the year. BG’s results will continue to reflect the impact of these, and other, market factors.

E&P
E&P’s turnover increased by 21% to £1 555 million from £1 283 million in 2001 and £1 188 million in 2000. The 2002 increase was underpinned by 25% higher production (£328 million), offset by lower realised prices (£49 million). The 2001 increase was due mainly to higher production (£93 million) and favourable US$ exchange rate movements (£22 million).

Production volumes rose by 25% (27.3 mmboe) to 136.1 mmboe, contributing £328 million to the increase in turnover in 2002 relative to 2001. This growth included new production from the Jade (3.9 mmboe), Panna/Mukta (3.8 mmboe), Tapti (2.6 mmboe) and North Coast Marine Area (NCMA) (1.9 mmboe) fields, higher production from fields which started during 2001 – Elgin/Franklin (5.8 mmboe) and Blake (3.4 mmboe) – together with greater production from existing fields, Karachaganak (6.7 mmboe)

and La Vertiente in Bolivia (2.7 mmboe). Excluding the Indian fields (Panna/Mukta and Tapti) acquired in early 2002, production rose by 19%.

In 2001, production volumes rose to 108.8 mmboe, an increase of 6.3 mmboe (6%), compared to 2000, resulting in a £93 million growth in turnover. Production increases were delivered mainly by fields within the UKCS (Blake (3.4 mmboe), Elgin/Franklin (3.5 mmboe) and Easington Catchment Area (ECA) (3.1 mmboe)), together with the Rosetta field in Egypt (2.4 mmboe). All of these fields, with the exception of the ECA fields, commenced production during 2001. These increases were partially offset by lower production at the Everest and Lomond fields (2.3 mmboe) and the J-Block fields (1.4 mmboe) in the UKCS and the Karachaganak field (1.7 mmboe).

Whilst oil prices in 2002 were broadly in line with 2001, gas price realisations were affected by low UK spot prices, and there was a consequential reduction in take from certain supply contracts as customers switched to purchase spot market gas at lower prices.

Prices for the majority of BG’s UK gas contracts are reset annually on 1 October. For the year beginning 1 October 2002,

average prices are expected to be around 12% lower than the 2001/2002 gas year. This compares to an increase of 9% in 2001.

Average realised overseas gas prices fell during 2002 because of a change in mix and the time lag effect of oil price movements reflected in certain contracts. Average realised overseas gas prices rose in 2001.

Total operating profit in 2002 increased by £125 million (21%) to £731 million (2001 £606 million; 2000 £513 million). The increase in 2002 reflected strong production growth of 25%, partially offset by the impact of lower realised gas prices. Excluding the impact of price changes, operating profit in 2002 would have increased by 29%. The improvement in 2001 was mainly the result of higher production volumes.

Unit lifting costs were £1.04 per boe in 2002 compared to £1.05 per boe in 2001. Unit operating costs were £2.09 per boe in 2002 against £2.05 per boe in 2001, reflecting the impact of an increase in tariff costs, principally from transportation and processing fees on production from the Jade and Blake fields (which started production in February 2002 and June 2001 respectively). Prolonged periods of firm oil prices typically create cost pressure on oil

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40	BG GROUP PLC 2002

OPERATING AND FINANCIAL REVIEW

services and it is estimated that this, together with the impact of prices on royalties and tariffs, has contributed around 25 US cents per boe to unit operating costs compared with BG’s cost target assumption.

Unit lifting costs in 2001 fell by 6% compared with 2000 to £1.05 (a fall of 9% excluding the impact of the US$) reflecting lower costs and higher volumes. Unit operating costs were £2.09 per boe in 2000.

Of the 25 exploration and appraisal wells completed in 2002, 18 were successful, representing a success rate of 72% (2001 success rate of 71% with 14 wells completed). Well write-off costs were £12 million (2001 £13 million). In 2000, BG’s exploration and appraisal drilling programme achieved an industry leading 100% success rate and consequently there were no well write-off costs in the year.

LNG
LNG’s turnover more than tripled in 2002 to £309 million (2001 £81 million; 2000 £31 million). LNG shipping and marketing activity accounted for the majority of the increased turnover in all three years (including the Lake Charles activity from 1 January 2002).

Total operating profit of £8 million in 2002 was £21 million lower than in 2001 (£29 million; 2000 £25 million). The decrease in 2002 reflected lower profits from shipping and marketing which, following a profit of £22 million in 2001, broke even during the year. This was mainly because of lower US gas prices in the first half of 2002 and the cost of establishing the new shipping and marketing business at Lake Charles. The Lake Charles business performed well for its first year of operation with 44 cargoes received and processed and a further six cargoes delivered to other destinations to take advantage of market opportunities.

The segment results included the contribution from BG’s share of the operating profit of Atlantic LNG (ALNG), an associated undertaking (2002 £29 million; 2001 £30 million; 2000 £30 million) which exports LNG to the USA and Europe. The ALNG Train 1 2002 profit reflected a 5% increase in volumes, offset by lower prices. ALNG Train 2 commenced production, in start-up phase, in the third quarter of 2002.

In 2001, the £4 million increase in profit came from growth in shipping and marketing activity (an increase from £13 million to £22 million) offset by higher business development expense (a £5 million increase in costs to £23 million). ALNG’s 2001 profit, compared to 2000, reflected higher volumes and commodity prices, offset by increased commodity costs.

T&D
T&D’s turnover in 2002 was £541 million compared to £834 million in 2001 and £766 million in 2000. Turnover in 2002 included the impact of the devaluation of the Argentine Peso (£292 million) and the Brazilian Real (£84 million).

Excluding MetroGAS, T&D’s turnover was £407 million in 2002 (2001 £364 million; 2000 £281 million). The increase in 2002 reflects a 14% increase in Comgas’ turnover where a 31% rise in volumes was offset by the exchange impact of the Brazilian Real referred to earlier. Higher transmission volumes led to a 76% increase in volumes at Gujarat Gas in 2002.

The higher turnover in 2001 compared to 2000 mainly reflects a 32% increase in Comgas’ turnover from higher volumes (up 33%) following the expansion of its distribution network and increased power generation demand. Excluding the impact of the weaker Brazilian Real, Comgas’ turnover increased by 50%. Gujarat Gas’ volumes increased by 27% in 2001.

MetroGAS’ 2002 turnover fell because of the devaluation of the Argentine Peso and the effects of the country’s adverse economic and regulatory environment. In 2001, MetroGAS’ turnover fell by 3% mainly as a result of higher rainfall leading to the displacement of gas-produced power by hydroelectric power. Demand in the final quarter of the year also began to see the adverse impact of deteriorating macroeconomic conditions in Argentina.

Total operating profit including BG’s share of profits in joint ventures and associated undertakings in 2002 was

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BG GROUP PLC 2002	41

OPERATING AND FINANCIAL REVIEW

£50 million (2001 £119 million; 2000 £78 million). The result in 2002 reflected strong growth at Comgas, offset by the foreign exchange impact of the weakening Brazilian Real and of the Argentine Peso on the results of MetroGAS. The increase in 2001 reflected improved performance across the segment, most notably at Comgas, Phoenix Natural Gas (Phoenix) and the Bolivia-Brazil pipeline. In addition, business development and overhead costs were lower than in 2000.

Comgas continued to see an increase in Sterling reported profit with operating profit up 88% to £32 million (2001 £17 million; 2000 £4 million loss). The increase in 2002 reflected strong volume growth and gross profit improvement, offset by the significant impact of the Brazilian Real depreciation. Excluding the impact of the weaker Brazilian Real, Comgas’ underlying operating profit increased by £24 million (141%) in 2002 compared to 2001 and by £31 million in 2001 compared to 2000.

The £72 million fall in profit from MetroGAS, to £3 million (2001 £75 million; 2000 £74 million), reflected the impact of the Argentine Peso devaluation, and the country’s adverse economic and regulatory environment. The small increase in the 2001 profit compared to 2000 reflected higher prices and lower costs offset by lower volumes (7% lower).

The Argentine Government has imposed a number of economic and political measures (as described on page 19) which may restrict BG’s ability to exercise its control over MetroGAS and management is monitoring this situation closely.

T&D’s share of profits in joint ventures and associated undertakings was £33 million (2001 £29 million; 2000 £24 million). The increases in both 2002 and 2001 were mainly attributable to Mahanagar Gas in India and to the Bolivia-Brazil pipeline.

Power
Power’s turnover was £189 million in 2002 compared with £192 million in 2001 and £183 million in 2000. Turnover in all three years was mainly attributable to Premier Power in the UK.

Total operating profit of £124 million (2001 £104 million; 2000 £102 million) included BG’s share of profits in joint ventures and associated undertakings of £93 million (2001 £81 million; 2000 £73 million) – attributable to the power plants at Seabank (in the UK), Santa Rita and San Lorenzo (in the Philippines), Serene (in Italy) and Genting Sanyen (in Malaysia).

The 19% increase in total operating profit in 2002 reflected increased profitability across the segment. At Premier Power, profit increases were driven by a reduction in costs following the planned closure of an existing unit during the year and one-off credits amounting to around £4 million. The San Lorenzo power station entered into full commercial operation on 1 October and was the main contributor to the increase in BG’s share of the operating profit in joint ventures and associated undertakings.

The 2% increase in total operating profit in 2001 reflected the commencement of full commercial operations at Seabank (Phase 2 commissioned in January 2001) and Santa Rita (fully operational in August 2000), together with the receipt of lower cost reimbursements on the Santa Rita and San Lorenzo projects.

Storage
On 28 November 2001, BG disposed of BG Storage Limited (BG Storage). Further details of the sale are given in ‘Exceptional items – profit/(loss) on disposals – continuing operations’, below.

Storage’s turnover up to the date of disposal in 2001 was £75 million, compared with £77 million in 2000. Turnover in 2001 benefited from higher capacity and commodity sales at the Rough storage facility, offshore UK.

Operating profit to the date of disposal was £21 million compared to £3 million in 2000. Increased profits in 2001 reflected a lower depreciation charge (following a £200 million impairment of assets in mid-2000) and lower decommissioning costs.

Other activities
Other activities comprise New Business development expenditure, certain corporate costs and activities relating to certain long-term gas contracts.

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42	BG GROUP PLC 2002

PROFIT FOR THE YEAR: CONTINUING OPERATIONS
			2002						2001						2000

	Total £m		Exceptional items £m		Business performance £m	(a)	Total £m		Exceptional items £m		Business performance £m	(a)	Total £m		Exceptional items £m		Business performance £m	(a)

Total operating profit	888		–		888		867		34		833		374		(314)		688

Profit/(loss) on disposal of fixed assets	(14)		(14)		–		98		98		–		280		280		–

Interest	(80)		–		(80)		(63)		17		(80)		(80)		–		(80)

Tax	(374)		–		(374)		(287)		(28)		(259)		(114)		63		(177)

Minority interest	(10)		–		(10)		(29)		–		(29)		(19)		–		(19)

Earnings	410		(14)		424		586		121		465		441		29		412

Earnings per share	11.6	p	(0.4	)p	12.0	p	16.7	p	3.4	p	13.3	p	12.7	p	0.9	p	11.8	p

(a) Business performance represents continuing operations excluding exceptional items. For further information on exceptional items, see note 5, page 90.

OPERATING AND FINANCIAL REVIEW

The total operating loss in 2002 was £25 million compared to £46 million in 2001 and £33 million in 2000. The 2002 loss was due principally to New Business expense partially offset by the release of a provision on certain long-term gas contracts no longer required. The operating loss in 2001 arose mainly as a result of an increased corporate provision for bad debts in the fourth quarter of £20 million and higher levels of expenditure on New Business compared to 2000. These 2001 increases were partially offset by a £7 million operating profit on certain long-term gas contracts, prior to their disposal, and the release of that portion of the provision no longer required in respect of these contracts (£13 million). The loss in 2000 arose mainly on New Business expense and activity under certain long-term gas contracts.

EXCEPTIONAL ITEMS – OPERATING RESULTS – CONTINUING OPERATIONS
There were no exceptional operating items in 2002.

In 2001, the House of Lords ruled in favour of the Central Area Transmission System (CATS) partners (BG’s share 51.18%) in their dispute with Teesside Gas Transportation Limited (an Enron Corp. subsidiary). This gave rise to income of £34 million in the E&P segment which is presented as an exceptional item within turnover. See ‘Litigation’, below, for further information.

In 2000, Premier Power incurred exceptional charges of £29 million relating to restructuring costs incurred following the conclusion of all agreements necessary to proceed with its CCGT project. This charge was included within the Power segment.

In 2000, the carrying value of the Rough offshore storage facility was impaired by £200 million in the light of trading conditions during 2000 and following a review of the longer term prospects of the business. This was treated as an exceptional operating charge in Storage’s results.

The total operating loss of Other activities in 2000 included an £85 million exceptional charge in respect of demerger related costs. An analysis of these costs is set out in note 5, page 90.

EXCEPTIONAL ITEMS – PROFIT/(LOSS) ON DISPOSALS – CONTINUING OPERATIONS
Profits/(losses) on the disposal of fixed assets and investments are reported as exceptional items.

In 2002, the loss on disposal of fixed assets and investments of £14 million (2001 £98 million profit; 2000 £280 million profit) included the £7 million loss on disposal of BG’s 100% investment in Iqara EcoFuels Limited and a loss of £2 million relating to the disposal of part of the Rose field.

The 2001 profit included the disposal of BG Storage and associated assets and a 24.5% share in Phoenix. BG Storage provided gas storage services in Great Britain and its assets included the Rough offshore storage facility, salt cavities in Hornsea and an interest in processing facilities at Easington. The associated assets sold included the remaining interest in the processing facilities at Easington, the Amethyst gas processing condensate transport agreement and BG’s interest in the offshore York discovery. The sale of BG Storage generated proceeds of £421 million which gave rise to a profit of £78 million. The sale of part of BG’s interest in Phoenix, the Northern Ireland natural gas distribution company, reduced BG’s interest in Phoenix to 51% and realised a £21 million profit.

Profits in 2000 included £305 million on the sale of BG’s share of Dynegy Inc., an associated undertaking.

INTEREST – CONTINUING OPERATIONS
BG’s net interest payable was £80 million compared to £63 million in 2001 and £80 million in 2000. The 2001 charge of £63 million included a £17 million receipt in respect of the House of Lords judgment in favour of the CATS partners (see ‘Litigation’, below). Excluding this 2001 exceptional receipt, the 2002 interest charge was in line with 2001, reflecting a higher level of borrowings offset by lower interest rates and lower unwinding charges on discounted provisions. The underlying 2001 charge was in line with 2000, reflecting higher levels of borrowings offset by a lower charge in respect of discounted provisions

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BG GROUP PLC 2002	43

OPERATING AND FINANCIAL REVIEW

following the assignment of certain long-term gas contracts in 2001.

The interest charge also includes BG’s share in the interest charge of joint ventures and associated undertakings, which was £36 million in 2002 compared to £40 million in 2001 and £35 million in 2000.

TAXATION – CONTINUING OPERATIONS
BG’s tax charge for 2002 before exceptional items was £374 million (2001 £259 million; 2000 £177 million). This incorporates the changes enacted in the Finance Act 2002, including a 10% surcharge on North Sea profits. This rate change had the effect of increasing the current year charge by £44 million and gave rise to a further £51 million charge relating to opening UK deferred tax balances. Excluding both this change relating to opening balances and exceptional items, BG’s effective tax rate for 2002 was 40% (2001 34.5%; 2000 29.1%). Excluding the change relating to opening balances and including exceptional items, BG’s tax charge was £323 million (2001 £287 million; 2000 £114 million), representing an effective tax rate of 40.7% (2001 31.8%; 2000 20%).

EARNINGS AND EARNINGS PER SHARE –CONTINUING OPERATIONS EXCLUDING EXCEPTIONAL ITEMS
Earnings (earnings per share) were £424 million (12.0 pence) in 2002 compared to £465 million (13.3 pence) in 2001 and £412 million (11.8 pence) in 2000.

Excluding the effect of the North Sea tax surcharge (£95 million) described above, 2002 earnings per share would have been 14.7 pence.

CAPITAL INVESTMENT – CONTINUING OPERATIONS
Capital investment of £1 510 million (2001 £1 079 million; 2000 £883 million) included the acquisition of the entire share capital of BG Exploration and Production India Limited (formerly named Enron Oil and Gas India Limited) for £247 million. The total comprised expenditure on intangible and tangible fixed assets of £1 178 million (2001 £927 million; 2000 £717 million) and on fixed asset investments of £332 million (2001 £152 million; 2000 £166 million).

E&P’s capital investment (including capitalised exploration expenditure) was £1 238 million (2001 £671 million; 2000 £549 million). This included the acquisition of BG Exploration and Production India Limited, referred to above. This company’s assets include 30% interests in the Tapti gas field and the Panna/Mukta oil and gas fields.

Gross exploration expenditure incurred during 2002 was £339 million (2001 £136 million; 2000 £139 million) of which £274 million was capitalised (2001 £77 million; 2000 £85 million). The £274 million in 2002 included payments in respect of the exercise of pre-emption rights and the continuing exploration and appraisal programme at Kashagan.

Development expenditure totalled £704 million compared with £585 million in 2001 and £464 million in 2000.

Development expenditure in 2002 was primarily in respect of the Karachaganak, West Delta Deep Marine Concession (WDDM), ECA, Miskar, NCMA, Armada and Jade fields. Development expenditure in 2001 was focused on the Karachaganak, WDDM, Elgin/Franklin and NCMA fields and in 2000 was mainly on the Karachaganak, Blake, Elgin/Franklin, Everest, Lomond and Rosetta fields.

LNG’s capital investment in 2002 was £117 million compared to £104 million in 2001 and £67 million in 2000. Expenditure in each year related mainly to the expansion of ALNG, and in 2002 also related to the development of Egyptian LNG.

T&D’s capital investment amounted to £81 million (2001 £170 million; 2000 £117 million). Expenditure in both 2002 and 2001 was incurred mainly on the expansion of the transmission and distribution networks at Comgas. Capital investment in 2000 included the expansion of Comgas’ and MetroGAS’ distribution networks.

Capital investment for Power in 2002 of £50 million (2001 £122 million; 2000 £135 million) was mostly related to the Premier Power CCGT project, as was the 2001 expenditure. Capital investment in 2000 related mainly to Seabank and the Premier Power CCGT project.

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44	BG GROUP PLC 2002

OPERATING AND FINANCIAL REVIEW

Capital investment of approximately £0.8 billion is projected for 2003. BG proposes to meet this expenditure from both the operating cash flows of the business and, as appropriate, the money and capital markets, including existing lines of credit.

FINANCIAL TARGETS
BG’s targeted financial framework is:

•	ROACE of 10-11% in 2003 and 13% in 2006, based on an oil price of $16 real (base 2000) until the end of 2003 and then $17 (nominal) per barrel;

•	Capital investment of £5.6 billion for the period 1999 to 2003 and £3 billion for the period 2004 to 2006;

•	Gearing ratio (net debt as a percentage of total shareholders’ funds plus net debt) of less than 25%.

The ROACE targets set in 1999 (in respect of 2003) and 2001 (in respect of 2006) were revised during the year from original values of 13% and 14% respectively. The former was reduced to reflect the impact of higher investment due to the exercise of Kashagan pre-emption rights, the purchase of Indian upstream assets and updated spending plans, whilst the effects of the increased UK corporation tax and the economic situation in South America impacted both targets.

The key risks and assumptions surrounding the 2003 and 2006 targets are set out in the Risk Factors section on pages 32 and 33.

CASH FLOW – CONTINUING OPERATIONS
Cash flow from normal operating activities (excluding significant one-off items, see note 28, page 110) in 2002 was higher than 2001 at £1 015 million (2001 £837 million; 2000 £844 million). Including the one-off items arising in 2001 and 2000, cash flow from operating activities in 2002 of £1 015 million compared to £666 million in 2001 and £1 078 million in 2000.

The one-off items comprised the assignment of certain long-term gas contracts (2001 £184 million outflow), the House of Lords judgment in favour of the CATS partners (2001 £34 million inflow), the demerger of Lattice (2001 £21 million outflow; 2000 £56 million inflow) and deferred income on the Premier Power CCGT project (2000 £178 million inflow).

Dividends from joint ventures and associated undertakings amounted to £68 million in 2002, compared to £75 million in 2001 and £28 million in 2000. The increase in 2002 and 2001 compared to 2000 was mainly due to dividends from Santa Rita and Seabank. Dividends were received from ALNG in all three years.

Returns on investments and servicing of finance accounted for a net cash outflow of £32 million in 2002 (2001 £40 million; 2000 £30 million outflow (excluding £129 million in respect of dividends received from Lattice)). This includes a £4 million outflow (2001 £18 million; 2000 £16 million) in respect of dividends paid to minority shareholders. 2001 also included a £17 million interest receipt arising from the House of Lords judgment in favour of the CATS partners.

Tax of £240 million was paid in 2002 compared to £261 million in 2001 and £200 million in 2000. The reduction in 2002 reflects the increased capital allowances available following the enactment of the Finance Act 2002. The increase in 2001 reflected the transition to new arrangements for the payment of UK corporation tax, introduced by the Inland Revenue in 1999.

Payments to acquire fixed assets and investments amounted to £1 386 million in 2002, £989 million in 2001 and £844 million in 2000. Payments in 2002 included £247 million in respect of the purchase of the entire share capital of BG Exploration and Production India Limited (offset by £57 million cash acquired in this acquisition) and the purchase of pre-emption rights on Kashagan.

Receipts in respect of the disposal of fixed assets and investments were £7 million in 2002 (2001 £466 million; 2000 £524 million). Receipts in 2001 included £421 million in respect of the sale of BG Storage and associated assets and £49 million on the disposal of a 24.5% share in Phoenix. These 2001 receipts were offset by £14 million cash held by BG Storage at the time of the disposal. Receipts in 2000 included £466 million from the sale of BG’s interest in Dynegy Inc.

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BG GROUP PLC 2002	45

OPERATING AND FINANCIAL REVIEW

NET BORROWINGS – CONTINUING OPERATIONS
Net borrowings (comprising cash, current asset investments, short- and long-term borrowings) increased to £1 002 million as at 31 December 2002 from £538 million as at 31 December 2001 (£360 million as at 31 December 2000). The increase in both 2002 and 2001 was mainly due to capital investment, together with, in 2001 only, the payment for the assignment of certain long-term contracts and working capital movements, offset by the cash receipts on disposal of fixed assets, discussed above.

As at 31 December 2002, BG’s share of net borrowings in joint ventures and associated undertakings amounted to approximately £700 million (2001 approximately £600 million), including BG shareholder loans of approximately £320 million (2001 approximately £150 million). These net borrowings are included in BG’s share of the net assets in joint ventures and associated undertakings which are consolidated in BG’s accounts (see note 12, page 95). Of the net borrowings excluding BG shareholder loans, £100 million is guaranteed by BG.

BG shareholders’ funds as at 31 December 2002 were £3 324 million compared with £3 406 million at the beginning of the year. The change incorporates currency translation adjustments of £385 million (see movement in BG shareholders’

funds, page 78). The gearing ratio was 23.0% (31 December 2001 13.2%).

Details of the maturity, currency and interest rate profile of the Group’s borrowings as at 31 December 2002 are shown in notes 17 to 20, page 98 and details of the Group’s current asset investments as at 31 December 2002 are shown in note 16, page 97.

BG’s principal borrowing entities are BG Energy Holdings Limited (BGEH), BG Energy Capital plc (BGEC), BG Energy Finance Inc. (BGEF), MetroGAS, Gas Argentino S.A. (Gas Argentino), Comgas and Gujarat Gas. The borrowings of BGEC and BGEF are guaranteed by BGEH. The borrowings of MetroGAS, Gas Argentino, Comgas and Gujarat Gas are non-recourse to the other members of the Group.

BGEH is the Group’s principal credit rated entity, with long-term credit ratings of A-from Fitch, A3 from Moody’s and A- from Standard & Poor’s. BGEH has short-term credit ratings of F-2 from Fitch, P-2 from Moody’s and A-2 from Standard & Poor’s.

As at 31 December 2002, BGEF had a $1.0 billion US Commercial Paper Programme, which was unutilised. BGEC had a $1.0 billion Eurocommercial Paper Programme, of which $913 million was unutilised and a $2.0 billion Euro Medium Term Note Programme, of which $1.208 billion was unutilised. BGEH had aggregate committed multicurrency revolving borrowing facilities of $1.072 billion, of which $552 million matures in 2003 and $520 million matures in 2005. These facilities were undrawn.

In addition, at 31 December 2002, BGEH had uncommitted multicurrency borrowing facilities of £635 million, of which £515 million was unutilised.

There are no restrictions on the application of funds in any of the borrowing facilities of BGEH, BGEC or BGEF.

Comgas had committed borrowing facilities of Brazilian Reals (BRL) 632 million (£113 million), of which BRL 194 million (£35 million) was unutilised, and uncommitted borrowing facilities of BRL 759 million (£136 million), of which BRL 501 million (£90 million) was unutilised.

MetroGAS announced on 25 March 2002 that it had suspended payment of principal and interest on all its financial indebtedness of $419 million. On 23 July 2002 and 22 October 2002, it announced its intention to make extraordinary payments on certain accrued interest amounts and as a result is now current with interest accrued up until 30 September 2002. MetroGAS is currently developing a comprehensive plan to restructure all its financial obligations, although progress is constrained by the pace of the utility tariff renegotiation process in Argentina.

Gas Argentino has also suspended debt service on its borrowings of $70 million.

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46	BG GROUP PLC 2002

PROFIT FOR THE YEAR
	2002 (a)	2001 (a)		2000

				Discontinued	Continuing
			Total	operations	operations
	£m	£m	£m	£m	£m

Consolidated results

Total operating profit	888	867	1 137	763	374

Profit/(loss) on disposal of fixed assets	(14)	98	276	(4)	280

Interest	(80)	(63)	(459)	(379)	(80)

Tax	(374)	(287)	(281)	(167)	(114)

Minority interest	(10)	(29)	(19)	–	(19)

Earnings	410	586	654	213	441

Earnings excluding exceptional items	424	465	664	252	412

(a) There were no discontinued operations in 2002 or 2001.

OPERATING AND FINANCIAL REVIEW

All the borrowings of MetroGAS and Gas Argentino are non-recourse to BG and management has no plans to provide financial support to these subsidiaries.

The borrowing facilities of MetroGAS and Gas Argentino contain certain financial covenants, and some of the borrowings of MetroGAS and Comgas have restrictions as to their use, being linked to capital projects.

Gujarat Gas has uncommitted borrowing facilities of Indian Rupees (INR) 880 million (£12 million), of which INR 392 million (£5 million) was unutilised.

The distribution of the profits of MetroGAS and Comgas is restricted under local legislation. Details of these restrictions are shown in note 30, page 116. Distribution of the profits of BG’s other subsidiary undertakings is not materially restricted.

Except for the working capital of MetroGAS and Gas Argentino, BG’s working capital is considered to be sufficient to meet current requirements.

DIVIDEND
At demerger the Board stated its intention to maintain the dividend level in real terms. This will enable an appropriate portion of future earnings to be retained for investment in the attractive opportunities expected to be available to the Group.

The Directors have proposed a final dividend of 1.55 pence per ordinary share to be paid on 2 May 2003 (12 May 2003 in respect of American Depositary Shares (ADSs)). This brings the total dividend for the year to 3.1 pence compared to 3.0 pence in 2001 and 2.9 pence in 2000 (on a pro forma basis). The total dividend in respect of 2000, including discontinued operations, was 6.4 pence.

DEMERGER IN 2000
In December 1999, BG completed its restructuring and refinancing which involved the separation of its regulated and unregulated businesses.

In October 2000, the Company’s shareholders approved the demerger of certain businesses to Lattice. On demerger, shareholders received one Lattice Group plc share for each BG Group plc share held. This demerger separated BG’s two principal businesses, BG International and Transco, with the former remaining within BG. All activities demerged to Lattice are presented in these accounts as discontinued operations.

A discussion of the consolidated results, including the contribution of discontinued operations, is presented below. As there were no discontinued operations in 2002 or 2001, there is no discussion of the 2002 results in comparison to the 2001 results.

CONSOLIDATED RESULTS – INCLUDING DISCONTINUED OPERATIONS
This section should be read together with the results of continuing operations discussed above.

Consolidated turnover in 2001 was £2 542 million compared to £4 699 million in 2000. Consolidated total operating profit (including exceptional items), was £867 million in 2001 and £1 137 million in 2000.

During 2000, BG made sales in respect of the transportation of gas of around £1.5 billion to British Gas Trading Limited, a subsidiary of Centrica plc.

OPERATING RESULTS – INCLUDING DISCONTINUED OPERATIONS
The operating results of business segments within continuing operations are discussed earlier in this review. Discussed below are the results of operations discontinued in 2000.

Transco
Transco was demerged to Lattice effective on 23 October 2000. Transco’s turnover was £2 361 million in 2000 to the date of demerger. Operating costs of £1 663 million in 2000 included £50 million in respect of potential liabilities under the network code (dealing with transportation arrangements) and other shipper issues, £41 million of exceptional demerger costs and additional replacement expenditure of £30 million.

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BG GROUP PLC 2002	47

OPERATING AND FINANCIAL REVIEW

Transco’s operating profit in 2000 was £698 million.

Other activities (discontinued operations)
Other activities relate to those businesses other than Transco that were demerged to Lattice in 2000. Total operating profit generated in 2000 was £65 million, including a £76 million pension credit.

INTEREST – CONSOLIDATED RESULTS –INCLUDING DISCONTINUED OPERATIONS
The consolidated net interest charge in 2001 was £63 million compared to £459 million in 2000. The lower charge in 2001 reflects the inclusion of discontinued operations in 2000.

TAXATION – CONSOLIDATED RESULTS –INCLUDING DISCONTINUED OPERATIONS
BG adopted FRS 19 in 2001 and, accordingly, restated the tax charge for previous years. The consolidated tax charge for 2001 was £287 million (2000 £281 million). The consolidated historical cost effective tax rate was 31.8% in 2001 and 26.2% in 2000.

EARNINGS AND EARNINGS PER SHARE –CONSOLIDATED RESULTS – INCLUDING DISCONTINUED OPERATIONS
Consolidated earnings in 2001 were £586 million compared to £654 million in 2000. The fall in 2001 was primarily due to discontinued operations being included only up to the effective date of demerger, 23 October 2000.

BG’s consolidated earnings per ordinary share were 16.7 pence in 2001 and 18.8 pence in 2000. Earnings per share excluding exceptional items were 13.3 pence in 2001 and 19.1 pence in 2000.

CAPITAL INVESTMENT – CONSOLIDATED RESULTS – INCLUDING DISCONTINUED OPERATIONS
In 2001, BG’s total capital investment was £1 079 million. This related to continuing operations only and is discussed earlier in this review.

In 2000, BG’s total capital investment was £1 514 million, comprising investment in tangible and intangible fixed assets of £1 278 million and additions to fixed asset investments of £236 million.

Transco’s capital investment in 2000 was £482 million. The expenditure was incurred in respect of the National Transmission System and the expansion of high pressure systems.

CASH FLOW – CONSOLIDATED RESULTS –INCLUDING DISCONTINUED OPERATIONS
Consolidated cash inflow from operating activities was £666 million in 2001 compared to £2 642 million in 2000. The fall in 2001 was mainly due to the inclusion of discontinued operations in 2000. Payments to acquire fixed assets and investments amounted to £989 million in 2001 (2000 £1 384 million).

NET BORROWINGS – CONSOLIDATED RESULTS – INCLUDING DISCONTINUED OPERATIONS
Net borrowings as at 31 December 2001 were £538 million (2000 £360 million). Net borrowings of the businesses demerged to Lattice amounted to £5 621 million as at the date of demerger.

TREASURY POLICY
The Group’s principal Treasury risks are those risks associated with refinancing, interest rates, foreign exchange and counterparty credit. These risks are all managed in accordance with policies approved by the Finance Committee. The use of derivative financial instruments is controlled by policy guidelines set by the Board. The Group’s principal Treasury policies are summarised below.

Refinancing risk
Refinancing risk is managed principally by limiting the amount of borrowings maturing within any specific period. The maturity profile of the Group’s borrowings appears in note 17, page 98.

Interest rate risk
Interest rate risk is managed by the use of fixed- and floating-rate borrowing, and interest rate derivatives.

The Group’s principal interest rate risk management policy is to seek to minimise total financing costs (i.e. interest costs plus changes in the market value of debt) subject to upper and lower limits on the ratio of fixed-rate to floating-rate obligations.

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48	BG GROUP PLC 2002

OPERATING AND FINANCIAL REVIEW

In the case of the borrowings of BGEH (including borrowings guaranteed by BGEH), such borrowings must generally be between 25% and 50% fixed rate.

Foreign exchange risk
US dollars
A substantial proportion of the Group’s business activity is conducted in US$, and the Group holds substantial dollar-denominated assets. The Group mitigates its exposure to the US$ by borrowing in, or swapping borrowings into, US$ up to a maximum of 100% of the book value of US$ denominated assets.

The foreign exchange policy does not require US$ denominated transactions to be hedged, although the Group may hedge certain exposures with the authorisation of the Finance Committee.

Details of transaction hedge amounts appear in note 20, page 100.

Other currencies
The Group’s net balance sheet exposure to foreign currencies other than the US$ principally comprises exposure to the Argentine Peso, Brazilian Real and Indian Rupee. These net exposures are managed on a case-by-case basis with the objective of protecting economic value subject to practicality and cost considerations.

Subsidiary undertakings which borrow on a stand-alone basis are generally required to borrow in, or swap borrowings into, their functional currency of operation or a proxy for the functional currency.

The Group mitigates its exposure to transactions in currencies other than the US$ or Sterling by hedging certain expected cash flows into Sterling or US$.

Counterparty risk
Treasury counterparty risk arises principally from the investment of surplus funds, from cash balances held in bank accounts, and from the use of derivative instruments. Such risk is controlled through credit limits (principally credit rating-based) and monitoring procedures.

Derivative financial instruments held for purposes other than trading
As part of its business operations, the Group is exposed to risks arising from fluctuations in interest rates and exchange rates. The Group uses off-balance sheet derivative financial instruments (derivatives) in order to manage exposures of this type. The Group enters into interest rate swaps or forward rate agreements to manage the composition of floating and fixed rate debt, and so hedge interest rate exposure.

The Group enters into foreign exchange contracts to hedge commercial transactions, and enters into foreign currency swaps to adjust the currency composition of its assets and liabilities in order to hedge its exposure to exchange rate movements. Certain agreements are combined foreign currency and interest swap transactions. Such agreements are shown as cross-currency swaps.

The Group’s policy is not to use interest rate and exchange rate derivatives for speculative purposes. Derivatives can, to varying degrees, carry both counterparty and market risk.

Valuation and sensitivity analysis
The Group calculates the fair value of medium- and long-term debt and derivative instruments by discounting all future cash flows by the market yield curve at the balance sheet date. In the case of instruments with optionality, the Black’s variation of the Black-Scholes model is used to calculate fair value.

The Group utilises a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices will have on the market value of debt and derivative instruments. As at 31 December 2002, the potential change in the fair value of the aggregation of medium-and long-term debt and exchange rate and interest rate derivative instruments was £10 million, assuming a 10% change in the level of interest rates (2001 £1 million). The potential change in the fair value of the above, assuming a 10% change in exchange rates, was £103 million (2001 £58 million).

COMMODITY RISK
The Group’s results are sensitive to US$ denominated crude oil prices. Crude oil prices are volatile, depending on shifts

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BG GROUP PLC 2002	49

COMMITMENTS AND CONTINGENCIES

as at 31 December 2002			Payment due:

	Total £m	Within 1 year £m	1-3 years £m	4-5 years £m	Over 5 years £m

Commitments

Capital commitments	430	430	–	–	–

Operating lease commitments	476	56	104	102	214

Finance lease commitments	218	2	12	13	191

Future well costs	21	21	–	–	–

Other financial commitments	1 324	32	71	136	1 085

	2 469	541	187	251	1 490

Contingencies

Loan guarantees	856

Other (mainly the provision of indemnities)	2 483

	5 808

OPERATING AND FINANCIAL REVIEW

in world supply and demand, OPEC (Organization of the Petroleum Exporting Countries) policies and the general economic and political climate. The Group’s exposure to oil prices is partly mitigated by the predominance of gas in its portfolio, much of which is sold under long-term contracts. In 2002, substantially all upstream revenues had some degree of indexation to oil prices. Most of this was on a time lagged basis.

The Group does not, as a matter of course, hedge all commodity prices, but may hedge certain gas and oil revenue streams from time to time. The Group uses forward commodity contracts, including forward, derivative and option contracts, to partially offset the exposure of certain of its forecast oil and gas revenues to commodity price variations. The Group also has a small commodity trading operation. The fair value of the Group’s commodity derivative contracts is calculated using forward price curves for the relevant commodity. As at 31 December 2002, the potential change in the fair value of the aggregation of outstanding commodity derivative contracts was £9 million (2001 £3 million) assuming a 10% change in the forward price curve.

COMMITMENTS AND CONTINGENCIES
BG’s commitments and contingencies are summarised in the table above. BG proposes to meet its commitments from both the operating cash flows of the business and from the money and capital markets, including existing lines of credit. As at 31 December 2002, BG and its joint ventures and associated undertakings had undertaken commitments for capital expenditure of £430 million, principally concerning investment in the exploration and appraisal programme and LNG export facilities. Other financial commitments as at 31 December 2002 and 2001 comprised a 22 year contract for a capacity service at Lake Charles. The increase in this commitment relates to the planned expansion of the capacity service of the terminal. Other contingencies mainly include the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business. Further details can be found in note 25, page 104.

LITIGATION
During 1999, the London Court of Appeal heard the appeal by Teesside Gas Transportation Limited (an Enron Corp. subsidiary) (TGTL) against the judgment of June 1997 in favour of the CATS partners. BG has an ownership share (51.18%) in CATS. The Court of Appeal found in partial favour of the appeal, resulting in the CATS partners being ordered to pay a sum to TGTL, of which BG’s share was £34 million plus £12 million interest. In 2001, the House of Lords overturned the Court of Appeal’s 1999 decision, giving rise to income of £34 million and £17 million interest receivable. The resulting tax impact is a £15 million charge, leading to a net

£36 million increase in earnings. For details of other legal proceedings, see note 25, page 104.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
The following paragraphs identify those critical accounting policies which rely on complex or subjective decisions or assessments by management. These should be read in conjunction with BG’s Principal Accounting Policies which are discussed on pages 71 to 73.

Exploration expenditure
BG accounts for exploration expenditure under the ‘successful efforts’ method. The success or failure of each exploration effort is judged on a well-by-well basis as each potential hydrocarbon structure is identified and tested. Certain expenditure, such as licence acquisition and drilling costs, is capitalised within intangible assets pending determination of whether or not proved reserves have been discovered. A review is carried out at least annually and any unsuccessful expenditure is written off to the profit and loss account. Costs that relate directly to the discovery and development of specific gas and oil reserves are capitalised and depreciated over the useful economic lives of those reserves. Certain expenditure that is general in nature, such as geological and geophysical exploration costs, is written off directly to the profit and loss account.

An alternative policy would be the ‘full cost’ method under which all costs

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50	BG GROUP PLC 2002

OPERATING AND FINANCIAL REVIEW

associated with exploring for and developing gas and oil reserves within a cost pool are capitalised and written off against income from subsequent production. Whilst the reported profits under each method will be the same over the total life of the entity, profits are generally recognised earlier under the full cost method.

Depreciation
Exploration and production assets are depreciated using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and facilities. The measurement of reserves involves judgment and reserve estimates are reviewed and, where relevant, updated quarterly.

Under the UK Statement of Recommended Practice (SORP) entitled ‘Accounting for Oil and Gas Exploration, Development, Production and Decommissioning Activities’, commercial reserves are recommended as the basis for calculating depreciation. This definition permits the inclusion of probable as well as proven reserves. This option is subject to a higher degree of estimation than that used by BG.

Decommissioning
Decommissioning provisions are recognised in the accounts at the net present value of the future expenditure required to settle the Group’s decommissioning obligations.

The discount implicit in recognising the decommissioning liability is unwound over the life of the provision and is included in the profit and loss account as a financial item, within the net interest charge. Where a provision gives access to future economic benefits, an asset is recognised and depreciated in accordance with BG’s depreciation policy referred to earlier.

The measurement of decommissioning provisions involves the use of estimates and assumptions such as the discount rate used to determine the net present value of the liability. The estimated cost of decommissioning is based on engineering estimates and reports from independent advisors. In addition, the payment dates of expected decommissioning costs are uncertain and are based on economic assumptions surrounding the useful economic lives of the fields concerned. Management reviews the assumptions used in the calculation of expected costs on an annual basis.

Impairments
Impairment reviews compare the carrying value of an income generating unit with its recoverable amount. The recoverable amount is the higher of the net realisable value and the estimated value in use. Value in use is based on the net present value of expected future pre-tax cash flows. Impairment reviews impact all operating segments.

BG uses assumptions that are consistent with its base case business plan to determine the net present value of future cash flows for use in impairment reviews. Particular assumptions which impact the calculations are gas and oil prices, foreign exchange rates and discount rates.

Presentation of gas trading activity
As part of managing its gas supply portfolio within the UK gas market, BG undertakes gas trading activities (i.e. the purchase and re-sale of third-party gas). In view of the nature of these activities, BG believes a net presentation of the operating results is most appropriate (see note 1, page 81).

US GAAP – derivative instruments and hedging activity
Under US GAAP, BG recognises all derivatives as either assets or liabilities on the balance sheet and measures them at fair value. BG uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. The fair value of these instruments is determined based on quoted market prices for the same or similar instruments. If a quoted market price is not available, the fair value is determined based on the present value of estimated future cash flows using a risk adjusted discount rate.

The main assumption used in the calculation of the fair value of commodity contracts relates to gas prices. This is used in the estimation of future cash

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BG GROUP PLC 2002	51

OPERATING AND FINANCIAL REVIEW

flows. These prices are consistent with the Group’s base case business plan as used in the impairment reviews.

RELATED PARTY TRANSACTIONS
BG provides goods and services to and receives goods and services from its joint ventures and associated undertakings. In the year ended 31 December 2002, BG incurred charges of £71 million (2001 £28 million; 2000 not material) and, in turn, charged £29 million (2001 £2 million; 2000 not material) under these arrangements. In addition, BG provides financing to some of these parties by way of loans. As at 31 December 2002, loans of £336 million (2001 £259 million; 2000 £164 million) were due from joint ventures and associated undertakings. These loans are accounted for as part of BG’s investment in joint ventures and associated undertakings and disclosed in note 12, page 95. Interest of £19 million (2001 £18 million; 2000 £13 million) was charged on these loans during the year at interest rates of between 4.06% and 9.95% (2001 4.84% and 9.25%). The maximum debt outstanding during the year was £336 million (2001 £260 million; 2000 £175 million).

MetroGAS received charges relating to trading transactions of £8 million (2001 £27 million) from another shareholder during 2002. As at 31 December 2002, MetroGAS owed £1 million to this party (2001 £2 million).

During the year there were also a number of transactions between the Company and its subsidiary undertakings which are eliminated on consolidation and therefore not disclosed.

RESEARCH AND DEVELOPMENT
Investment on research and development is made to enable BG to continuously build and develop its core competencies in gas chain technologies. In this way, BG maintains its ability to leverage superior value from its ongoing business operations and new opportunities. BG pursues a policy of identifying best in class research groups through an integrated programme of maintaining an awareness of new and emerging technologies and working with partners of choice to leverage our technology investment in joint industry projects.The strategic aim of this approach is that we can become the fastest and smartest implementor of new technology. Consolidated investment on research and development in 2002 was £11 million (2001 £13 million; 2000 £34 million).

THE EURO
On 1 January 2002, 12 European countries replaced their national currency with the Euro. The UK may adopt the Euro as its national currency at a later date.

BG does not expect the Euro to lead to any significant operational disruptions or to impose costs which could materially affect liquidity or capital resources.

US GAAP RECONCILIATION
The differences between UK and US GAAP are set out in note 29, page 112. The differences include accounting for goodwill, pension costs, derivative instruments and deferred tax. Under Financial Accounting Standard (FAS) 133, BG’s derivative instruments are marked-to-market. BG uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. There are a number of issues pending before the Financial Accounting Standards Board which may have a material impact on the application of FAS 133. BG’s results under US GAAP are expected to continue to see some volatility due to the requirement of FAS 133 to mark-to-market a number of instruments and contracts at a point in time.

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52	BG GROUP PLC 2002

BOARD OF DIRECTORS

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BG GROUP PLC 2002	53

1 Sir Richard Giordano KBE (68)
Chairman and Non-Executive Director

Sir Richard Giordano was appointed Chairman of British Gas plc in January 1994, having been a non-executive Director since December 1993. He is non-executive deputy chairman of Rio Tinto plc and a non-executive director of US-based Georgia-Pacific Corporation Inc. After working as a lawyer with Shearman & Sterling, the international law firm based in the US, he was chairman and chief executive of BOC Group plc from 1985 to 1991 and chairman from 1994 to 1996. He has also previously served on the boards of National Power plc and Reuters plc and has been non-executive deputy chairman of Grand Metropolitan plc. He is a trustee of Carnegie Endowment for International Peace. (ii), (iii), (iv), (v), (vi)

2 Frank Chapman (49)
Chief Executive

Frank Chapman was appointed Chief Executive with effect from 23 October 2000, having been appointed to the Board of BG plc in February 1997. He joined British Gas plc in November 1996. He has had an international exploration and production career spanning some 27 years and, prior to joining British Gas plc, spent 18 years with Shell and four years with BP. (i), (ii), (iv), (v)

3 Ashley Almanza (39)
Chief Financial Officer

Ashley Almanza was appointed Chief Financial Officer in August 2002. He joined British Gas plc in 1993 as a Finance Manager in the Exploration and Production division. Over the following years, he held a number of Corporate and Business Unit roles including Finance Director of BG International Downstream and Deputy Finance Director of BG International. During this time, he also worked on the successive Group demergers. He acted as Group Finance Director from October 2000 to January 2001 before he was appointed Group Financial Controller. Prior to joining British Gas plc he trained as a chartered accountant, working in South Africa and London. (i), (ii), (iv)

4 Peter Backhouse (51)
Non-Executive Director

Peter Backhouse was appointed to the Board as a non-executive Director in July 2000. He was formerly executive vice president, refining and marketing at BP Amoco plc. Previous roles at BP included deputy chief executive of BP Oil and chief executive of BP Oil Europe. He has gained considerable gas experience in international LNG and in UK natural gas as head of BP’s UK gas marketing business. He is also a member of the Advisory Board of Carlyle/Riverstone Energy Partners, a US private equity fund. (iii), (vi)

5 David Benson (64)
Non-Executive Director

David Benson was appointed to the Board of British Gas plc as a non-executive Director in October 1988. He is a senior advisor to Fleming Family and Partners and is also chairman of Charter European Trust. He is a non-executive director of Daniel Thwaites plc, Murray International Trust plc and the US-based Rouse Company and Dover Corporation. He is also chairman of the Trustees of the COIF Charity Funds. He started his career with Shell before he joined Kleinwort Benson with which he has been associated for nearly 40 years. (iii), (vi)

6 Sir John Coles GCMG (65)
Non-Executive Director

Sir John Coles was appointed to the Board of BG plc as a non-executive Director in March 1998. He had a 37 year career with the Foreign and Commonwealth Office (the FCO) and retired as Permanent Under-Secretary of State in the FCO and Head of the Diplomatic Service in November 1997. He is a trustee of the Imperial War Museum and chairman of Sight Savers International. (iii), (vi)

7 Paul Collins (66)
Non-Executive Director

Paul Collins was appointed to the Board as a non-executive Director with effect from 23 October 2000. He retired in September 2000 as a vice chairman and member of the management committee of Citigroup Inc. Previously, he was a vice chairman (since 1988) and director (since 1985) of Citicorp and its principal subsidiary, Citibank. He joined Citicorp in 1961. He is a director of Kimberly-Clark Corporation and Genuity Corporation and a director and vice chairman of Nokia Corporation. He is also a trustee of the University of Wisconsin Foundation and the Glyndebourne Arts Trust, and is a member of the Advisory Board of Welsh, Carson, Anderson & Stowe, a US private equity firm. (iii), (vi)

8 Elwyn Eilledge CBE (67)
Non-Executive Director

Elwyn Eilledge was appointed to the Board of BG plc as a non-executive Director in February 1997. He is also chairman of the Financial Reporting Advisory Board to the Treasury and former chairman of BTR plc. He was previously chairman of Ernst and Young International Limited, the chartered accountants, with which he worked for nearly 30 years. (iii), (v), (vi)

9 William Friedrich (54)
Deputy Chief Executive and General Counsel

William Friedrich was appointed Deputy Chief Executive with effect from 23 October 2000. He joined British Gas plc in December 1995 as General Counsel after a 20 year career with Shearman & Sterling, where he became a partner in 1983. Whilst with the firm, he practised as a general corporate lawyer, working mainly on international transactions, and ultimately headed the firm’s worldwide project development and project finance practice. (i), (ii), (iv)

10 Keith Mackrell (70)
Deputy Chairman and Senior Independent Non-Executive Director

Keith Mackrell was appointed Deputy Chairman with effect from 23 October 2000, having been appointed to the Board of British Gas plc as a non-executive Director in June 1994. The Board nominated him Senior Independent Director with effect from 1 January 2001. He is also a non-executive director of Govett Asian Recovery Trust plc and other companies. He is a governor of the London School of Economics and chairman of Enterprise LSE. He is a former director of Shell International Petroleum Company Limited with which he had a career spanning 35 years.
(ii), (iii), (vi)

11 Dame Stella Rimington DCB (67)
Non-Executive Director

Dame Stella Rimington was appointed to the Board of BG plc as a non-executive Director in February 1997. She had a career with the Security Service spanning 27 years. She was the first woman Director General of MI5 and the first person to hold the post to have her name made public. She is also a non-executive director of Marks and Spencer plc. (iii), (v), (vi)

12 Lord Sharman (60)
Non-Executive Director

Lord Sharman was appointed to the Board as a non-executive Director with effect from 23 October 2000. He is currently non-executive chairman of Aegis Group plc and non-executive director of Reed Elsevier plc. A chartered accountant, he was chairman of KPMG International from 1997 to 1999, having been a senior partner since 1994. (iii), (vi)

13 Sir Robert Wilson KCMG (59)
Non-Executive Director

Sir Robert Wilson was appointed to the Board as a non-executive Director in September 2002. He has been chairman of Rio Tinto plc since 1997 and prior to that was chief executive between 1991 and 1997. He is also a non-executive director of Diageo plc and The Economist Newspaper Limited. (iii)

Membership of committees
(i)	Group Executive
(ii)	Chairman’s Committee
(iii)	Audit
(iv)	Finance
(v)	Nominations
(vi)	Remuneration

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54	BG GROUP PLC 2002

GROUP EXECUTIVE COMMITTEE

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BG GROUP PLC 2002	55

The Group Executive Committee has primary authority for the day-to-day management of the Group’s operations within limits set by the Board of Directors. It is chaired by the Chief Executive and membership comprises the other Executive Directors and those senior managers whose details are set out below.

1 Frank Chapman
Chief Executive

See page 53 for biographical details.

2 Ashley Almanza
Chief Financial Officer

See page 53 for biographical details.

3 William Friedrich
Deputy Chief Executive and General Counsel

See page 53 for biographical details.

4 Charles Bland (53)
Executive Vice President Policy & Corporate Affairs

Charles Bland joined BG plc in 1999. He is responsible for government and public affairs, brand and marketing, communications and community affairs. He was appointed to his current position in September 2002 having previously been President, BG Kazakhstan, and Vice President, Government Affairs. Before joining BG he worked in UK government, holding various posts in the Ministry of Defence.

5 Peter Duffy (41)
Executive Vice President Human Resources

Peter Duffy joined BG Group plc in 2001, when he was appointed to his current position with responsibility for all matters relating to human resources strategy and policy. He has extensive international human resource management experience, particularly in the area of organisation development, performance and change management. He previously worked for TRW Inc., LucasVarity plc, and British Aerospace plc.

6 Martin Houston (45)
Executive Vice President & Managing Director Atlantic, Europe and Mediterranean Basin

Martin Houston joined British Gas plc in 1983 and was appointed Executive Vice President upon demerger in October 2000. Prior to that he held a number of technical and commercial posts predominantly with an international focus. He played a leading role in the development of the LNG industry in Trinidad and was chairman of Atlantic LNG from 1996 to 2000. His most recent positions have included President and General Manager of BG Trinidad and Tobago, Director of LNG and Vice President of Strategy and Portfolio Development. He is a fellow of the Geological Society of London.

7 David McManus (49)
Executive Vice President Skill Centres

David McManus joined BG Group plc in 2000 and was appointed Executive Vice President upon demerger in October 2000 with responsibility for the Eastern Hemisphere. He was appointed to his current position in January 2003 and is now responsible for all matters relating to petroleum engineering, project engineering management, procurement and commercial and operational functions. He was previously president of ARCO Europe and managing director of ARCO UK Limited. Prior to working at ARCO, he acquired extensive technical and commercial experience in various roles with Ultramar, Lasmo and Shell.

8 Emma Nichol (38)
Company Secretary

Emma Nichol joined BG plc in 1997 and has responsibility for all matters relating to the Board, its committees and governance and risk management. She was appointed Company Secretary upon demerger in October 2000. Her previous role was as Deputy General Counsel. She formerly worked at Clifford Chance and National Power plc.

9 Dave Roberts (42)
Executive Vice President & Managing Director Eastern Hemisphere

Dave Roberts joined BG Group plc in January 2003 when he was appointed to his current position, with responsibility for the Group’s activities in India, South East Asia, the Middle East and Kazakhstan. He was previously adviser to Chevron Texaco’s vice chairman and director of strategy management for Texaco’s worldwide upstream business. He has extensive experience in surface and sub-surface engineering and technical leadership, operations and general management.

10 Sean Sutcliffe (39)
Executive Vice President & Managing Director New Businesses

Sean Sutcliffe joined British Gas plc in 1990 and was appointed Executive Vice President upon demerger in October 2000. In addition to his responsibility for new businesses, he is also responsible for strategic development, mergers and acquisitions, technology and exploration activity. Previously, he worked in strategic and operational roles across the gas chain, both in the UK and internationally. Before joining BG, he worked for VSEL Consortium plc, primarily in engineering consultancy.

11 Rick Waddell (43)
Executive Vice President & Managing Director South America

Rick Waddell joined BG Group plc in March 2002 when he was appointed to his current position. Based in Sâo Paulo, he is responsible for all upstream and downstream activities in the Southern Cone, including Comgas in Sâo Paulo and MetroGAS in Buenos Aires. He is a former senior vice president of Enron Corporation for Latin America and was regional logistics manager for South America with Wal-Mart International.

12 Jon Wormley (54)
Executive Vice President & Managing Director UK Region

Jon Wormley joined British Gas plc in 1992 and was appointed to his current position upon demerger in October 2000. Prior to that he was Finance Director, BG International, and held executive responsibility for Comgas in Sâo Paulo. He is a Certified Public Accountant – Texas, USA. He received his BSBA degree from the University of Tulsa, Oklahoma in 1970. He has worked in the oil and gas industry since 1971, beginning his career with Phillips Petroleum Company in the USA. He held various senior level financial positions with Phillips both in and outside the USA.

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CONTENTS

57	Directors’ Report

60	Remuneration Report

70	Auditors’ Report

71	Principal Accounting Policies

74	Consolidated Profit and Loss Account

76	Consolidated Statement of Total Recognised Gains and Losses

77	Balance Sheets

78	Movement in BG Shareholders’ Funds

79	Consolidated Cash Flow Statement

79	Reconciliation of Net Borrowings

80	Analysis of Cash Flow Movement

81	Notes to the Accounts

117	Supplementary Information
– Gas and Oil

122	Five Year Financial Summary

126	Five Year Financial Summary (continuing operations only)

128	Historical Production

129	Shareholder Information

130	Additional Shareholder Information

137	Cross-Reference to Form 20-F

138	Index

139	Glossary

140	Definitions

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BG GROUP PLC 2002	57

DIRECTORS’ REPORT

The Directors present their report and the audited accounts for the financial year ended 31 December 2002. A statement by the Directors on corporate governance is on page 27. A report by the Directors on remuneration is on pages 60 to 69.

SUBSTANTIAL SHAREHOLDERS
At 20 February 2003, the Company had received the following notifications of holdings of 3% or more of the issued share capital of the Company:

The Capital Group Companies, Inc.	279 910 423 ordinary shares	7.93%
Legal and General Group plc	116 458 766 ordinary shares	3.29%

DIRECTORS AND OFFICERS
The names of the current Directors and their biographical details are given on page 53. Ashley Almanza was appointed to the Board as Chief Financial Officer and as an Executive Director on 1 August 2002. Andrew Bonfield relinquished his responsibilities as Executive Director, Finance from 1 August 2002 and resigned as a Director on 16 August 2002. Sir Robert Wilson was appointed to the Board as a non-executive Director on 19 September 2002.

Any person appointed as a Director by the Board must retire at the first Annual General Meeting (AGM) after their appointment and seek re-election by shareholders. Ashley Almanza and Sir Robert Wilson will therefore be seeking election by shareholders at the 2003 AGM. In addition, Directors are subject to re-election by shareholders every three years. Sir Richard Giordano, Frank Chapman, David Benson, Sir John Coles, Elwyn Eilledge, Keith Mackrell and Dame Stella Rimington were all elected at the 2000 AGM and will seek re-election by shareholders at the 2003 AGM.

Details of the Directors’ service contracts, emoluments and share interests can be found in the Remuneration Report on pages 60 to 69.

The executive officers of the Company at 31 December 2002 (being those members of the Group Executive Committee who are not Directors) and their biographical details are given on page 55.

The aggregate remuneration of the executive officers in 2002 (including Erika Coghlan up to 6 September 2002 when she left the Company) was £2 550 287 (2001 £1 677 556) and aggregate pension contributions were £31 606 (2001 £23 362). At 20 February 2003, executive officers had the following aggregate beneficial interests in the Company’s shares: ordinary shares 138 092; employee profit sharing schemes 21 284; long term incentive schemes 1 870 848 (notional allocation). This notional allocation includes the full allocation made in October 1999. The performance period ended on 30 September 2002. BG’s performance meant that 46% of the original allocation was put into trust on behalf of participating executive officers. (The remainder of the 1999 allocation has lapsed.)

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58	BG GROUP PLC 2002

DIRECTORS’ REPORT continued

Under the Sharesave Scheme at 20 February 2003, executive officers held options over a total of 39 178 ordinary shares at exercise prices of £2.29 or £2.26 per share, exercisable between March 2004 and April 2007; under the Company Share Option Scheme they held options over a total of 1 876 530 ordinary shares at an exercise price of £2.685, £2.5634, £2.5925, £3.08 or £2.5175 per share, exercisable between November 2003 and September 2012. At 20 February 2003, none of the executive officers held shares under the Executive Share Option Scheme. A description of the Company’s employee share schemes, other than the Executive Share Option Scheme (under which no grants have been made since 1994), is given on pages 60 to 64.

EMPLOYEES
The Group had 4 606 employees worldwide at 31 December 2002, of which 3 884 were based outside the UK. There are well-established and effective arrangements for communication of the Company’s results and significant business issues for employees of the Company and its wholly-owned subsidiaries through electronic mail and the Company’s intranet and in-house publications, as well as videos and briefing meetings at each business location. When necessary, consultation with employee and Trade Union representatives also takes place.

The Group takes a positive approach to equality and diversity and encourages its partners to do likewise. By tapping into the talent and skills available in all groups and communities in the countries in which it operates, the Group underpins the lasting success of its enterprise. The Group achieves this by using appropriate recruitment and selection techniques, ensuring equality of employment opportunity and equal access to development opportunities.

The Group is also committed to providing a work environment free from harassment and discrimination and remains committed to fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Every effort is made to find appropriate alternative jobs for those who are unable to continue in their existing job because of disability. As with the approach to equality and diversity, the Group encourages its partners to have a similar approach to these issues where Group policies are not able to be directly implemented.

Employees of the Company and wholly-owned UK subsidiaries are encouraged to become shareholders in the Company. The majority hold ordinary shares under the Company Employee Profit Sharing Scheme, and a significant number are members of its Sharesave Scheme and the Share Incentive Plan (SIP).

AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management and the external auditors the Group’s audited financial statements for the year ended 31 December 2002 and has recommended to the Board of Directors that the financial statements be included in this Annual Report and Accounts.

ANNUAL GENERAL MEETING
The Annual General Meeting (AGM) will be held at 2.00 p.m. on Tuesday, 22 April 2003 at the International Convention Centre, Birmingham. For shareholders, a Notice of AGM, which includes an explanation of the proposed resolutions, is included in the Annual Review which is enclosed with this document.

A summary of the business carried out at the AGM will be published on the Company’s website.

AUDITORS
Following the conversion of our auditors PricewaterhouseCoopers, to a Limited Liability Partnership (LLP) from 1 January 2003, PricewaterhouseCoopers resigned on 13 February 2003 and the Directors appointed its successor, PricewaterhouseCoopers LLP, as auditors. A resolution to reappoint PricewaterhouseCoopers LLP as auditors to the Company will be proposed at the Annual General Meeting.

GOING CONCERN
The accounts have been prepared on the going concern basis since the Directors are satisfied that the Group’s and Company’s activities are sustainable for the foreseeable future.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES FOR PREPARING THE FINANCIAL STATEMENTS
The Directors are required by the Companies Act 1985 to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and of the Group at the end of the financial year and of the profit or loss of the Company and the Group for the financial year. The Company is also required to prepare financial statements for US shareholders in accordance with the requirements of the US Securities and Exchange Commission.

The Directors consider that in preparing the Financial Statements on pages 74 to 116, the Company has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgments and estimates and all applicable accounting standards have been followed. The Company has complied with UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders.

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BG GROUP PLC 2002	59

The Directors have responsibility for ensuring that the Company keeps accounting records which disclose with reasonable accuracy the financial position of the Company and of the Group and which enable them to ensure that the Financial Statements comply with the Companies Act 1985.

The Directors have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities and have adopted a control framework for application across the Group.

The Directors, having prepared the Financial Statements, have requested the auditors to take whatever steps and to undertake whatever inspections they consider to be appropriate for the purposes of enabling them to give their audit report.

The Directors confirm that the Audit Committee continues to review the adequacy of the system of internal control adopted by the Group.

A copy of the Financial Statements of the Company is placed on the BG Group website. The maintenance and integrity of the BG Group website is the responsibility of the Directors. The work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the Financial Statements since they were initially presented on the website.

Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

By order of the Board
Emma Nichol

Company Secretary

21 February 2003

Registered office:
100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
Registered in England No. 3690065

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60	BG GROUP PLC 2002

REMUNERATION REPORT

Introduction
This report is made by the Board on the recommendation of the Remuneration Committee. The first part of the report provides details of BG Group’s remuneration policy. The second part provides details of the remuneration, service contracts and share interests of all the Directors for the year ended 31 December 2002. The Directors confirm that this report has been drawn up in accordance with Schedule B of the Combined Code.

Responsibility for reviewing Group remuneration strategy and policy, recommending any changes and approving individual remuneration packages for Executive Directors rests with the Remuneration Committee. The Committee consists exclusively of independent non-executive Directors and meets on at least four occasions each year. The members are: Peter Backhouse, David Benson, Sir John Coles, Paul Collins, Elwyn Eilledge (Committee Chairman), Sir Richard Giordano, Keith Mackrell, Dame Stella Rimington and Lord Sharman; Emma Nichol, Company Secretary, attends as secretary to the Committee. Frank Chapman, Chief Executive, Peter Duffy, Executive Vice President Human Resources, and Cathy Aldwinckle, Head of Compensation and Benefits, attend these meetings as required and provide information and advice to the Committee to enable it to make informed decisions. The Remuneration Committee also meets without management and receives information and independent executive remuneration advice from an external consultancy firm, Towers Perrin(i), whose appointment was approved by the Remuneration Committee.

During 2001, the Remuneration Committee reviewed BG’s global remuneration strategy and proposed some changes, principally to our long-term incentive schemes. Those changes were approved by shareholders at the 2002 Annual General Meeting and have since been implemented(ii). Other than as detailed on page 63, no changes are proposed to the remuneration policy this year. The Committee will review the policy on a regular basis and recommend changes as and when appropriate in forthcoming years.

REMUNERATION POLICY
BG needs to be able to employ and retain international employees of the highest calibre with the necessary skills, capabilities and experience to execute its business strategy and thereby deliver strong growth. The catchment area for recruitment is increasingly outside the UK and the required talent is scarce.

The overriding objectives of our remuneration policy are to enable the recruitment and retention of this limited executive resource and to reinforce our strong performance ethic.

Accordingly, the central premise of our remuneration policy is that, whilst reward arrangements should be market competitive, employees should look to performance related incentives rather than base salaries to achieve above average reward.

To implement our policy, we have a well-developed, company-wide performance management system and we operate three complementary performance related incentive schemes for executives. The three schemes are the Annual Incentive Scheme (AIS), the Long Term Incentive Scheme (LTIS) and the Company Share Option Scheme (CSOS). These schemes form a significant proportion of the total reward package for executives.

The AIS is designed to focus executives on the business priorities for the financial year and to reinforce our individual performance culture. The aim of the LTIS is to motivate participants to maximise total shareholder return (TSR)(iii )as measured against a comparator group of international oil and gas companies over a period of three years. The CSOS aims to drive real earnings growth over the long term, the mechanism used for measuring this being published earnings per share (EPS)(iv) growth relative to the growth in the retail price index, excluding mortgage interest repayments (RPIX). Further details of the AIS, the LTIS and the CSOS can be found on pages 61 to 63.

The varying performance periods and performance conditions of the three schemes combine and complement each other to enable the measurement and reward of both short- and long-term performance and of absolute (AIS), sustained (CSOS) and comparative (LTIS) financial performance. The Remuneration Committee considers that this combination of performance measures aligns executives’ interests with those of shareholders and establishes a clear link between pay and performance.

Components of Remuneration
The current remuneration package for Executive Directors comprises performance related and non-performance related components. The performance related components are the performance related incentive schemes referred to above and the non-performance related components are base salary, taxable benefits and pension entitlements. In addition, the Executive Directors are eligible to participate in the Company’s all-employee share schemes. Pay and employment conditions elsewhere in the Group and the provisions of Schedule A to the Combined Code have been taken into account in determining the remuneration packages for Executive Directors.

The proportion of each Executive Director’s total remuneration that is performance related is significant even for target (which is based on budget) performance. For stretch (significantly above budget) performance, the amount of remuneration payable is higher as is the proportion that is performance related. New legislation (the Directors’ Remuneration Report Regulations 2002) requires us to explain the relative importance of those elements of remuneration which are, and those which are not, performance related. In fulfilling this requirement, we have had to make a number of assumptions, including what the Company’s share price growth will be over the next three years and what our total shareholder return will be relative to that of a comparator group of companies. Based on such assumptions, the average proportion of remuneration that is performance related for target performance is approximately 45% for Executive Directors. For stretch performance, the average is about 75%.

(i)	Towers Perrin also provides some general compensation and benefits advice and information to some of our overseas activities and is responsible for the administration of some of our share schemes.
(ii)	Details of these changes can be found on pages 52-55 in the Company’s 2001 Annual Report and Accounts.
(iii)	TSR is defined as the return on investment obtained from holding a company’s shares over a period. It includes dividends paid, the change in the capital value of the shares and other payments to, or by, shareholders within the period.
(iv)	EPS is calculated by dividing the earnings for the financial year (excluding exceptional items) by the weighted average number of ordinary shares in issue and ranking for dividend during the year.

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BG GROUP PLC 2002	61

Base Salaries
Executive Directors’ salaries are reviewed each year on 1 April and this review takes into account individual performance and market competitiveness. Pensionable salary is derived from base salary only.

In line with our remuneration policy, the Remuneration Committee benchmarks Executive Directors’ salaries against a comparator group. Given BG’s international presence and position roughly in the middle of the FTSE 50, the Remuneration Committee considered it appropriate to reference Executive Directors’ base salaries for the 1 April 2002 salary review against the median of the FTSE 50. We will use the same comparator group for the 1 April 2003 salary review.

Annual Incentive Scheme
The Company operates a cash-based Annual Incentive Scheme (AIS), which provides an incentive opportunity in the range of 0% to 100% of base salary.

At the start of the incentive year (1 January), based on the Company’s business priorities, the Remuneration Committee sets both the performance measures and the targets. These targets ensure that incentives at the higher end of the range are payable only for demonstrably superior Company and individual performance.

For the Executive Directors and other members of the Group Executive Committee, the financial performance measure for the 2002 incentive year was EPS, adjusted to take into account the volatility of upstream commodity prices. For the 2003 incentive year, the Remuneration Committee has agreed that the financial performance measures for Executive Directors and other members of the Group Executive Committee will be EPS (again adjusted for commodity prices) and return on average capital employed (ROACE)(i).

When determining incentive payments, the Remuneration Committee considers health, safety and environmental performance in addition to absolute and underlying financial performance. When setting targets for 2002, the Remuneration Committee could not have foreseen the introduction of the North Sea tax surcharge. The Remuneration Committee therefore decided to exclude the adverse effects of the surcharge when it determined the 2002 AIS payments. Payments in respect of the 2002 incentive year will be made in April 2003 based on 2002 results. The payments are non-pensionable.

Long-Term Incentives – Estimated Present Value
During 2001, the Remuneration Committee sought external, independent advice from Towers Perrin to establish an objective measure to describe the value at the time of grant or allocation of long-term incentives which may, or may not, pay out in the future. This measure is referred to as the Estimated Present Value (EPV). The EPV takes account of the risk that all grants and allocations may be forfeited. This EPV is then used to determine the appropriate levels of face value CSOS grants and LTIS allocations.

The changes approved by shareholders last year enable the Remuneration Committee to make awards under both schemes, up to a maximum combined EPV of 175% of base salary each year. However, we stated the intention of the committee that long-term incentive grants in 2002 would not exceed a maximum combined EPV of 130% of base salary. The actual maximum combined EPV granted during 2002 was slightly less than 130%.

Each year, the Remuneration Committee decides on the appropriate blend of CSOS grants and LTIS allocations that will be made to Executive Directors within the maximum combined EPV. Awards will always be made under both schemes, with not less than one-third and not more than two-thirds of the total combined EPV being delivered by either scheme. When making this decision, the Remuneration Committee takes a number of factors into consideration including cost, the need to remain within scheme dilution limits and the performance conditions considered to be key to BG Group’s strategy at the time of the allocation or grant. For the 2002 awards, the Executive Directors received two-thirds of the total combined EPV through the LTIS and one-third through the CSOS.

Long Term Incentive Scheme (LTIS)
Currently, a limited number of high performing employees deemed to be making a significant contribution to the Company’s long-term TSR performance are allocated Company shares under the LTIS. This allocation marks the beginning of the performance period. The Company’s TSR performance against that of a comparator group over the three year period will determine what proportion of the allocated shares will be transferred into the ownership of the employee. The Remuneration Committee considers that measuring performance against a comparator group of companies ensures that executives are rewarded not solely based on BG Group’s performance but also relative to the performance of the other companies in the comparator group. The TSR performance is measured by the independent external corporate broker, Hoare Govett Limited, a subsidiary of ABN Amro Holding NV.

The LTIS comparator group for the 2002 allocation comprises 21 international oil and gas companies (including BG Group plc) of which 12 are headquartered in the USA, three in the UK and six elsewhere in Europe(ii).

This group has been chosen because the Remuneration Committee believes that it comprises our major business competitors i.e. those companies against which BG is compared by shareholders.

(i)	Average capital employed consists of total shareholders’ funds plus net borrowings averaged between the start and end of year. ROACE represents total operating profit before exceptional items less BG’s share of net interest receivable and payable by joint ventures and associated undertakings and the interest charge relating to the unwinding of discount on provisions as a percentage of average capital employed.
(ii)	A different comparator group was used for the 1999, 2000 and 2001 allocations.

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62	BG GROUP PLC 2002

REMUNERATION REPORT continued

The other companies in the comparator group are as follows:

Amerada Hess Corporation	El Paso Corporation	Repsol YPF SA

Anadarko Petroleum Corporation	ENI SpA	Royal Dutch Petroleum Co.

BP plc	ExxonMobil Corporation	Shell Transport & Trading Co. plc

Burlington Resources Inc.	Kerr McGee Corporation	Statoil ASA

ChevronTexaco Corporation	Marathon Oil Corporation	TotalFinaElf SA

ConocoPhillips Petroleum	Norsk Hydro ASA	Unocal Corporation

Duke Energy Corporation	Occidental Petroleum Corporation

For the 1999, 2000 and 2001 allocations, the Remuneration Committee set the following performance conditions:

–	100% of the allocated shares will be transferred only if upper quartile TSR performance is achieved;
–	only 40% of the allocated shares will be transferred if median TSR performance is achieved. A proportion of between 40% and 100% of the allocated shares will be transferred for between median and upper quartile performance;
–	where TSR performance is below the median, all of the allocated shares will be forfeited. There is no retest provision.

The performance conditions set by the Remuneration Committee for the 2002 allocation are more stringent than for previous allocations and are as follows:

–	100% of the allocated shares will be transferred only if ‘Number One’ TSR performance position is achieved;
–	75% of the allocated shares will be transferred if upper quartile TSR performance is achieved. A proportion of between 75% and 100% of the allocated shares will be transferred for between upper quartile and ‘Number One’ performance;
–	only 30% of the allocated shares will be transferred if median TSR performance is achieved. A proportion of between 30% and 75% of the allocated shares will be transferred for between median and upper quartile performance;
–	where TSR performance is below the median, all the allocated shares will be forfeited. There is no retest provision.

In the event of a change of control, vesting of shares under the LTIS is not automatic and would depend upon the extent to which the performance conditions had been met at the time.

An allocation of shares was made under the LTIS in October 1999 to UK payroll employees and overseas employees above a certain level of seniority. The performance period for the allocation ended on 30 September 2002. BG’s final position in the comparator group meant that 46% of the original allocation of shares was put into trust on behalf of participating employees. Subject to the rules of the LTIS, the shares will be transferred to those employees in October 2003.

Company Share Option Scheme (CSOS)
Approximately 1 200 employees are currently eligible to participate in the BG Group CSOS including UK payroll employees and overseas employees above a certain level of seniority.

The Company grants an option over its shares to each eligible employee and the option price is set at the fair market value at the time of the grant. As described below, the CSOS measures performance according to EPS growth relative to the growth in RPIX. The Remuneration Committee considers that the inclusion of an EPS performance measure ensures that executives only receive rewards when the Company has achieved sustained earnings growth during the performance period. To the extent that the performance target has been met three years from the date of grant, the option may be exercised (in whole or in part) at any time up to the expiry of ten years from the date of grant.

In 2002, the levels of grant made to individual employees were differentiated based on each individual’s performance to date and expectation of future contributions. For the 2002 grant, the Remuneration Committee set the following performance targets, which it considers to be particularly demanding. These targets also apply to the 2000 and the 2001 grants:

–	for all of the option to become exercisable, the Company must achieve EPS growth over three years of RPIX plus 30%;
–	only half of the option will be exercisable if EPS growth over three years is RPIX plus 15%. A proportion of between half and all of the option will be exercisable if the Company achieves EPS growth over three years of RPIX plus between 15 and 30%;
–	if the Company’s EPS growth over three years is less than RPIX plus 15%, all the option will be forfeited.

Fixed point retesting is allowed in years four and five, in which EPS growth of RPIX plus 40% or plus 50% respectively must be achieved for all the option to become exercisable. This ensures that management is motivated to make the right decisions for the long-term growth of value without compromising the stretching performance conditions. At the end of year five, the option will be exercisable only to the extent that the performance conditions have been met.

In the event of a change of control, exercise of the option under the CSOS is not automatic and would depend upon the extent to which the performance conditions had been met at the time.

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BG GROUP PLC 2002	63

Currently, grants to individuals under the CSOS are subject to a limit based on the aggregate of awards made within the preceding 12 month period. This is inconsistent with the individual limit contained in the LTIS, which is based on allocations made in a calendar year. This timing differential limits the Remuneration Committee’s flexibility when apportioning the combined EPV of awards appropriately between CSOS and LTIS on an annual basis.

It is therefore proposed to amend the CSOS to bring the grant basis into line with the LTIS, such that the limits on grants to individuals will be based on grants made in a calendar year for both schemes. Approval will be sought from shareholders at the 2003 Annual General Meeting to this amendment. This will ensure that the Remuneration Committee has the flexibility under each scheme to determine the appropriate blend of awards under CSOS and LTIS that may be made to Executive Directors. This is a technical, rather than substantive, amendment. It will not result in increased annual grants being made.

All-Employee Share Schemes
In order to encourage share ownership, the Company currently provides two all-employee share schemes for its UK employees, the Share Incentive Plan (SIP) and the Sharesave Scheme.

Share Incentive Plan (SIP)
The BG Group SIP is approved by the Inland Revenue. There are two parts to the SIP – the Partnership Shares Plan and the Free Shares Plan.

(i) Partnership Shares
Eligible employees are offered the opportunity to buy Company shares from pre-tax earnings as part of a regular share purchase plan. Shares are currently purchased every six months using employees’ accumulated deductions and placed in trust. The third Partnership Share purchase was made in October 2002. Sixty-one per cent of eligible employees participate in this plan, of which 66% are contributing the maximum of £125 per month.

(ii) Free Shares
A Free Shares award of 983 shares was made in May 2002 to all eligible employees in the UK based on BG’s performance during 2001. These shares will be held in trust for up to five years.

For 2002, the Board will allow awards of Free Shares in the Company to be made up to a value of £3 000 (the statutory limit) for each individual. All eligible employees will receive the same number of shares. This number will be determined based on the extent to which the Company has met the agreed profit targets for 2002.

Sharesave Scheme
The Company continued to operate the BG Group Sharesave Scheme in 2002. The scheme is approved by the Inland Revenue and provides for eligible employees to acquire the Company’s shares with the proceeds of a monthly savings contract. The contract period is three or five years. Eighty-one per cent of eligible employees currently participate in the Sharesave Scheme, contributing an average monthly payment of £207 (the maximum being £250).

Employee Profit Sharing Scheme
This scheme ceased to operate at the end of 2000. During 2002, shares allocated to participants in respect of the 1998 scheme were released and transferred into their names.

Shares held in respect of the 1999 and 2000 schemes will be released to eligible participants in 2003 and 2004 respectively.

Shareholding Guidelines
During 2002, shareholding guidelines were introduced for Executive Directors, Group Executive Committee members and certain other senior employees to encourage substantial long-term share ownership. These require that over a period of five years Executive Directors build up and then retain a holding of shares with a value equivalent to twice base salary. The required holding for other members of the Group Executive Committee is one-times base salary. The guidelines require that, in relation to 2002 and future LTIS allocations, vested shares (net of tax) should be retained by the individual until the required shareholding level is reached.

Service Contracts
The Executive Directors’ service contracts, including arrangements for early termination, are carefully considered by the Remuneration Committee and are designed to recruit, retain and motivate Directors of the quality required to manage the Company. The Remuneration Committee considers that a notice period of one year is appropriate.

The Executive Directors’ service contracts contain change of control provisions. Should the Directors’ employment be terminated within 12 months of a change of control, they are entitled to liquidated damages. The amount of liquidated damages is equal to one year’s then gross salary and a credit of one year’s pensionable service (less any deductions the employer is required to make), which the Remuneration Committee considers to be a genuine pre-estimate of loss. The Remuneration Committee considers that these clauses assist with recruitment and retention and that their inclusion is therefore in the best interests of shareholders.

Other than change of control clauses, the Executive Directors’ service contracts do not contain provisions for compensation in the event of early termination. When calculating termination payments, the Remuneration Committee takes into account a variety of factors including individual and Company performance, the obligation for the Director to mitigate his or her own loss (for example by gaining new employment), the Director’s age and length of service. Further details of the Executive Directors’ service contracts can be found on pages 65 and 66.

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64	BG GROUP PLC 2002

REMUNERATION REPORT continued

Non-Executive Directors
The Board aims to recruit non-executive Directors of a high calibre with broad commercial, international or other relevant experience. Non-executive Directors are generally appointed for an initial three year period. The terms of their engagement are set out in a letter of appointment(i). The initial appointment and any subsequent re-appointment is subject to election or re-election by shareholders. The letters of appointment do not contain notice periods or provision for termination payments.

Non-executive Directors are paid a basic fee(ii). Additional fees are also payable, for example, for chairing a committee of the Board or acting as Deputy Chairman. The level of Directors’ fees is reviewed against market practice every two years, taking into account the required time commitment. The next review takes place this year.

Non-executive Directors are not eligible to participate in any of the Company’s share schemes, incentive schemes or pension schemes.

Performance Graph
The graph below shows BG Group’s total shareholder return performance since listing (calculated in accordance with the Directors’

Remuneration Report Regulations 2002) against the FTSE 100. We have chosen the FTSE 100 because this is a recognised broad equity market index of which BG is a member.

HISTORICAL TSR PERFORMANCE
Growth in the value of a hypothetical £100 holding over period since listing of BG Group plc on 13 December 1999

(i)	Sir Richard Giordano has an employment contract with the Company. Further details can be found on pages 65 and 66.
(ii)	Sir Richard Giordano receives a salary which takes into account his time commitment and contribution, particularly in relation to the Company’s international activities. His salary is reviewed annually on 1 April.

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BG GROUP PLC 2002	65

The following section provides details of the remuneration, service contracts and share interests of all the Directors for the year ended 31 December 2002 and is audited information.

DIRECTORS’ REMUNERATION

Individual remuneration for the year to 31 December

	Salary/fees		Taxable benefits (i)		Bonus		Total

	2002	2001	2002	2001	2002	2001	2002	2001
	£	£	£	£	£	£	£	£

Sir Richard Giordano(ix)(xi)	443 750	375 000	46 623	74 483	–	–	490 373	449 483

Ashley Almanza(ii)(iii)(iv)(vi)	131 875	–	461	–	100 000	–	232 336	–

Frank Chapman(iv)(v)(vi)	537 998	486 372	34 347	25 453	550 000	245 000	1 122 345	756 825

William Friedrich(iv)(v)(vi)(vii)(xi)	517 248	481 872	57 867	43 540	461 120	242 500	1 036 235	767 912

Peter Backhouse(viii)	35 000	30 000	–	–	–	–	35 000	30 000

David Benson(viii)	35 000	30 000	–	–	–	–	35 000	30 000

Sir John Coles(viii)	35 000	30 000	–	–	–	–	35 000	30 000

Paul Collins(viii)	35 000	30 000	–	–	–	–	35 000	30 000

Elwyn Eilledge(viii)(x)	42 500	46 250	–	–	–	–	42 500	46 250

Keith Mackrell(viii)(xii)	85 000	80 000	–	–	–	–	85 000	80 000

Dame Stella Rimington(viii)	35 000	30 000	–	–	–	–	35 000	30 000

Lord Sharman(viii)	42 500	36 250	–	–	–	–	42 500	36 250

Sir Robert Wilson(iii)(viii)	9 917	–	–	–	–	–	9 917	–

Former Director

Andrew Bonfield(iv)(vi)(xiii)	249 665	369 006	16 525	18 400	–	190 000	266 190	577 406

(i)	Taxable benefits include items such as company car, fuel, driver, financial advice, medical and life insurance.
(ii)	Ashley Almanza was appointed as an Executive Director on 1 August 2002.
(iii)	Salary/fees, taxable benefits and bonus figures for 2002 relate to the period from the date of appointment as a Director.
(iv)	Bonus figures for 2001 represent payments under the BG Group Short Term Incentive Scheme in respect of 2001 which were made in March 2002. Bonus figures for 2002 represent payments under the Annual Incentive Scheme in respect of 2002 which will be made in April 2003.
(v)	The 2001 salary figure includes £6 372 in respect of the value of shares appropriated under the terms of the BG Group Employee Profit Sharing Scheme.
(vi)	With the exception of Ashley Almanza, salary figures for Executive Directors for 2002 include Free Shares to the value of £3 000 received under the BG Group Share Incentive Plan (SIP) in May 2002. In 2003, Ashley Almanza, Frank Chapman and William Friedrich will be entitled to receive up to a further £3 000 worth of Free Shares under the SIP.
(vii)	In October 2003, William Friedrich will be entitled to receive a maximum gross amount equivalent to the market value of 46 586 BG Group plc shares on 30 September 2003. This amount is derived from the performance criteria applicable to the Long Term Incentive Scheme for 1999. This entitlement was established at the time of his joining British Gas plc in December 1995 and prior to his appointment as an Executive Director of the Company.
(viii)	Each non-executive Director, other than Sir Richard Giordano, is paid a fee of £35 000 per annum. Each non-executive Director who chairs a committee of the Board receives an additional fee of £7 500 per annum.
(ix)	Sir Richard Giordano’s contract of employment provides that his salary will be reviewed annually on 1 April and increased by an amount which is at least in line with the Retail Price Index. For the duration of his Chairmanship, he is entitled to the use of a car and driver. He is also entitled to accident and private medical insurance upon terms agreed by the Board of the Company. The Company will also pay reasonable fees incurred by his tax advisers and this benefit will continue for two years following the cessation of his employment.
(x)	The 2001 fee figure includes a one-off bonus of £10 000 paid in recognition of contribution of time and effort in additional committee work.
(xi)	As US citizens, Sir Richard Giordano and William Friedrich are covered by long-term care insurance if they return to the USA. The value of the taxable benefit for 2002 is £6 871 for Sir Richard Giordano and £9 544 for William Friedrich.
(xii)	Keith Mackrell is non-executive Deputy Chairman of the Company, for which he receives £50 000 per annum in addition to his fee of £35 000 as a non-executive Director..
(xiii)	Remuneration paid until 16 August 2002, date of cessation as Director

DIRECTORS’ SERVICE CONTRACTS

EXECUTIVE DIRECTORS

Details of the employment contracts of the Executive Directors who served during the year are set out below.

				Compensation
				payable
	Contract	Unexpired	Notice	upon early
	date	term	period	termination (i)

Ashley Almanza	01.08.02	rolling 1yr	1yr	n/a

Frank Chapman	14.09.00	rolling 1yr	1yr	n/a

William Friedrich	14.09.00	rolling 1yr	1yr	n/a

		Contract
Former Executive Director		terminated
Andrew Bonfield*	05.01.01	16.08.02	1yr	n/a

* Resigned on 16 August 2002.

(i) Other than the change of control provisions, the Executive Directors’ employment contracts do not contain provisions for compensation payable upon early termination.

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66	BG GROUP PLC 2002

REMUNERATION REPORT continued

Change of control
As described on page 63, the Executive Directors’ employment contracts contain change of control provisions.

For the purposes of these provisions, a change of control is deemed to occur if the Company becomes a subsidiary of another company; or if 50% or more of the voting rights of the Company or the right to appoint or remove the majority of the Board of the Company become vested in any individual or body or group of individuals or bodies acting in concert; or if all or substantially all of the business, assets and undertakings of the Company become owned by any person, firm or company (other than a subsidiary or associated company). A change of control is also deemed to occur if the whole of the issued capital of BG Energy Holdings Limited or a substantial part of the undertaking of that company (including its subsidiaries) is transferred to another company unless that transferee company is a subsidiary of the Company, or a company ultimately owned by substantially the same shareholders as are the ultimate owners of the Company. However, a change of control does not occur if (and, only if) through a process of reconstruction the Company becomes a subsidiary of another company owned by substantially the same shareholders, as are the shareholders of the Company.

The Executive Directors’ employment contracts provide that any payments made pursuant to these provisions will be made less any deductions the employer is required to make and shall be in full and final settlement of any claims the Executive Director may have against the employer or any associated company arising out of the termination of employment except for any personal injury claim, any claim in respect of accrued pension rights or statutory employment protection claims.

NON-EXECUTIVE DIRECTORS

				Compensation
				payable
	Contract	Notice	Unexpired	upon early
	date	period	term	termination (i)

Sir Richard Giordano(ii)	01.04.01	1yr	n/a	1yr salary
				and benefits in
				lieu of notice

Peter Backhouse	18.07.00	None	5 mths	n/a

David Benson	12.02.03	None	2 mths	n/a

Sir John Coles	12.02.03	None	2 mths	n/a

Paul Collins	18.07.00	None	5 mths	n/a

Elwyn Eilledge	12.02.03	None	2 mths	n/a

Keith Mackrell	12.02.03	None	2 mths	n/a

Dame Stella Rimington	12.02.03	None	2 mths	n/a

Lord Sharman	18.07.00	None	5 mths	n/a

Sir Robert Wilson	18.09.02	None	2yrs 7 mths	n/a

(i)	The terms of appointment for non-executive Directors, other than Sir Richard Giordano, do not contain any express contractual terms providing for compensation in the event of early termination of their appointment.
(ii)	Sir Richard Giordano has an employment contract with the Company which provides for a notice period of one year, or, at the Company’s discretion, payment in lieu of notice. In addition, upon termination of his employment (other than for gross misconduct), he will be entitled to payment equivalent to the cost of providing an office (with full time secretary and use of a car and driver) at a location of his choice for a period of five years.

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BG GROUP PLC 2002	67

DIRECTORS’ INTERESTS IN SHARES UNDER THE NEW LONG TERM INCENTIVE SCHEME

	Notional	(i)					*
allocations
	of shares		Notional	Notional	Notional	Notional		Notional	Notional
	made on		allocations	allocations	allocations	allocations		allocations	allocations
	1 Oct 1999		of shares	of shares	of shares	of shares		of shares	of shares
	(and subsequently		made on	made on	made on	as at		made on	as at
	reconstituted)		3 Nov 2000	1 Mar 2001	22 Nov 2001	1 Jan 2002		5 Sep 2002	31 Dec 2002

Ashley Almanza(ii)(iii)	12 086		7 570	–	29 848	49 504		274 272	323 776

Andrew Bonfield(iv)	–		–	141 322	175 037	316 359		–	–

Frank Chapman(ii)(iii)	164 306		181 700	–	225 706	571 712		611 286	1 182 998

William Friedrich(ii)(iii)	113 289		180 489	–	223 403	517 181		450 881	968 062

* Or at date of appointment (if later).
(i)	The October 1999 notional allocation was reconstituted after demerger using the average share prices of the first ten days of trading of the shares of the Company and Lattice Group plc immediately following demerger, as proportions of the aggregate of the two to produce the appropriate factors for adjustment. As a result, the initial allocation price was decreased from 376.46p to 245.73p and the initial allocation was increased by a factor of 1.532008 in the BG Group New Long Term Incentive Scheme. As a result of the performance criteria measured in October 2002, 46% of this notional allocation of shares is now subject to the one year retention period (the remainder of the allocation has lapsed). These shares will be transferred to the Executive Directors on 1 October 2003 when the retention period ends.
(ii)	The transfer of shares is dependent on the achievement of performance criteria at the end of a three year performance period followed by a further one year retention period, except for the awards made in September 2002, for which no retention period applies. The performance periods end in November 2003, November 2004 and September 2005 respectively for the notional allocations made in November 2000, November 2001 and September 2002.
(iii)	Dividends paid on shares held in trust may, at the discretion of the trustees, be reinvested in BG Group plc shares by the trustees and held on behalf of the Executive Directors until the normal release date of the respective allocations. On 23 December 2002, the trustees reinvested the interim dividend as follows: Ashley Almanza – 33 shares, Frank Chapman – 449 shares and William Friedrich – 309 shares.
(iv)	Andrew Bonfield ceased to be an Executive Director on 16 August 2002 following his resignation. As a result of his resignation, all his notional allocations lapsed immediately. The notional allocation of shares received by Andrew Bonfield in March 2001, following his appointment as Executive Director, was in line with the allocations made to the other Executive Directors in November 2000, following the demerger of Lattice Group plc. The allocation made to him in November 2001 was made partly under the terms of the BG Group New Long Term Incentive Scheme and partly as a special one-off allocation on identical terms. The latter was made following consultation with the Financial Services Authority and served to bring his allocation in line with the allocations of the other Executive Directors.

Market prices at the date of the awards were as follows: 3 November 2000 – 265.5p, 22 November 2001 – 261p, and 5 September 2002 – 251.75p. Market price at the date of the reinvestment of dividends was as follows: 23 December 2002 – 263p.

The performance conditions for the Scheme are set out on pages 61 to 62.

DIRECTORS’ INTERESTS IN ORDINARY SHARES
None of the Executive Directors hold options under the Executive Share Option Scheme and no grants have been made under that scheme since 1994.

OPTIONS
The number of share options held by the Directors under the BG Group Sharesave Scheme was as follows:

	Options as at 1 Jan 2002	*	Lapsed in year	Options as at 31 Dec 2002	Exercise price	Earliest normal exercise date	Expiry date

Ashley Almanza	4 230		–	4 230	£2.29	Mar 2004	Sep 2004

Andrew Bonfield(i)	7 466		7 466	–	–	–	–

Frank Chapman	4 286		–	4 286	£2.26	Nov 2004	May 2005

William Friedrich	7 368		–	7 368	£2.29	Mar 2006	Sep 2006

* Or at date of appointment (if later). No options were exercised or granted during the year.

(i) Andrew Bonfield ceased to be an Executive Director on 16 August 2002 following his resignation. As a result of his resignation all his options lapsed.

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68	BG GROUP PLC 2002

REMUNERATION REPORT continued

The number of share options held by the Directors under the BG Group Company Share Option Scheme was as follows:

	Options as at 1 Jan 2002	(i)	Options granted during the year	(ii)	Lapsed in year	Options as at 31 Dec 2002	Exercise price	Earliest normal exercise date	Expiry date

Ashley Almanza	33 519		–		–	33 519	£2.685	Nov 2003	Nov 2010
	50 557		–		–	50 557	£2.5634	Nov 2004	Nov 2011
	–		196 623		–	196 623	£2.5175	Sep 2005	Sep 2012

Andrew Bonfield(iii)	135 004		–		135 004	–	–	–	–
	296 481		–		296 481	–	–	–	–

Frank Chapman	167 597		–		–	167 597	£2.685	Nov 2003	Nov 2010
	382 304		–		–	382 304	£2.5634	Nov 2004	Nov 2011
	–		409 136		–	409 136	£2.5175	Sep 2005	Sep 2012

William Friedrich	166 480		–		–	166 480	£2.685	Nov 2003	Nov 2010
	378 403		–		–	378 403	£2.5634	Nov 2004	Nov 2011
	–		343 435		–	343 435	£2.5175	Sep 2005	Sep 2012

(i)	Or at date of appointment (if later). No options were exercised during the year.
(ii)	Or since date of appointment (if later).
(iii)	Andrew Bonfield ceased to be an Executive Director on 16 August 2002 following his resignation. As a result of his resignation all his options lapsed. The award of 135 004 share options in March 2001 was made following his appointment as Executive Director, Finance in January 2001. His award of 296 481 share options in November 2001 was made partly under the terms of the BG Group Company Share Option Scheme and partly as a special one-off award on identical terms. The latter was made following consultation with the Financial Services Authority and served to bring his awards in line with the awards of other Executive Directors in the same manner as under the BG Group New Long Term Incentive Scheme (see above).

The performance measure for the Scheme is set out on page 62.

The closing price of an ordinary share on 31 December 2002 was 268p. The range during the year was 313p (high) and 230.75p (low). These figures are derived from the Daily Official List of the London Stock Exchange.

ORDINARY SHARES
The Directors’ beneficial interests in ordinary shares of the Company at the end of the financial year were as follows:

Beneficial interests ordinary shares (i)

	As at 1 Jan 2002	(ii)	As at 31 Dec 2002

Sir Richard Giordano(iii)	128 100		128 100

Ashley Almanza	20 472		20 760

Frank Chapman	220 055		221 326

William Friedrich(iv)	211 120		212 685

Peter Backhouse	20 500		20 500

David Benson	8 000		8 000

Sir John Coles	5 829		5 829

Paul Collins(v)	100 000		100 000

Elwyn Eilledge	9 443		9 443

Keith Mackrell	10 148		10 148

Dame Stella Rimington	3 751		3 751

Lord Sharman	1 956		1 956

Sir Robert Wilson	12 000		12 000

(i)	Beneficial interest including shares acquired pursuant to the BG Group Employee Profit Sharing Scheme and the BG Group Share Incentive Plan.
(ii)	Or at date of appointment (if later).
(iii)	Sir Richard Giordano holds 88 885 ordinary shares in the form of 17 777 American Depositary Receipts (ADRs). Each ADR represents five ordinary shares.
(iv)	William Friedrich holds 64 215 ordinary shares in the form of 12 843 ADRs.
(v)	Paul Collins’ holding is in the form of 20 000 ADRs.

OTHER INTERESTS
There have been no changes in the interests of the Directors in the share capital of the Company or any of its subsidiary undertakings between 1 January 2003 and 21 February 2003. As of 21 February 2003, the Directors’ interest in the share capital of the Company represents less than 1% of the issued share capital of the Company.

PENSIONS
All the Executive Directors were members of the BG Pension Scheme throughout the year. They are all subject to the earnings cap, which is a restriction on the amount of pay that can be used to calculate pensions payable from a UK tax approved pension scheme. The Company has agreed to increase their retirement benefits (including contingent death benefits) by means of an unapproved arrangement, the BG Supplementary Benefits Scheme, to at least the level which would otherwise have been provided had they not been subject to the earnings cap. Provision has been made in respect of the additional obligations for these post-retirement benefits.

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BG GROUP PLC 2002	69

The arrangements for Frank Chapman and William Friedrich have not changed during the year. They provide an accrual of benefits designed to target a pension equivalent to two-thirds of their final 12 months’ salary on retirement from BG at age 60, inclusive of pension rights earned either in previous employments or previous pension arrangements. On appointment as an Executive Director with effect from 1 August 2002, Ashley Almanza’s pension arrangements were aligned with those of the other Executive Directors. Prior to that date he accrued benefits on the standard basis applicable to UK employees.

As for all members of the BG Pension Scheme, if the Company consents to retirement, no actuarial reduction is applied to pensions payable from age 55, provided 10 years’ service has been completed with the Group (which includes pensionable service transferred from previous employment). Pensions in payment are increased in line with retail price inflation. An adult dependant’s pension is payable on death in service, equal to two-thirds of that payable to the pension scheme member based on potential service to retirement age. On death in retirement an adult dependant’s pension is payable equal to two-thirds of the member’s pension prior to exchanging any of it for a cash lump sum.

Andrew Bonfield was entitled to pension arrangements on the same basis as the other Executive Directors. However, when he left the Company on 16 August 2002, he had completed less than two years’ pensionable service. A member leaving in such circumstances may request a transfer payment within a specific period but this opportunity was not taken up. He therefore received a refund of his own contributions and has no continuing entitlement to benefits under the BG Pension Scheme or the BG Supplementary Benefits Scheme.

Directors’ pension provisions were as follows:

	Directors’ contributions in year to 31 Dec 2002 £000	(i)	Age at 31 Dec 2002	Increase in pension in year to 31 Dec 2002 £000 pa		(i) (iii)	Total accrued annual pension at 31 Dec 2002 £000 pa	Retirement age
				(a)	(b)

Ashley Almanza	4		39	7	7		28	60

Frank Chapman	15		49	57	55		210	60

William Friedrich	15		53	37	35		194	60

(a)	Actual increase.
(b)	Increase net of price inflation.

	Transfer value of accrued pension as at 31 Dec 2001	(ii)(iii)(iv)	Transfer value of accrued pension as at 31 Dec 2002	(iii)(iv)	Increase in transfer value over the year less Director’s own contributions	(i)(iii)
	£000		£000		£000

Ashley Almanza	174		240		62

Frank Chapman	1 896		2 667		756

William Friedrich	2 246		2 823		562

(i)	The figures for Ashley Almanza relate only to the period for which he has been an Executive Director i.e. from 1 August 2002.
(ii)	As at 1 August 2002 for Ashley Almanza.
(iii)	The increase in pension and transfer value for Frank Chapman (and also for William Friedrich) arises from the fact that his pensionable service has increased by one year and his pensionable salary has increased during the year, and not from any change to his pension promise. However, as at 31 December 2001 Frank Chapman’s pensionable salary was restricted by notional Inland Revenue limits. This resulted in a reduced accrued pension and transfer value at that date, but the limits did not impact on his 31 December 2002 pensionable salary. Consequently, his increase in accrued pension and transfer value over the year reflect not only a year of pension accrual but also the change from a pensionable salary which was limited to one which was not. If the effect of the latter is removed, his increase in accrued pension over the year is £33 000 and his increase in transfer value is £459 000.
(iv)	The transfer values shown at the end of 2001 and 2002 represent the value of each Executive Director’s accrued pension based on total service completed to the relevant date. The accrued pensions are the amounts that would have been paid if the Executive Director had left service at the relevant date. The transfer values have been calculated in accordance with guidance note ‘GN11’ issued by the Institute of Actuaries and Faculty of Actuaries.

EXTERNAL APPOINTMENTS
To broaden the experience of Executive Directors, it is Company policy to allow each of them to accept one external appointment as a non-executive director of another company, the fees for which would be retained by the individual Director.

By order of the Board
Elwyn Eilledge
Chairman of the Remuneration Committee

21 February 2003

Registered office:
100 Thames Valley Park Drive
Reading
Berkshire
RG6 1PT
Registered in England No. 3690065

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70	BG GROUP PLC 2002

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF BG GROUP PLC

We have audited the Financial Statements which comprise the profit and loss account, the balance sheet, the cash flow statement, the statement of total recognised gains and losses and the related notes which have been prepared under the historical cost convention and the accounting policies set out in the statement of accounting policies. We have also audited the disclosures required by Part 3 of Schedule 7A to the Companies Act 1985 contained in the Directors’ Remuneration Report (‘the auditable part’).

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS
The Directors’ responsibilities for preparing the Annual Report and Accounts, the Directors’ Remuneration Report and the Financial Statements and Form 20-F in accordance with applicable United Kingdom law and accounting standards and the requirements of the US Securities and Exchange Commission are set out in the statement of Directors’ responsibilities.

Our responsibility is to audit the Financial Statements and the auditable part of the Directors’ Remuneration Report in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board and the Listing Rules of the Financial Services Authority.

We report to you our opinion as to whether the Financial Statements give a true and fair view and whether the Financial Statements and the auditable part of the Directors’ Remuneration Report have been properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the Financial Statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law or the Listing Rules regarding directors’ remuneration and transactions is not disclosed.

We read the other information contained in the Annual Report and Accounts and Form 20-F and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the Financial Statements. The other information comprises only: the Directors’ Report, the unaudited part of the Directors’ Remuneration Report, the Chairman’s and Chief Executive’s Statement, the Operating and Financial Review and the Corporate Governance Statement.

We review whether the Corporate Governance Statement reflects the Company’s compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or to form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

BASIS OF AUDIT OPINION
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the UK and with Auditing Standards generally accepted in the US. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the Financial Statements and the auditable part of the Directors’ Remuneration Report. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the Financial Statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Financial Statements and the auditable part of the Directors’ Remuneration Report are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the Financial Statements.

UK OPINION
In our opinion, the Financial Statements give a true and fair view of the state of affairs of the Company and the Group at 31 December 2002 and of the profit and cash flows of the Group for the year then ended, and the Financial Statements have been properly prepared in accordance with the Companies Act 1985; those parts of the Directors’ Remuneration Report required by Part 3 of Schedule 7A to the Companies Act 1985 have been properly prepared in accordance with the Companies Act 1985.

US OPINION
In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Group at 31 December 2002 and 2001 and the results of its operations and cash flows for each of the three years to 31 December 2002 in conformity with accounting principles generally accepted in the UK.

Accounting principles generally accepted in the UK vary in certain significant respects from accounting principles generally accepted in the US. The application of the latter would have affected the determination of consolidated net income for each of the three years to the period ended 31 December 2002 and the consolidated shareholders’ funds at 31 December 2002 and 2001 as shown in the summary of differences between UK and US generally accepted accounting principles set out in the statement of accounting policies.

PricewaterhouseCoopers LLP Chartered Accountants and Registered Auditors 1 Embankment Place London WC2N 6RH	21 February 2003

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BG GROUP PLC 2002	71

PRINCIPAL ACCOUNTING POLICIES

BASIS OF PREPARATION AND ACCOUNTING PRINCIPLES
The preparation of Financial Statements in conformity with generally accepted accounting principles requires management to make judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the Financial Statements and the reported revenues during the reporting period. Actual results could differ from these estimates.

The business activities demerged to Lattice in 2000 are presented in these accounts as discontinued operations.

These accounts have been prepared in accordance with applicable accounting standards, using historical cost principles for continuing operations and using historical cost principles modified through the revaluation of certain fixed assets for discontinued operations.

The accounting policies, where applicable, are materially in accordance with a Statement of Recommended Practice (SORP) issued by the Oil Industry Accounting Committee entitled ‘Accounting for Oil and Gas Exploration, Development, Production and Decommissioning Activities’ although there are two areas where the accounting policies differ from the SORP. These are shown in the section on exploration expenditure (see below).

BASIS OF CONSOLIDATION
The accounts comprise a consolidation of the accounts of the Company and its subsidiary undertakings and incorporate the results of its share of joint ventures and associated undertakings.

The results of undertakings acquired or disposed of are consolidated from or to the date when control passes to or from the Company. Most of BG’s exploration and production activity is conducted through joint arrangements. BG accounts for its own share of the assets, liabilities and cash flows associated with these joint arrangements.

GOODWILL
On the acquisition of a subsidiary undertaking, joint venture or associated undertaking, fair values are attributed to the net assets acquired. Goodwill, which represents the difference between the purchase consideration and the fair value of the net assets acquired, is capitalised. Goodwill which has a limited useful economic life is amortised over an appropriate period on a straight-line basis not exceeding 20 years.

Goodwill eliminated against Group reserves prior to the implementation of Financial Reporting Standard (FRS) 10, ‘Goodwill and Intangible Assets’, has not been reinstated, but will be charged to the profit and loss account on any subsequent disposal of the net assets to which it is related.

When goodwill is denominated in a foreign currency, it is translated into Sterling in line with the Group’s accounting policy on foreign currencies (see below).

TANGIBLE FIXED ASSETS
All tangible fixed assets are carried at depreciated historical cost.

Additions represent extensions to, or significant increases in, the capacity of tangible fixed assets.

Contributions received towards the cost of tangible fixed assets (including government grants) are included in creditors as deferred income and credited to the profit and loss account over the life of the assets.

Interest charges on borrowings used to finance major capital projects are capitalised.

Depreciation
Freehold land is not depreciated. Other tangible fixed assets, except exploration and production assets, are depreciated on a straight-line basis at rates sufficient to write off the historical cost of individual assets over their estimated useful economic lives. The depreciation periods for the principal categories of assets are as follows:

Freehold and leasehold buildings	up to 50 years

Mains and services	up to 60 years

Plant and machinery	5 to 25 years

Meters	up to 20 years

Motor vehicles and office equipment	up to 10 years

Exploration and production assets are depreciated from the commencement of production in the fields concerned, using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and facilities. Changes in these estimates are dealt with prospectively.

Asset lives are kept under review and complete asset life reviews are regularly carried out.

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72	BG GROUP PLC 2002

PRINCIPAL ACCOUNTING POLICIES continued

IMPAIRMENT OF FIXED ASSETS
Any impairment of fixed assets is calculated as the difference between the carrying values of income generating units (including associated goodwill) and the estimated value in use at the date the impairment loss is recognised. Value in use represents the net present value of expected future cash flows discounted on a pre-tax basis.

Impairment of fixed assets is recognised in the profit and loss account within operating costs.

STOCKS
Stocks are stated at weighted average historical cost less provision for deterioration and obsolescence.

REVENUE RECOGNITION
Revenue recognition associated with exploration and production sales (natural gas, crude oil, petroleum and chemical products) is recorded when title passes to the customer.

Sales of liquefied natural gas (LNG) and associated products are recognised when the LNG passes the delivery point at the loading port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from transportation and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised on the availability status of the power station to produce at a given point in time. The costs of actual production are also passed through and recognised in revenue whenever power is generated.

All other revenue is recognised when title passes to the customer.

EXPLORATION EXPENDITURE
The SORP (see basis of preparation and accounting principles, above) requires depreciation of licence acquisition costs on a straight-line basis. It also permits capitalisation of all costs incurred as intangible fixed assets. BG accounts for exploration expenditure under the successful efforts method and differs from the SORP as described below.

Exploration expenditure, including licence acquisition costs, is capitalised as an intangible fixed asset when incurred and certain expenditure, such as geological and geophysical exploration costs, is expensed. A review of each licence or field is carried out, at least annually, to ascertain whether proved reserves have been discovered. When proved reserves are determined the relevant expenditure, including licence acquisition costs, is transferred to tangible fixed assets and depreciated on a unit of production basis. Expenditure deemed to be unsuccessful is written off to the profit and loss account.

BG considers this application of the successful efforts method to be appropriate as it provides comparability with the Group’s peer group and because it treats licence acquisition costs in a manner which is consistent with the treatment of other exploration assets within intangible fixed assets.

DECOMMISSIONING COSTS
Provision is made for the net present value of the estimated cost of decommissioning at the end of the producing lives of fields. When this provision gives access to future economic benefits, an asset is recognised; otherwise the costs are charged to the profit and loss account. The unwinding of the discount on the provision is included in the profit and loss account as a financial item and is included within the net interest charge.

FOREIGN CURRENCIES
Assets and liabilities denominated in foreign currencies are translated into Sterling at closing rates of exchange or, where they are hedged using cross-currency swaps, at the swap rate. Trading results of overseas subsidiary undertakings, joint ventures and associated undertakings are translated into Sterling at average rates of exchange or, where hedged, at the contract rate of exchange. Differences resulting from the retranslation of the opening net assets and the results for the year are taken to reserves.

Exchange differences on monetary assets and liabilities are taken to the profit and loss account, except that exchange differences on foreign currency net borrowings used to finance foreign currency net investments are taken to reserves. All other exchange movements are dealt with through the profit and loss account.

DEFERRED TAX
Provision is made in full for the deferred tax arising on the difference between the accounting treatment and tax treatment for depreciation in respect of accelerated capital allowances and other timing differences. Provision for deferred petroleum revenue tax is shown net of allowable corporation tax relief (reflected in the deferred corporation tax balance) and is made in respect of applicable fields based on current forecasts.

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BG GROUP PLC 2002	73

LEASES
Rentals under operating leases are charged to the profit and loss account as incurred.

FINANCIAL INSTRUMENTS
Derivative financial instruments utilised by the Group are interest rate swaps, foreign currency swaps, forward rate agreements, interest rate swaptions, tax equalisation swaps and forward exchange contracts.

A derivative financial instrument is considered to be used for hedging purposes when it alters the risk profile of an existing underlying exposure of the Group in line with the Group’s risk management policies. Derivatives used for hedging are accounted for on an accruals basis. During the year there were no interest rate or exchange rate derivatives used for trading purposes.

Termination payments made or received in respect of derivatives are spread over the shorter of the life of the original instrument or the life of the underlying exposure in cases where the underlying exposure continues to exist. Where the underlying exposure ceases to exist, any termination payments are taken to the profit and loss account.

Interest differentials on derivative instruments are recognised by adjusting the net interest charge. Premiums or discounts on derivative instruments are amortised over the shorter of the life of the instrument or the underlying exposure.

Currency swap agreements and forward exchange contracts are retranslated at the rates ruling in the agreements and contracts. Resulting gains or losses are offset against foreign exchange gains or losses on the related borrowings or, where the instrument is used to hedge a committed future transaction, are deferred until the transaction occurs.

PENSIONS
The cost of providing retirement pensions and related benefits is charged to the profit and loss account over the periods benefiting from the employees’ services. The regular pension cost, variations from the regular pension cost and interest are all charged within employee costs. The difference between the charge or credit to the profit and loss account and the contributions paid to the pension schemes in which the Group participates is shown as an increase or decrease in the provision. Deferred tax on this provision has been accounted for in full. The transitional disclosure requirements of FRS 17, ‘Retirement benefits’, are included within the pensions note (note 27, page 106).

RESEARCH AND DEVELOPMENT AND ADVERTISING EXPENDITURE
All research and development and advertising expenditure is written off as incurred.

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74	BG GROUP PLC 2002

CONSOLIDATED PROFIT AND LOSS ACCOUNT

for the year ended 31 December		2002

				Exceptional		Business
		Total		items		performance
	Notes	£m		£m		£m

Turnover – Group and share of joint ventures		2 792		–		2 792

Less: share of joint ventures’ turnover		(182)		–		(182)

Group turnover	2, 5	2 610		–		2 610

Operating costs	3, 5	(1 877)		–		(1 877)

Group operating profit		733		–		733

Share of operating profits less losses in:

Joint ventures		83		–		83

Associated undertakings		72		–		72

Total operating profit	2	888		–		888

Loss on disposal of subsidiary and associated undertakings	5	(7)		(7)		–

Loss on disposal of other fixed assets	5	(7)		(7)		–

Profit on ordinary activities before interest	2	874		(14)		888

Net interest	6	(80)		–		(80)

Profit on ordinary activities before taxation		794		(14)		808

Tax on profit on ordinary activities	7	(374)		–		(374)

Profit on ordinary activities after taxation		420		(14)		434

Minority shareholders’ interest		(10)		–		(10)

Profit for the financial year	2	410		(14)		424

Dividends	8	(110)		–		(110)

Transfer to reserves	24	300		(14)		314

Earnings per ordinary share:	9

Basic		11.6	p	(0.4	)p	12.0	p

Diluted		11.6	p	(0.4	)p	12.0	p

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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BG GROUP PLC 2002	75

for the year ended 31 December	2001						2000

			Exceptional		Business				Discontinued		Continuing
	Total		items		performance		Total		operations	(a)	operations
	£m		£m		£m		£m		£m		£m

Turnover – Group and share of joint ventures(b)	2 689		34		2 655		4 876		2 430		2 446

Less: share of joint ventures’ turnover	(147)		–		(147)		(177)		(3)		(174)

Group turnover(b)	2 542		34		2 508		4 699		2 427		2 272

Operating costs(b)	(1 815)		–		(1 815)		(3 694)		(1 663)		(2 031)

Group operating profit	727		34		693		1005		764		241

Share of operating profits less losses in:

Joint ventures	68		–		68		58		(1)		59

Associated undertakings	72		–		72		74		–		74

Total operating profit(c)	867		34		833		1137		763		374

Profit on disposal of subsidiary and associated undertakings	77		77		–		282		2		280

Profit/(loss) on disposal of other fixed assets	21		21		–		(6)		(6)		–

Profit on ordinary activities before interest	965		132		833		1413		759		654

Net interest	(63)		17		(80)		(459)		(379)		(80)

Profit on ordinary activities before taxation	902		149		753		954		380		574

Tax on profit on ordinary activities	(287)		(28)		(259)		(281)		(167)		(114)

Profit on ordinary activities after taxation	615		121		494		673		213		460

Minority shareholders’ interest	(29)		–		(29)		(19)		–		(19)

Profit for the financial year	586		121		465		654		213		441

Dividends	(105)		–		(105)		(223)		(122)		(101)

Transfer to reserves	481		121		360		431		91		340

Earnings per ordinary share:

Basic	16.7	p	3.4	p	13.3	p	18.8	p	6.1	p	12.7	p

Basic excluding exceptional items(d)							19.1	p	7.3	p	11.8	p

Diluted	16.7	p	3.4	p	13.3	p	18.8	p	6.1	p	12.7	p

Diluted excluding exceptional items(d)							19.1	p	7.3	p	11.8	p

In arriving at the 2000 figures above, net interest is the amount directly attributable to the actual net borrowings of continuing and discontinued operations. Tax charged is calculated based on the effective tax rates of continuing and discontinued operations.

(a)	Discontinued operations comprise the business activities demerged to Lattice effective on 23 October 2000 and include intra-group items which are not applicable post demerger (see note 1, page 81).
(b)	Gas trading activity has been re-presented on a net basis (see note 1, page 81).
(c)	Total operating profit for continuing operations in 2000 before exceptional items was £688m. An analysis of exceptional items is shown in note 5, page 90.
(d)	Earnings per ordinary share excluding exceptional items exclude the impact of profits and losses on disposals and the exceptional items disclosed in note 5, page 90, together with the associated tax impact.

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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76	BG GROUP PLC 2002

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Profit for the financial year	410	586	654

Other recognised gains and losses:

Unrealised surplus on revaluation of tangible fixed assets(a)	–	–	164

Unrealised gain on transfer of assets to a joint venture(a)	–	–	6

Currency translation adjustments	(385)	(233)	45

	(385)	(233)	215

Total recognised gains and losses for the financial year	25	353	869

Cumulative currency translation losses taken to reserves amounted to £642m as at 31 December 2002 (2001 £257m; 2000 £24m). The movement in 2002 includes the impact of the retranslation of the Group’s net investments in MetroGAS S.A. (MetroGAS) of £83m (2001 £121m) and Companhia de Gas de São Paulo S.A. (Comgas) of £189m (2001 £97m) at the closing rate of exchange. In the case of MetroGAS, the rate prevailing on 11 January 2002 was used for the 2001 calculation.

(a)	Relates to discontinued operations only (see note 1, page 81).

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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BG GROUP PLC 2002	77

BALANCE SHEETS

		The Group		The Company

as at 31 December		2002	2001	2002	2001
	Notes	£m	£m	£m	£m

Fixed assets

Intangible assets	10	812	798	–	–

Tangible assets	11	4 102	3 707	–	–

Investments in subsidiary undertakings	12			2 269	2 269

Investments in joint ventures:				–	–

Share of gross assets		655	639

Share of gross liabilities		(489)	(494)

	12	166	145

Loans	12	140	150

Investments in associated undertakings:				–	–

Share of net assets	12	231	245

Loans	12	196	109

Other investments	12	9	14	–	–

		5 656	5 168	2 269	2 269

Current assets

Stocks	14	105	98	–	–

Debtors: amounts falling due within one year	15	661	616	26	31

Debtors: amounts falling due after more than one year	15	93	125	16	16

		754	741	42	47

Investments	16	127	326	–	–

Cash at bank and in hand		141	92	7	4

		1 127	1 257	49	51

Creditors: amounts falling due within one year

Borrowings	17 to 20	(580)	(493)	–	–

Other creditors	21	(999)	(847)	(372)	(266)

		(1 579)	(1 340)	(372)	(266)

Net current liabilities		(452)	(83)	(323)	(215)

Total assets less current liabilities		5 204	5 085	1 946	2 054

Creditors: amounts falling due after more than one year

Borrowings	17 to 20	(690)	(463)	–	–

Other creditors	21	(190)	(228)	–	–

		(880)	(691)	–	–

Provisions for liabilities and charges	22	(976)	(864)	(54)	(52)

		3 348	3 530	1 892	2 002

Capital and reserves

Called up equity share capital	23, 24	353	353	353	353

Share premium account	24	45	42	45	42

Other reserves	24	1 702	1 702	756	756

Profit and loss account	24	1 038	1 129	738	851

Joint ventures and associated undertakings	24	186	180

BG shareholders’ funds	24	3 324	3 406	1 892	2 002

Minority shareholders’ interest (a)		24	124

		3 348	3 530	1 892	2 002

All inter-company transactions are eliminated on consolidation. Commitments and contingencies are shown in note 25, page 104.

(a)	Represents minority shareholders’ equity interest of £11m (2001 £98m) and minority shareholders’ non-equity interest of £13m (2001 £26m).

The accounts on pages 71 to 116 were approved by the Board and signed on its behalf on 21 February 2003 by:

Sir Richard Giordano, Chairman
Ashley Almanza, Chief Financial Officer

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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78	BG GROUP PLC 2002

MOVEMENT IN BG SHAREHOLDERS' FUNDS

	The Group			The Company

for the year ended 31 December	2002	2001	2000	2002	2001	2000
	£m	£m	£m	£m	£m	£m

Profit/(loss) for the financial year	410	586	654	(3)	404	152

Dividends	(110)	(105)	(223)	(110)	(105)	(223)

	300	481	431	(113)	299	(71)

Issue of shares	3	–	44	3	–	44

Redemption of share capital	–	–	(4)	–	–	(4)

Termination of Sharesave Schemes	–	–	57	–	–	57

Other recognised gains and losses for the financial year (a)	(385)	(233)	215	–	–	–

Goodwill on disposal of associated undertaking	–	–	24	–	–	–

Dividend in specie (b)	–	–	(4 689)	–	–	(824)

Net movement in BG shareholders’ funds for the financial year	(82)	248	(3 922)	(110)	299	(798)

BG shareholders’ funds as at 1 January	3 406	3 158	7 080	2 002	1 703	2 501

BG shareholders’ funds as at 31 December	3 324	3 406	3 158	1 892	2 002	1 703

(a)	An analysis of BG’s other recognised gains and losses for the financial year is shown on page 76.
(b)	In 2000, the movement in the Group and the Company represents the net assets and the carrying value of the investment, respectively, of the businesses transferred to Lattice on demerger.

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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BG GROUP PLC 2002	79

CONSOLIDATED CASH FLOW STATEMENT

for the year ended 31 December			2002	2001	2000
	Notes		£m	£m	£m

Cash flow from operating activities (a)	28	(A)	1 015	666	2 622

Dividends from joint ventures and associated undertakings			68	75	28

Dividend received from Lattice (b)			–	–	122

Other			(32)	(40)	(369)

Returns on investments and servicing of finance	28	(B)	(32)	(40)	(247)

Taxation			(240)	(261)	(423)

Capital expenditure and financial investment	28	(C)	(1 114)	(806)	(1 150)

Acquisitions and disposals (c)	28	(D)	(265)	283	362

Equity dividends paid			(106)	(103)	(332)

Management of liquid resources	28	(E)	191	(201)	9

Net cash flow before financing			(483)	(387)	869

Financing	28	(F)	540	415	(898)

Net increase/(decrease) in cash in the year			57	28	(29)

(a)	In 2000, cash flow from operating activities attributable to continuing operations was £1 078m and to discontinued operations was £1 544m. There were no discontinued operations in 2002 or 2001.
(b)	Represents dividend received from Lattice, subsequent to the date of demerger, in respect of the proportion of the 2000 Group interim dividend allocated to the businesses demerged.
(c)	In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited (see note 13, page 96).

RECONCILIATION OF NET BORROWINGS

			2002	2001	2000
	Notes		£m	£m	£m

Net borrowings as at 1 January			(538)	(360)	(6 872)

Net increase/(decrease) in cash in the year (a)			57	28	(29)

Cash (inflow)/outflow from the management of liquid resources	28	(E)	(191)	201	(9)

Cash (inflow)/outflow from change in borrowings and lease financing	28	(F)	(528)	(405)	945

Demerged activities (b)			–	–	5 621

Other movements:

Accretion of interest			–	–	(20)

Debt issue expenses			–	–	(1)

Exchange adjustments			198	(2)	5

			198	(2)	(16)

Net borrowings as at 31 December			(1 002)	(538)	(360)

Represented by:

Cash at bank and in hand			141	92	65

Current asset investments	16		127	326	129

Gross borrowings:

Short-term borrowings	17		(580)	(493)	(321)

Long-term borrowings	17		(690)	(463)	(233)

			(1 270)	(956)	(554)

			(1 002)	(538)	(360)

(a)	In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited (see note 13, page 96).
(b)	Represents cash £17m, current asset investments £366m, short-term borrowings £(1 142)m and long-term borrowings £(4 862)m held by the businesses transferred to Lattice on demerger.

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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80	BG GROUP PLC 2002

ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

			Share capital and share premium

			2002 £m	2001 £m	2000 £m

As at 1 January			395	395	351

Net cash inflow from financing			3	–	44

As at 31 December			398	395	395

			Gross borrowings

	Notes		2002 £m	2001 £m	2000 £m

As at 1 January			(956)	(554)	(7 424)

Decrease/(increase) in bank overdraft			–	1	(55)

Cash (inflow)/outflow from change in borrowings and lease financing	28	(F)	(528)	(405)	945

Demerged activities (a)			–	–	6 004

Other movements:

Accretion of interest			–	–	(4)

Debt issue expenses			–	–	(1)

Exchange adjustments			214	2	(19)

			214	2	(24)

As at 31 December	17		(1 270)	(956)	(554)

Gross borrowings exclude cash at bank and in hand and current asset investments.

(a)	Represents short-term borrowings £(1 142)m and long-term borrowings £(4 862)m held by the businesses transferred to Lattice on demerger.

ANALYSIS OF CASH MOVEMENT

	2002 £m	2001 £m	2000 £m

As at 1 January	92	64	30

Net increase/(decrease) in cash in the year	57	28	(29)

Exchange adjustments	(8)	–	11

Demerged activities (a)	–	–	52

As at 31 December	141	92	64

Cash represents cash at bank and in hand of £141m (2001 £92m; 2000 £65m) offset by bank overdrafts of £nil (2001 £nil; 2000 £1m).

(a)	Represents net overdraft held by the businesses transferred to Lattice on demerger.

The accounting policies on pages 71 to 73 together with the notes on pages 81 to 116 form part of these accounts.

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BG GROUP PLC 2002	81

NOTES TO THE ACCOUNTS

1  THE IMPACT OF NEW ACCOUNTING STANDARDS, RE-PRESENTATION OF GAS TRADING ACTIVITY AND THE 2000 DEMERGER

IMPACT OF NEW ACCOUNTING STANDARDS
Although BG is still accounting for its pension costs using SSAP 24 ‘Accounting for pension costs’, the transitional disclosure requirements of FRS 17 ‘Retirement benefits’ are included in note 27, page 106.

RE-PRESENTATION OF GAS TRADING ACTIVITY
As part of managing its gas supply portfolio within the UK gas market, BG undertakes gas trading activities (the purchase and re-sale of third party gas). In previous years, BG has presented these gas trading activities on a gross basis within the Exploration and Production segment, i.e. reported within both turnover and operating costs. In view of the nature of these activities and as they have become more significant, BG believes a net basis of presentation is more appropriate and has restated prior periods accordingly. The impact of this change is to reduce turnover and operating costs by £130m in 2001, £70m in 2000, £12m in 1999 and £nil in 1998. This restatement has no impact on operating profit.

The components of the results of gas trading activity, which are now presented on a net basis within operating costs in the Exploration and Production segment, are shown below.

	2002 £m	2001 £m	2000 £m

Gas trading turnover	254	130	70

Related operating costs	(255)	(123)	(73)

Net profit/(loss) on gas trading activities	(1)	7	(3)

DEMERGER
In 2000, BG demerged certain business activities to Lattice, effective 23 October 2000. These businesses included Transco and BG’s property, leasing, technology and energy services businesses. Transco was a separate reporting segment of BG, but the results of the other businesses transferred were previously reported within the Other activities business segment.

On demerger, the Company declared a dividend which was satisfied by the issue of shares in Lattice Group plc – a dividend in specie. The dividend in specie of £4 689m represented the net assets of the businesses transferred to Lattice on demerger. The existing shareholders of BG Group plc were given shares in Lattice Group plc on a ratio of one share in Lattice Group plc for every one share held in BG Group plc. The results of activities transferred to Lattice up to the date of demerger are reported as discontinued operations in these financial statements.

2  SEGMENTAL ANALYSIS

The reporting segments for BG’s continuing operations in 2002 comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities. E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on gas. LNG combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas. T&D develops, owns and operates major pipelines and distribution networks, and supplies gas through these to the end customer. Power develops, owns and operates natural gas-fired power generation plants around the world. Other activities primarily comprises New Business development expenditure, certain corporate costs, together with trading under certain long-term gas contracts. In 2001 and 2000, BG’s continuing operations also included the Storage segment. Storage provided a range of gas storage services based on underground and offshore storage facilities to meet the requirements of customers in Great Britain. BG sold its Storage interests on 28 November 2001

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82	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

2  SEGMENTAL ANALYSIS continued

Turnover, total operating profit/(loss), profit/(loss) on ordinary activities before interest, net and gross assets, depreciation and amortisation and capital expenditure attributable to BG activities are shown below.

GROUP TURNOVER AND TOTAL OPERATING PROFIT/(LOSS)
ANALYSED BY BUSINESS SEGMENT

	Group turnover (a)			Total operating profit/(loss) (b)

for the year ended 31 December	2002 £m	2001 £m	2000 £m	2002 £m	2001 £m	2000 £m

Continuing operations

Exploration and Production (c)	1 555	1 317	1 188	731	640	513

Liquefied Natural Gas	309	81	31	8	29	25

Transmission and Distribution	541	834	766	50	119	78

Power Generation (d)	189	192	183	124	104	73

Storage (e)	–	75	77	–	21	(197)

Other activities (f)	66	90	54	(25)	(46)	(118)

Less: intra-group sales	(50)	(47)	(27)

	2 610	2 542	2 274	888	867	374

Discontinued operations

Transco (f)	–	–	2 361	–	–	698

Other activities (f)	–	–	165	–	–	65

Less: intra-group sales	–	–	(99)

	–	–	2 427	–	–	763

	2 610	2 542	4 699	888	867	1 137

Historical cost total operating profit for Transco (discontinued operations) in 2000 differed from modified historical cost total operating profit and was £805m.

ANALYSED BY GEOGRAPHICAL SEGMENT BY SOURCE

	Group turnover (a)			Total operating profit/(loss)

for the year ended 31 December	2002 £m	2001 £m	2000 £m	2002 £m	2001 £m	2000 £m

Continuing operations

UK	1 310	1 280	1 069	565	523	(17)

Americas	793	786	725	56	113	107

Rest of world	507	476	478	267	231	284

	2 610	2 542	2 272	888	867	374

Discontinued operations

UK	–	–	2 427	–	–	763

	2 610	2 542	4 699	888	867	1 137

There is no material difference between turnover and total operating profit/(loss) by source and by destination.

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BG GROUP PLC 2002	83

2  SEGMENTAL ANALYSIS continued

PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE INTEREST (a) (f)
 ANALYSED BY BUSINESS SEGMENT

for the year ended 31 December	2002 £m	2001 £m	2000 £m

Continuing operations

Exploration and Production (c)	725	662	493

Liquefied Natural Gas	8	29	25

Transmission and Distribution	50	139	77

Power Generation (d)	124	104	69

Storage (e)	–	77	(197)

Other activities (f)	(33)	(46)	187

	874	965	654

Discontinued operations

Transco (f)	–	–	684

Other activities (f)	–	–	75

	–	–	759

	874	965	1 413

Historical cost profit on ordinary activities for discontinued operations in 2000 differed from modified historical cost profit on ordinary activities, and was as follows: Transco £807m and Other activities £70m.

ANALYSED BY GEOGRAPHICAL SEGMENT BY SOURCE

for the year ended 31 December	2002 £m	2001 £m	2000 £m

Continuing operations

UK	555	622	(17)

Americas	55	112	412

Rest of world	264	231	259

	874	965	654

Discontinued operations

UK	–	–	759

	874	965	1 413

(a)	Gas trading activity within the E&P segment has been re-presented on a net basis (see note 1, page 81).
(b)	Total operating profit/(loss) includes share of operating profits less losses in joint ventures and associated undertakings of £155m (2001 £140m; 2000 £132m) attributable to segments as follows: E&P £nil (2001 £nil; 2000 £4m); LNG £29m (2001 £30m; 2000 £30m); T&D £33m (2001 £29m; 2000 £24m); Power £93m (2001 £81m; 2000 £73m); Other activities (continuing operations) £nil (2001 £nil; 2000 £2m) and Other activities (discontinued operations) £nil (2001 £nil; 2000 £(1)m).
(c)	Turnover, total operating profit and profit on ordinary activities before interest of E&P for 2001 include £34m exceptional income in respect of the House of Lords judgment in favour of the CATS partners (see note 5, page 90).
(d)	Total operating profit and profit on ordinary activities before interest of Power for 2000 include a £29m exceptional charge in respect of restructuring costs at Premier Power Limited (see note 5, page 90).
(e)	Total operating loss and loss on ordinary activities before interest of Storage for 2000 include a £200m exceptional charge in respect of the impairment of tangible fixed assets (see note 5, page 90).
(f)	Total operating profit/(loss) and profit on ordinary activities before interest for 2000 include a £128m exceptional charge in respect of costs associated with demerger. £85m is included in Other activities within continuing operations and £43m is included within discontinued operations, of which £41m relates to Transco and £2m to Other activities (see note 5, page 90).
(g)	Profit on ordinary activities before interest can be reconciled to profit for the financial year as follows:

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Profit on ordinary activities before interest	874	965	1 413

Net interest	(80)	(63)	(459)

Tax	(374)	(287)	(281)

Minority shareholders’ interest (i)	(10)	(29)	(19)

Profit for the financial year	410	586	654

(i)	The minority interest charge for all years is attributable to the T&D segment.

In 2000, the historical cost profit on ordinary activities before taxation was £1 072m and the historical cost transfer to reserves was £549m. All modified historical cost adjustments related to discontinued operations only.

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84	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

2  SEGMENTAL ANALYSIS continued

NET ASSETS AND GROSS ASSETS

ANALYSED BY BUSINESS SEGMENT

	Net assets/(liabilities)		Gross assets

as at 31 December	2002	2001	2002	2001
	£m	£m	£m	£m

Exploration and Production	3 704	2 993	4 461	3 575

Liquefied Natural Gas	330	274	380	288

Transmission and Distribution	835	1 246	978	1 440

Power Generation	416	334	635	599

Other activities	(164)	(154)	18	54

Net borrowings, net interest, tax and dividends	(1 773)	(1 163)	311	469

	3 348	3 530	6 783	6 425

ANALYSED BY GEOGRAPHICAL SEGMENT

	Net assets/(liabilities)		Gross assets

as at 31 December	2002	2001	2002	2001
	£m	£m	£m	£m

UK	1 408	1 362	2 244	2 197

Americas	1 167	1 052	1 381	1 221

Rest of world	2 546	2 279	2 847	2 538

Net borrowings, net interest, tax and dividends	(1 773)	(1 163)	311	469

	3 348	3 530	6 783	6 425

DEPRECIATION AND AMORTISATION AND CAPITAL EXPENDITURE
ANALYSED BY BUSINESS SEGMENT
	Depreciation and amortisation			Capital expenditure

for the year ended 31 December	2002	2001	2000	2002	2001	2000
	£m	£m	£m	£m	£m	£m

Continuing operations

Exploration and Production	337	302	307	991	671	549

Liquefied Natural Gas	4	2	2	45	8	–

Transmission and Distribution	43	67	74	75	136	110

Power Generation	10	10	9	44	100	43

Storage (a)	–	10	228	–	5	9

Other activities	1	1	2	23	7	6

	395	392	622	1 178	927	717

Discontinued operations

Transco	–	–	278	–	–	482

Other activities	–	–	26	–	–	79

	–	–	304	–	–	561

Historical cost depreciation and amortisation	395	392	926	1 178	927	1 278

Discontinued operations (Transco) only:

Depreciation in excess of historical cost depreciation	–	–	107

Modified historical cost depreciation and amortisation	395	392	1 033

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BG GROUP PLC 2002	85

2 SEGMENTAL ANALYSIS continued

ANALYSED BY GEOGRAPHICAL SEGMENT

	Depreciation and amortisation			Capital expenditure

for the year ended 31 December	2002	2001	2000	2002	2001	2000
	£m	£m	£m	£m	£m	£m

Continuing operations

UK	253	256	488	324	317	263

Americas	47	62	71	110	183	105

Rest of world	95	74	63	744	427	349

	395	392	622	1 178	927	717

Discontinued operations

UK	–	–	411	–	–	561

	395	392	1 033	1 178	927	1 278

(a)	Storage’s 2000 depreciation charge includes a £200m exceptional charge in respect of the impairment of tangible fixed assets (see note 5, page 90).

3  OPERATING COSTS

The Group’s operating costs charged to the profit and loss account included:

			Excluding
			exceptional	Exceptional
	Total	Total	items	items	Total
	2002	2001	2000	2000	2000
	£m	£m	£m	£m	£m

Change in stock of finished goods and work in progress	–	–	2	–	2

Raw materials and consumables	607	425	425	–	425

Employee costs (see note 4(B), page 87) (a)	170	177	544	56	600

Less:

Own work capitalised	(21)	(13)	(41)	–	(41)

Employee costs included within replacement expenditure, other exploration expenditure and research and development below	(8)	(9)	(24)	–	(24)

	141	155	479	56	535

Amounts written off intangible and tangible fixed assets:

Historical cost depreciation (see note 11, page 94) (b)(c)	374	365	697	200	897

Depreciation in excess of historical cost depreciation (d)	–	–	107	–	107

	374	365	804	200	1 004

Amortisation of intangible fixed assets (see note 10, page 94)	21	27	29	–	29

	395	392	833	200	1 033

Unsuccessful exploration expenditure written off	12	13	–	–	–

Other operating charges:

Replacement expenditure	–	–	195	–	195

Other exploration expenditure	65	59	54	–	54

Lease rentals:

Plant, machinery and equipment	48	30	5	–	5

Other assets	8	9	14	–	14

Research and development	11	13	34	–	34

There were no exceptional operating costs in 2002 or 2001.

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86	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

3  OPERATING COSTS continued

These operating costs can be further analysed as relating to continuing and discontinued operations as follows:

	Continuing	Continuing	Continuing	Discontinued
	operations	operations	operations	operations
	2002	2001	2000	2000
	£m	£m	£m	£m

Change in stock of finished goods and work in progress	–	–	–	2

Raw materials and consumables	607	425	288	137

Employee costs (see note 4(B), page 87) (a)	170	177	219	381

Less:

Own work capitalised	(21)	(13)	(5)	(36)

Employee costs included within replacement expenditure, other
exploration expenditure and research and development below	(8)	(9)	(10)	(14)

	141	155	204	331

Amounts written off intangible and tangible fixed assets:

Historical cost depreciation (see note 11, page 94) (b)(c)	374	365	593	304

Depreciation in excess of historical cost depreciation (d)	–	–	–	107

	374	365	593	411

Amortisation of intangible fixed assets (see note 10, page 94)	21	27	29	–

	395	392	622	411

Unsuccessful exploration expenditure written off	12	13	–	–

Other operating charges:

Replacement expenditure	–	–	–	195

Other exploration expenditure	65	59	54	–

Lease rentals:

Plant, machinery and equipment	48	30	5	–

Other assets	8	9	2	12

Research and development	11	13	2	32

(a)	In 2000, the exceptional item comprises a £29m charge within continuing operations relating to restructuring costs at Premier Power Limited and £27m demerger related costs of which £7m relates to continuing and £20m to discontinued operations (see note 5, page 90).
(b)	Includes depreciation in respect of assets held under finance leases of £nil (2001 £nil; 2000 £10m). The amount for 2000 relates to discontinued operations.
(c)	In 2000, includes £200m impairment of Storage’s fixed assets (see note 5, page 90).
(d)	Relates to discontinued operations only and represents the additional depreciation necessary to bring historical cost depreciation up to a modified historical cost depreciation charge, which is based on the modified historical cost of fixed assets.

The remuneration of the Group’s and Company’s auditors comprises:
		The Group			The Company

		2002	2001	2000	2002	2001	2000
		£m	£m	£m	£m	£m	£m

Audit		1.4	1.4	2.1	0.5	0.5	0.5

Audit related		0.2	0.5	0.2	–	–	–

Tax		0.7	0.5	0.5	–	–	–

Non-audit	– system implementation (a)	3.9	–	–	–	–	–

	– demerger and restructuring and refinancing	–	–	2.6	–	–	–

	– other	0.1	0.6	2.3	–	–	–

		6.3	3.0	7.7	0.5	0.5	0.5

(a)	In 2002, includes £3.3m in relation to services provided by the consulting business unit of PricewaterhouseCoopers which was sold to IBM United Kingdom Limited on 30 September 2002. Subsequent to this date, fees for these services have been paid to IBM United Kingdom Limited.

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BG GROUP PLC 2002	87

4  DIRECTORS AND EMPLOYEES

A)   DIRECTORS’ REMUNERATION

	2002	2001	2000
	£000	£000	£000

Fees to non-executive Directors	355	313	245

Salaries (a)	1 872	1 699	2 230

Benefits (b)	222	162	160

Bonus	1 111	677	–

Share Incentive Plan – Free Shares	9	–	–

Employee Profit Sharing Scheme	–	13	47

Payments to retiring Directors	–	–	1 874

	3 569	2 864	4 556

(a)	Includes the Chairman’s salary.
(b)	As US citizens, Sir Richard Giordano and William Friedrich are covered by post-retirement medical benefits and long-term care insurance if they return to the US. The value of these benefits in kind for 2002 is £46 366 for Sir Richard Giordano and £19 916 for William Friedrich.

B) EMPLOYEE COSTS
	2002	2001	2000
	£m	£m	£m

Wages and salaries	120	138	507

Social security costs	14	16	39

Pension charge/(credit)	16	10	(52)

Incentive Schemes (see note 4(D) below)	17	13	21

Share Incentive Plan – Free Shares (see note 4(E) below)	3	–	–

Employee Profit Sharing Scheme (see note 4(G) below)	–	–	29

Restructuring costs (a)	–	–	56

	170	177	600

In 2002, employee costs of £149m (2001 £164m; 2000 £559m) were charged to the profit and loss account and £21m (2001 £13m; 2000 £41m) were capitalised.

(a)	Includes exceptional employee related costs of £22m income tax and national insurance on maturity of the Sharesave Schemes, £5m restructuring costs as a result of demerger and £29m restructuring costs at Premier Power Limited (see note 5, page 90).

C) AVERAGE NUMBER OF EMPLOYEES DURING THE YEAR
	Employed in the UK			Employed outside the UK

	2002	2001	2000	2002	2001	2000
	Number	Number	Number	Number	Number	Number

Continuing operations

Exploration and Production	694	523	384	641	653	475

Liquefied Natural Gas	51	48	22	44	52	19

Transmission and Distribution	346	244	204	2 281	2 207	2 349

Power Generation	235	289	388	11	20	19

Storage	–	189	251	–	–	–

Other activities	42	47	155	146	37	–

	1 368	1 340	1 404	3 123	2 969	2 862

Discontinued operations

Transco	–	–	14 249	–	–	–

Other activities	–	–	1 230	–	–	–

	–	–	15 479	–	–	–

	1 368	1 340	16 883	3 123	2 969	2 862

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88	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

4  DIRECTORS AND EMPLOYEES continued

D) INCENTIVE SCHEMES
Details of the BG Group New Long Term Incentive Scheme and the BG Group Annual Incentive Scheme are given on page 61. Details of notional allocations to Executive Directors and aggregate notional allocations to executive officers under the BG Group New Long Term Incentive Scheme are given on pages 67 and 57 respectively.

Notional allocations under the BG Group New Long Term Incentive Scheme were made in April 2002 (0.1m ordinary shares), August 2002 (0.03m ordinary shares) and September 2002 (3.8m ordinary shares) to eligible participants. Costs of this Scheme are charged to the profit and loss account over the life of the allocation, based upon the likelihood of allocations vesting under the Scheme. A sum of £4m was charged in 2002 (2001 £6m; 2000 £21m).

Under the BG Group Annual Incentive Scheme, £13m has been provided in the year ended 31 December 2002 (2001 £7m; 2000 £nil) in order to make bonus payments to eligible employees in 2003. Bonuses were provided for in 2001 under the BG Group Short Term Incentive Scheme.

E)   SHARE INCENTIVE PLAN
Details of the BG Group Share Incentive Plan are given on page 63. During the year 1.1m ordinary shares were awarded as Free Shares under the Plan.

F)   SHARESAVE SCHEMES
Details of the BG Group Sharesave Scheme are given on page 63. Details of options held by Executive Directors and aggregate options held by executive officers under the BG Group Sharesave Scheme are given on pages 67 and 58 respectively. Under the Scheme, options of 0.5m ordinary shares were granted during the year (2001 0.5m; 2000 5m).

Options were outstanding over 4.5m ordinary shares under the Sharesave Schemes as at 31 December 2002 (2001 5.6m; 2000 6m). The outstanding options are exercisable at varying dates up to 30 April 2008, at prices ranging from £2.19 to £2.85 per ordinary share. During the year, options were exercised by employees as described in note 4(J) below.

G)   EMPLOYEE PROFIT SHARING SCHEME
The Company decided to discontinue the BG Group Employee Profit Sharing Scheme at the end of 2000. There were 1 140 BG employees, approximately 25% of the workforce (2001 30%; 2000 27%) and 13 240 former employees now part of National Grid Transco plc (2001 14 111; 2000 15 500) participating in the Employee Profit Sharing Scheme as at 31 December 2002. A total of 20m ordinary shares (2001 29m; 2000 30m) of the Company were held in trust as at 31 December 2002 on behalf of the participants in the Scheme.

H)   EXECUTIVE SHARE OPTION SCHEME
No grants of options have been made to Executive Directors or senior employees under the Executive Share Option Scheme since 1994 (when the Scheme was replaced by the Long Term Incentive Scheme). Options of 0.1m ordinary shares in the Company were outstanding as at 31 December 2002 (2001 0.2m; 2000 0.3m). Options of 0.1m ordinary shares were exercised during the year.

None of the present Executive Directors hold options under the Scheme.

I)   COMPANY SHARE OPTION SCHEME
Details of the BG Group Company Share Option Scheme are given on page 62. Details of options held by Executive Directors and aggregate options held by executive officers under the Company Share Option Scheme are given on pages 68 and 58 respectively.

The first grants under the BG Group Company Share Option Scheme were made in November 2000. Further grants were made in 2001 and 2002.

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BG GROUP PLC 2002	89

4  DIRECTORS AND EMPLOYEES continued

J) SUMMARY OF MOVEMENTS IN SHARE OPTIONS
	Sharesave Scheme options m	Executive Share Option Scheme options m	Company Share Option Scheme options m

2000

Outstanding as at 1 January 2000	52	1	–

Granted	5	–	7

Exercised	(32)	(1)	–

Lapsed	(19)	–	–

Outstanding as at 31 December 2000	6	–	7

Exercisable as at 31 December 2000	–	–	–

Option price range as at 31 December 2000 (£)	1.36–2.85	1.15–1.54	2.685

Option price range for exercised options (£)	1.36–2.85	1.75–2.36	–

2001

Outstanding as at 1 January 2001	5.5	0.3	7.4

Granted	0.5	–	11.2

Exercised	(0.1)	(0.1)	(0.1)

Lapsed	(0.3)	–	(0.4)

Outstanding as at 31 December 2001	5.6	0.2	18.1

Exercisable as at 31 December 2001	1.0	0.2	0.5

Option price range as at 31 December 2001 (£)	1.36–2.85	1.15–1.54	2.56–2.685

Option price range for exercised options (£)	2.29–2.40	1.39	2.685

2002

Outstanding as at 1 January 2002	5.6	0.2	18.1

Granted	0.5	–	12.3

Exercised	(0.5)	(0.1)	(0.7)

Lapsed	(1.1)	–	(1.5)

Outstanding as at 31 December 2002	4.5	0.1	28.2

Exercisable as at 31 December 2002	0.1	0.1	0.5

Option price range as at 31 December 2002 (£)	2.19–2.85	1.39–1.54	2.51–3.08

Option price range for exercised options (£)	1.36–2.85	1.15–1.54	2.56–2.685

K) WEIGHTED AVERAGE EXERCISE PRICE OF SHARE OPTIONS
	Sharesave Scheme options £	Executive Share Option Scheme options £	Company Share Option Scheme options £

Outstanding as at 1 January 2002	2.28	1.39	2.61

Granted	2.19	–	2.52

Exercised	2.06	1.33	2.67

Lapsed	2.23	–	2.59

Outstanding as at 31 December 2002	2.31	1.44	2.57

L)   NEW LONG TERM INCENTIVE SCHEME ALLOCATIONS
Notional shares outstanding as at 31 December 2002 were 9m (2001 7m; 2000 5m). A proportion of the allocations made in 1999, 2000 and 2001 will, subject to performance, be transferred to the ownership of the participants following a three year performance period and a further one year in trust. For the allocation made in 2002 there is no further one year in trust.

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90	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

4  DIRECTORS AND EMPLOYEES continued

M) ANALYSIS OF SHARE OPTIONS AS AT 31 DECEMBER 2002
			Weighted		Weighted
		Number of	average	Normal	average
	Date of	shares	option price	exercisable	remaining
	grant	m	£	date	contractual life

Sharesave Scheme options

	1998	0.20	2.40	2003	5 mths

	1999	0.21	2.85	2002/4	1 yr 5 mths

	2000	3.15	2.29	2004/6	2 yrs 0 mths

	2001	0.45	2.26	2004/6	2 yrs 6 mths

	2002	0.52	2.19	2005/7	3 yrs 7 mths

Executive Share Option Scheme options

	1994	0.13	1.39	2004	9 mths

Company Share Option Scheme options

	2000	5.96	2.685	2010	7 yrs 10 mths

	2001	0.04	2.5925	2011	8 yrs 2 mths

	2001	9.92	2.5634	2011	8 yrs 10 mths

	2002	0.08	3.08	2012	9 yrs 3 mths

	2002	0.02	2.5125	2012	9 yrs 7 mths

	2002	12.20	2.5175	2012	9 yrs 8 mths

5  EXCEPTIONAL ITEMS

OPERATING ITEMS
There were no exceptional operating items in 2002.

House of Lords judgment
In 2001, the House of Lords judgment in favour of the Central Area Transmission System (CATS) partners (BG’s share 51.18%) in their dispute with Teesside Gas Transportation Limited (an Enron Corp. subsidiary) gave rise to income of £34m (included within the E&P operating segment) and £17m interest receivable.

Restructuring costs
In December 2000, Premier Power Limited, a wholly-owned subsidiary undertaking, reached agreement with Northern Ireland Electricity on renegotiation of power purchase agreements in the light of construction of a new CCGT power plant. The restructuring costs in respect of this project amounted to £29m, and were charged to operating profit attributable to the Power segment. As at 31 December 2002 the timing of certain restructuring arrangements in the light of construction of the new CCGT power plant has yet to be concluded.

Impairment
During 2000, a review of the carrying value of the UK storage assets resulted in a £200m exceptional charge to operating profit (attributable to the Storage segment) in respect of the impairment of the Rough offshore storage facility. The review was based upon estimated value in use, calculated from forecast pre-tax cash flows discounted at 8%. Forecast cash flows were based upon assumptions in respect of the UK and European gas markets, supported by external market commentary, which implied growth in storage revenue to 2007. The net book value of Rough’s fixed assets as at 31 December 2000, following impairment, was £390m.

Demerger costs
During 2000, BG incurred costs associated with the demerger, including corporate restructuring costs, of £85m of which £42m were attributable to continuing operations (Other activities) and £43m to discontinued operations. In addition, BG’s continuing operations (Other activities) bore a charge of £43m, which was more than offset by a related increase of £57m in shareholders’ funds, relating to the termination of the Sharesave Schemes upon demerger.

An additional impact of the early termination of the Sharesave Schemes on demerger was a £47m cash cost which was included in the dividend in specie and as such had no impact on the profit for that year.

DISPOSAL OF SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND FIXED ASSETS
During 2002, BG disposed of its 100% investment in Iqara EcoFuels Limited, realising a loss of £7m on net assets of £7m.

In November 2001, BG disposed of BG Storage Limited and associated assets realising cash proceeds of £381m and a profit on disposal of subsidiary undertaking of £56m. The associated assets sold included the remaining interest in the processing facilities at Easington, the Amethyst gas processing condensate transport agreement and BG’s interest in the offshore York discovery, generating further proceeds of £40m and a profit on disposal of fixed assets of £22m. Also, during 2001, BG disposed of a 24.5% share in its subsidiary undertaking, Phoenix Natural Gas Limited (Phoenix), the Northern Ireland natural gas distribution company. The sale reduced BG’s interest in Phoenix to 51% and realised proceeds of £49m resulting in a £21m profit on disposal.

Included within the profit on disposal of subsidiary and associated undertakings in 2000 is £305m in respect of the sale of BG’s interest in Dynegy Inc. This profit includes the impact of the write-back of £24m of goodwill previously written off to reserves. Proceeds of £466m arose on the sale.

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BG GROUP PLC 2002	91

	6 NET INTEREST
		2002 £m	2001 £m	2000 £m

	Interest payable:

	On loans wholly repayable within five years	55	61	215

	On loans any part repayable after five years	15	11	187

	Interest payable on transportation prepayment	–	–	11

	Finance lease income	–	–	(1)

	Interest receivable (a)	(35)	(33)	(52)

	Other net interest (b)	–	(17)	12

	Less: interest capitalised (c)	(11)	(22)	(13)

		24	–	359

	Unwinding of discount on provisions (see note 22, page 101) (d)	12	14	54

	Unwinding of discount on deferred income	8	9	11

Net interest payable	– Group	44	23	424

	– joint ventures	25	27	15

	– associated undertakings	11	13	20

		80	63	459

(a)	Includes £19m (2001 £18m; 2000 £13m) receivable from joint ventures and associated undertakings.
(b)	In 2001, comprises £17m interest receivable in respect of the House of Lords judgment in favour of the CATS partners (see note 5, page 90).
(c)	Interest has been capitalised at a rate of up to 3.5% per annum, before the deductions of any tax relief.
(d)	Relates to the interest charge arising on discounted provisions; they are decommissioning costs £12m (2001 £14m; 2000 £14m), certain long-term gas sales contracts £nil (2001 £nil; 2000 £26m) and environmental costs £nil (2001 £nil; 2000 £14m).

	7 TAXATION
		2002 £m	2001 £m	2000 £m

	Current tax
	UK – corporation tax at 30% and 40% (2001 30%; 2000 30%)(a)	208	192	199

	– less: double tax relief	(50)	(43)	(33)

	UK tax charge	158	149	166

	Overseas tax charge	89	94	107

Current tax charge	– Group	247	243	273

	– joint ventures and associated undertakings	20	25	6

		267	268	279

	Deferred corporation tax:
	Timing differences (a)	79	19	–

	Effect of increased tax rate on opening liability (a)	51	–	–

	Deferred petroleum revenue tax at 50% (2001 50%; 2000 50%)	(23)	–	2

	Tax charge	374	287	281

The tax charge relating to exceptional items is £nil (2001 £28m; 2000 £71m credit) of which £nil (2001 £15m; 2000 £71m credit) relates to operating exceptional items and £nil (2001 £13m; 2000 £nil) to the disposal of fixed assets and subsidiary undertakings.

(a)	The 2002 tax charge incorporates the rate changes enacted in the Finance Act 2002, including a 10% surcharge on North Sea profits. This led to a £51m charge relating to opening UK deferred tax balances and a £44m increase in the current year charge.

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92	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

7  TAXATION continued

The current tax charge and the total tax charge reconcile with the charge calculated using the standard rate of UK corporation tax as follows:

		2002 £m	2001 £m	2000 £m

	Profit before taxation	794	902	954

	Modified historical cost adjustments	–	–	118

	Historical cost profit before taxation	794	902	1 072

	Corporation tax at UK statutory rates on historical cost profit (a)	268	271	322

	Effect on tax charge of:

	Depreciation and other timing differences	(56)	(19)	–

	Overseas taxes at different rates	(7)	1	(10)

	Prior year and other adjustments including unrelieved overseas tax losses	62	15	(33)

	Current tax charge	267	268	279

Deferred corporation tax	– timing differences (a)	79	19	–

	– effect of increased tax rate on opening liability (a)	51	–	–

	Deferred petroleum revenue tax	(23)	–	2

	Tax charge	374	287	281

(a)	See footnote (a) to previous table.

The following table reconciles the UK corporation tax rate and the historical cost effective tax rate, computed by taking the various elements of the tax reconciliation as a percentage of historical cost profit before taxation:

		2002%	2001%	2000%

	UK corporation tax rate (a)	33.8	30.0	30.0

	Depreciation and other timing differences	(7.0)	(2.1)	–

	Overseas taxes at different rates	(0.9)	0.1	(0.9)

	Prior year and other adjustments including unrelieved overseas tax losses	7.8	1.7	(3.1)

Deferred corporation tax	– timing differences (a)	9.9	2.1	–

	– effect of increased tax rate on opening liability (a)	6.4	–	–

	Deferred petroleum revenue tax	(2.9)	–	0.2

	Historical cost effective tax rate	47.1	31.8	26.2

(a)	See footnote (a) to previous table.

8  DIVIDENDS

	2002		2001		2000

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

Interim dividend	55	1.55	53	1.50	172	4.95

Proposed final dividend	55	1.55	52	1.50	51	1.45

	110	3.10	105	3.00	223	6.40

The interim dividend was paid on 13 December 2002 to shareholders (23 December 2002 to ADR holders) and the proposed final dividend is payable on 2 May 2003 to shareholders (12 May 2003 to ADR holders) on the register at the close of business on 21 March 2003.

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BG GROUP PLC 2002	93

9  EARNINGS PER ORDINARY SHARE

Earnings per ordinary share have been calculated by dividing the earnings for the financial year for continuing operations of £410m (2001 £586m; 2000 £441m) and for BG of £410m (2001 £586m; 2000 £654m) by 3 524m (2001 3 497m; 2000 3 475m), being the weighted average number of ordinary shares in issue and ranking for dividend during the year. Earnings per ordinary share excluding exceptional items have been calculated in order to reflect the underlying performance of BG. Earnings per ordinary share before interest, tax, depreciation and amortisation (EBITDA) have also been given.

	2002		2001		2000

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

CONTINUING OPERATIONS

Earnings – basic	410	11.6	586	16.7	441	12.7

House of Lords judgment	–	–	(51)	(1.4)	–	–

Impairment charge	–	–	–	–	200	5.8

Demerger costs	–	–	–	–	85	2.4

Restructuring costs	–	–	–	–	29	0.8

(Profit)/loss on disposals	14	0.4	(98)	(2.8)	(280)	(8.1)

Tax impact of exceptional items	–	–	28	0.8	(63)	(1.8)

Earnings excluding exceptional items	424	12.0	465	13.3	412	11.8

	2002		2001		2000

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

CONTINUING OPERATIONS

Earnings – basic	410	11.6	586	16.7	441	12.7

Minority interest	10	0.3	29	0.8	19	0.5

Tax	374	10.6	287	8.3	114	3.3

Interest	80	2.3	63	1.8	80	2.3

Depreciation and amortisation	395	11.2	392	11.2	622	17.9

EBITDA	1 269	36.0	1 357	38.8	1 276	36.7

	2002		2001		2000

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

THE GROUP

Earnings – basic	410	11.6	586	16.7	654	18.8

House of Lords judgment	–	–	(51)	(1.4)	–	–

Impairment charge	–	–	–	–	200	5.8

Demerger costs	–	–	–	–	128	3.7

Restructuring costs	–	–	–	–	29	0.8

(Profit)/loss on disposals	14	0.4	(98)	(2.8)	(276)	(8.0)

Tax impact of exceptional items	–	–	28	0.8	(71)	(2.0)

Earnings excluding exceptional items	424	12.0	465	13.3	664	19.1

	2002		2001		2000

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

THE GROUP

Earnings – basic	410	11.6	586	16.7	654	18.8

Minority interest	10	0.3	29	0.8	19	0.5

Tax	374	10.6	287	8.3	281	8.2

Interest	80	2.3	63	1.8	459	13.2

Depreciation and amortisation	395	11.2	392	11.2	1 033	29.7

EBITDA	1 269	36.0	1 357	38.8	2 446	70.4

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94	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

9  EARNINGS PER ORDINARY SHARE continued

The earnings for diluted earnings per ordinary share are the same as those for the earnings per ordinary share given above, divided by 3 527m (2001 3 498m; 2000 3 476m) being the weighted average number of ordinary shares in issue during the year as adjusted for share options. A reconciliation of the weighted average number of ordinary shares used as the denominator in calculating the basic and diluted earnings per ordinary share is given below:

	2002	2001	2000
	Shares	Shares	Shares
	m	m	m

Basic	3 524	3 497	3 475

Dilutive potential ordinary shares:

Options outstanding throughout the year	2	1	–

Options granted during the year	1	–	1

Diluted basis	3 527	3 498	3 476

10  INTANGIBLE FIXED ASSETS

THE GROUP

	Expenditure on
	unproved gas
	and oil reserves (a)	Goodwill (b)	Total
	£m	£m	£m

Cost as at 1 January 2002	354	519	873

Additions	274	–	274

Acquisition of subsidiary undertaking (c)	2	–	2

Disposals and transfers (d)	(52)	–	(52)

Currency translation adjustments	(17)	(177)	(194)

Cost as at 31 December 2002	561	342	903

Amortisation as at 1 January 2002	–	(75)	(75)

Charge for the year	–	(21)	(21)

Currency translation adjustments	–	5	5

Amortisation as at 31 December 2002	–	(91)	(91)

Net book value as at 31 December 2002	561	251	812

Net book value as at 31 December 2001	354	444	798

(a)	Expenditure on unproved gas and oil reserves includes expenditure on exploration areas and licences, which is periodically assessed for impairment and not amortised.
(b)	All goodwill is included within the Transmission and Distribution segment.
(c)	See note 13, page 96.
(d)	Transfers include transfer to tangible fixed assets of £58m (see note 11, below) and the net impact of assets swapped for no gain or loss.

11  TANGIBLE FIXED ASSETS

THE GROUP
	Cost

	As at			Disposals		Currency	Acquisition of		As at
	1 Jan			and		translation	subsidiary		31 Dec
	2002	Additions	(a)	transfers		adjustments	undertaking	(b)	2002
	£m	£m		£m		£m	£m		£m

Land and buildings	65	1		–		(13)	–		53

Mains and services	621	36		(12)		(253)	–		392

Plant and machinery	316	120		(7)		(32)	–		397

Meters	64	9		5		(34)	–		44

Motor vehicles and office equipment	207	34		1		(21)	–		221

Exploration and production	4 861	704		(211	)(c)	(197)	248		5 405

	6 134	904		(224)		(550)	248		6 512

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BG GROUP PLC 2002	95

11  TANGIBLE FIXED ASSETS continued

THE GROUP
	Depreciation						Net cost

	As at	Provision	Disposals		Currency	As at	As at		As at
	1 Jan	for the	and		translation	31 Dec	31 Dec		31 Dec
	2002	year	transfers		adjustments	2002	2002	(d)	2001	(d)
	£m	£m	£m		£m	£m	£m		£m

Land and buildings	35	1	–		(2)	34	19	(e)	30	(e)

Mains and services	90	12	(1)		(80)	21	371		531

Plant and machinery	97	19	(17)		(14)	85	312		219

Meters	7	3	–		(4)	6	38		57

Motor vehicles and office equipment	89	10	15		(16)	98	123		118

Exploration and production	2 109	329	(234	)(c)	(38)	2 166	3 239	(f)	2 752	(f)

	2 427	374	(237)		(154)	2 410	4 102		3 707

BG’s headquarters are located at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, where it leases office space with a gross internal area of approximately 28 500 square metres.

Details of BG’s gas and oil reserves are given in Supplementary Information – gas and oil on page 117.

(a)	Additions are stated at actual cost.
(b)	See note 13, page 96.
(c)	Includes transfer from intangible fixed assets of £58m (see note 10, page 94) and the net impact of assets swapped for no gain or loss.
(d)	The Group’s net cost includes capitalised interest of £113m (2001 £136m) comprising exploration and production £108m (2001 £121m) and plant and machinery £5m (2001 £15m).
(e)	The net cost of the Group’s land and buildings as at 31 December 2002 comprises long leasehold of £19m (2001 £30m).
(f)	Includes the net book value of decommissioning assets of £49m (2001 £54m).

12  FIXED ASSET INVESTMENTS

Fixed asset investments represent long-term investments.

THE GROUP
	Joint ventures		Associated undertakings

	Share of		Share of		Other
	net assets	Loans	net assets	Loans	investments	Total
	£m	£m	£m	£m	£m	£m

As at 1 January 2002	86	150	171	109	14	530

Investments	6	–	21	57	1	85

Disposals and transfers	4	(10)	(39)	39	(6)	(12)

Currency translation adjustments	–	–	(8)	(9)	–	(17)

As at 31 December 2002	96	140	145	196	9	586

Retained profits less losses as at 1 January 2002	59	–	74	–	–	133

Share of retained profits less losses during the year (a)	11	–	12	–	–	23

As at 31 December 2002	70	–	86	–	–	156

Carrying value as at 31 December 2002	166	140	231	196	9	742

Carrying value as at 31 December 2001	145	150	245	109	14	663

(a)	Comprises share of results for the year of £99m, offset by share of dividends receivable by BG of £76m.

THE COMPANY
Subsidiary
undertakings
shares
£m

As at 1 January 2002	2 269

Investments	–

Carrying value as at 31 December 2002	2 269

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96	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

12  FIXED ASSET INVESTMENTS continued

An analysis of BG’s share of turnover and net assets in associated undertakings is shown below:

for the year ended 31 December		2002	2001
		£m	£m

Share of turnover		234	194

as at 31 December		2002	2001
		£m	£m

Share of assets	– fixed assets	588	576

	– current assets	161	89

		749	665

Share of liabilities	– amounts falling due within one year	(111)	(59)

	– amounts falling due after more than one year	(407)	(361)

		(518)	(420)

Share of net assets		231	245

Further information on principal subsidiary undertakings, joint ventures and associated undertakings is given in note 30, page 116.

13  ACQUISITION OF SUBSIDIARY UNDERTAKING

The acquisition of BG Exploration and Production India Limited (formerly Enron Oil and Gas India Limited), which was for cash consideration on 14 February 2002, was accounted for under the acquisition method. Details of the acquisition balance sheet are as follows:

		Fair value adjustments

	Book		Accounting		Fair value
	value	Revaluation	policy	Other	at acquisition
	£m	£m	£m	£m	£m

Fixed assets

Intangible assets	7	(5)	–	–	2

Tangible assets	152	96	–	–	248

Current assets

Stocks	4	–	–	(1)	3

Debtors: amounts falling due within one year	21	–	–	–	21

Cash at bank and in hand	57	–	–	–	57

Creditors: amounts falling due within one year

Other creditors	(22)	–	–	(13)	(35)

Provisions	–	–	(49)	–	(49)

Net assets	219	91	(49)	(14)	247

Fair value of consideration					247

Goodwill arising					–

The adjustments relate primarily to the revaluation of fixed assets to fair value and the creation of a deferred tax provision on adoption of BG’s accounting policies.

The profit/(loss) for BG Exploration and Production India Limited prior to the date of acquisition was as follows:

	1 Jan to	Year ended
	14 Feb 2002	31 Dec 2001
	£m	£m

Profit/(loss) after taxation	(4)	35

If BG Exploration and Production India Limited had been acquired at the beginning of the year, it is estimated that BG’s consolidated profit on ordinary activities before taxation would have remained at £794m.

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BG GROUP PLC 2002	97

14 STOCKS

THE GROUP
	2002	2001
	£m	£m

Raw materials and consumables	105	98

Stocks are stated at cost less provision for deterioration and obsolescence of £5m (2001 £4m).

15  DEBTORS

	The Group		The Company

	2002	2001	2002	2001
	£m	£m	£m	£m

Amounts falling due within one year

Trade debtors	227	319	–	–

Amounts owed by joint ventures and associated undertakings	1	4	–	–

Other debtors	89	111	16	16

Own shares (a)	10	15	10	15

Prepayments and accrued income	334	167	–	–

	661	616	26	31

Amounts falling due after more than one year

Other debtors	69	92	–	–

Prepayments and accrued income:

Deferred corporation tax (b)	24	28	16	16

Other	–	5	–	–

	93	125	16	16

Total debtors	754	741	42	47

Debtors are stated net of provisions for doubtful debts of £59m (2001 £48m). Amounts charged to profit for doubtful debts were £6m (2001 £18m). Other debtors include amounts in respect of loans granted to employees of £1m (2001 £1m).

(a)	The Trustees of the BG Group Short Term Incentive Scheme purchased no BG Group plc ordinary shares in 2002 (2001 0.1m shares at a cost of £0.3m). There were no purchases during 2002 (2001 nil) by the Trustees of the BG Group Long Term Incentive Scheme or the BG Group New Long Term Incentive Scheme. As at 31 December 2002, 3m shares (2001 4m) were held in these trusts and the remainder will be released to eligible Executive Directors and employees in accordance with the terms of the Scheme (see note 4(D), page 88). The nominal value of these shares is £345 105 (2001 £395 247). The BG Group Share Incentive Plan (formerly called AESOP) holds 1.4m shares (2001 2.5m) at £nil value. These shares will be used for future employee share schemes. The nominal value of these shares is £144 406 (2001 £251 205).
(b)	The movement in the deferred corporation tax asset is analysed below:

	The Group			The Company

	Pension costs	Other	Total	Pension costs
	£m	£m	£m	£m

As at 1 January 2002	16	12	28	16

Currency translation adjustments	–	(4)	(4)	–

As at 31 December 2002	16	8	24	16

16  CURRENT ASSET INVESTMENTS

THE GROUP
	2002	2001
	£m	£m

Money market investments	127	326

The effective interest rates of the Group’s investments as at 31 December 2002 were between 1% and 7% (2001 2% and 8%).

Back to Contents

98	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

16  CURRENT ASSET INVESTMENTS continued

The currency and interest rate composition of the Group’s investment portfolio, after taking account of currency and interest rate swaps, is:

	Fixed rate
	weighted average	Fixed	Floating	2002	2001
	interest rate	investments	investments	Total	Total
	%	£m	£m	£m	£m

Currency:

Sterling	4.3	86	–	86	53

US$	1.2	24	–	24	254

Indian Rupees	–	–	17	17	19

		110	17	127	326

17  BORROWINGS

The Group’s treasury policy and other borrowings information disclosed on page 47 as part of the Operating and Financial Review form part of this note.

THE GROUP
		2002	2001
		£m	£m

Amounts falling due within one year

Other loans	– commercial paper	131	12

	– bonds	312	113

Bank loans and overdrafts		94	216

Bills of exchange payable		43	152

		580	493

Amounts falling due after more than one year

Other loans	– bonds	623	379

Bank loans and overdrafts		67	84

		690	463

Gross borrowings		1 270	956

Undrawn committed borrowing facilities are as follows:

	2002	2001
	£m	£m

Expiring:

Within one year	381	435

Between one and two years	–	447

Between two and three years	327	–

	708	882

MATURITY PROFILE OF THE GROUP’S FINANCIAL LIABILITIES

The following table analyses the Group’s financial liabilities comprising gross borrowings plus any long-term contractual obligations to deliver cash or other financial assets to another entity, after taking account of currency and interest rate swaps. These are repayable as follows:

THE GROUP
	Total financial liabilities		Gross borrowings		Net borrowings

	2002	2001	2002	2001	2002	2001
	£m	£m	£m	£m	£m	£m

Within one year	580	509	580	493	312	75

Between one and two years	141	80	141	80	141	80

Between two and three years	58	98	58	98	58	98

Between three and four years	15	8	15	8	15	8

Between four and five years	46	–	46	–	46	–

After five years	430	277	430	277	430	277

	1 270	972	1 270	956	1 002	538

Further information on total financial liabilities is given in note 18, page 99.

Net borrowings comprise gross borrowings less current asset investments and cash at bank and in hand.

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BG GROUP PLC 2002	99

18  CURRENCY AND INTEREST RATE COMPOSITION OF THE GROUP’S FINANCIAL LIABILITIES AND BORROWINGS

The following tables analyse the currency and interest rate composition of the Group’s gross borrowings of £1 270m (2001 £956m) and net borrowings of £1 002m (2001 £538m) before and after taking swaps into account.

CURRENCY COMPOSITION OF THE GROUP
		Gross borrowings				Net borrowings

	% after taking swaps		% before taking swaps		% after taking swaps		% before taking swaps
	into account		into account		into account		into account

	2002	2001	2002	2001	2002	2001	2002	2001

Currency:

Sterling	–	–	36	37	(11)	(12)	35	53

US$	85	86	27	47	97	96	24	28

Euros	6	–	20	7	6	–	23	13

Brazilian Reals	8	13	8	7	9	19	9	8

Other	1	1	9	2	(1)	(3)	9	(2)

INTEREST RATE COMPOSITION OF THE GROUP
		Gross borrowings				Net borrowings

	% after taking swaps		% before taking swaps		% after taking swaps		% before taking swaps
	into account		into account		into account		into account

	2002	2001	2002	2001	2002	2001	2002	2001

Basis:

Fixed rate	44	65	68	83	29	41	59	74

Floating rate	56	35	32	17	71	59	41	26

The effective interest rates as at 31 December 2002 were between 1% and 19% (2001 2% and 19%).

The interest rates on those Group borrowings which are at floating rates are determined mainly by the prevailing LIBOR (London Interbank Offered Rate) for the relevant currency and maturity at the time of determination plus or minus an agreed margin.

CURRENCY AND INTEREST RATE COMPOSITION OF FINANCIAL LIABILITIES OF THE GROUP

The following table analyses the currency and interest rate composition of the Group’s financial liabilities after the effect of swaps.

	Fixed rate weighted average period years	Fixed rate weighted average interest rate %	Fixed borrowings £m	Floating borrowings £m	2002 Total £m	2001 Total £m

Currency:

Sterling	–	–	–	–	–	16

US$	2.8	6.5	478	597	1 075	818

Euros	0.1	7.7	71	–	71	–

Brazilian Reals	–	–	–	106	106	126

Other	0.2	13.4	10	8	18	12

			559	711	1 270	972

Borrowings falling due after more than one year of £690m (2001 £463m) (after currency and interest rate swaps) can be analysed as fixed interest rate 35% (2001 47%) and floating interest rate 65% (2001 53%).

19  CURRENCY ANALYSIS OF BG’S NET ASSETS

The following table analyses the currency composition of BG’s net assets before and after gross borrowings (after the effect of swaps).

CURRENCY COMPOSITION OF BG’S NET ASSETS
		2002			2001

	Net assets	Gross	Net assets	Net assets	Gross	Net assets
	before gross	borrowings	after gross	before gross	borrowings	after gross
	borrowings	after swaps	borrowings	borrowings	after swaps	borrowings
	£m	£m	£m	£m	£m	£m

Currency:

Sterling	2 034	–	2 034	1 632	–	1 632

US$	1 918	(1 075)	843	1 842	(818)	1 024

Other	666	(195)	471	1 012	(138)	874

	4 618	(1 270)	3 348	4 486	(956)	3 530

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100	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

19   CURRENCY ANALYSIS OF BG’S NET ASSETS continued

BG manages translation exposure of its major overseas net assets by seeking to match, to a reasonable extent, the currency of its borrowings with that of such assets. After taking into account currency derivatives, as at 31 December 2002, 43% of non-Sterling assets were hedged (2001 34%).

CURRENCY EXPOSURE OF THE GROUP’S NET MONETARY ASSETS/(LIABILITIES)
The currency exposure (i.e. those transactional exposures that give rise to the net currency gains and losses recognised in the profit and loss account) of the Group’s net monetary assets/(liabilities) is shown below. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the operating (or ‘functional’) currency of the operating unit involved.

	2002				2001

	Sterling	US$	Other	Total	Sterling	US$	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Functional currency of Group operations:

Sterling	–	112	–	112	–	(61)	5	(56)

US$	(1)	–	(42)	(43)	(43)	–	(15)	(58)

Other	–	46	–	46	(7)	(9)	–	(16)

	(1)	158	(42)	115	(50)	(70)	(10)	(130)

20   FINANCIAL INSTRUMENTS

DERIVATIVES
For an explanation of policy on derivatives, see the Operating and Financial Review on page 48. The notional principal amounts of derivatives are:

	2002	2001
	£m	£m

Cross-currency swap agreements and foreign exchange contracts	988	1 324

Interest rate swap agreements	578	428

The notional amounts included above do not necessarily represent the amounts to be exchanged by the parties and therefore are not a measure of the exposure of the Group through the use of derivatives. The amounts exchanged are based upon the notional amounts and the other terms of the derivatives, including interest rates and exchange rates. The value of the derivatives is based upon these underlying parameters and changes in the relevant rates or prices.

COUNTERPARTY RISK
The Group’s counterparty exposure under cross-currency swaps and foreign exchange contracts was £36m (2001 £13m) and interest rate swaps £22m (2001 £7m).

FAIR VALUES OF FINANCIAL INSTRUMENTS
	2002		2001

	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m

Primary financial instruments held or issued to finance the Group’s operations:

Short-term borrowings	(585)	(585)	(493)	(493)

Long-term borrowings	(725)	(749)	(463)	(463)

Current asset investments	127	127	326	326

Cash at bank and in hand	141	141	92	92

Other financial liabilities	–	–	(16)	(16)

Derivative financial instruments held to manage the interest rate and currency profile:

Interest rate related derivatives	4	17	6	6

Currency exchange rate related derivatives	40	21	(24)	(24)

Cash-settled commodity contracts	–	–	–	(1)

Total net gains/(losses) (see Gains and Losses on Hedges, below)	44	38	(18)	(19)

For the purpose of the above table, the fair value of short-term borrowings, related derivative instruments, current asset investments and cash at bank and in hand approximate to book value due to the short maturity of these instruments.

The amount for cash-settled commodity contracts represents the Group’s estimated liability based on forward price curves for a number of gas and oil contracts.

Short-term debtors and creditors have been excluded from the disclosures in the table above.

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BG GROUP PLC 2002	101

20   FINANCIAL INSTRUMENTS continued

HEDGES OF FUTURE TRANSACTIONS
As at 31 December 2002 the value of future transactions hedged was £58m (2001 £552m), the purpose of which was to hedge currency exchange risk.

GAINS AND LOSSES ON HEDGES
The table below shows the extent to which the Group has off-balance sheet (unrecognised) and on-balance sheet (deferred) gains and losses in respect of hedges at the beginning and end of the year.

	Unrecognised			Deferred

			Net			Net
	Gains	Losses	total	Gains	Losses	total
	£m	£m	£m	£m	£m	£m

Gains/(losses) on hedges as at 1 January 2002	10	(11)	(1)	–	(6)	(6)

Transfer from gains to losses	(2)	2	–	–	–	–

(Losses)/gains arising in previous years that were recognised in 2002	(10)	2	(8)	–	–	–

Losses arising before 1 January 2002	(2)	(7)	(9)	–	(6)	(6)

Gains/(losses) arising in 2002	12	(9)	3	–	–	–

Gains/(losses) on hedges as at 31 December 2002	10	(16)	(6)	–	(6)	(6)

Of which:

Gains/(losses) expected to be included in 2003 income	2	–	2	–	(1)	(1)

Gains/(losses) expected to be included in 2004 income or later	8	(16)	(8)	–	(5)	(5)

21 OTHER CREDITORS

	The Group		The Company

	2002	2001	2002	2001
	£m	£m	£m	£m

Amounts falling due within one year

Trade creditors	121	151	–	–

Amounts owed to group undertakings	–	–	317	211

Amounts owed to joint ventures and associated undertakings	–	(3)	–	–

Taxation and social security	98	91	–	–

Other creditors	29	14	–	3

Accruals and deferred income	696	542	–	–

Proposed dividend	55	52	55	52

	999	847	372	266

Amounts falling due after more than one year

Accruals and deferred income	190	228	–	–

Total other creditors	1 189	1 075	372	266

22 PROVISIONS FOR LIABILITIES AND CHARGES

	As at 1 Jan 2002	Profit and loss charge/ (credit)	Unwinding of discount	Paid	Transfers and other adjustments	Acquisition of subsidiary undertaking	(a)	As at 31 Dec 2002
	£m	£m	£m	£m	£m	£m		£m

THE GROUP

Decommissioning costs	221	–	12	(6)	(6)	–		221

Pension and post-retirement costs	52	16	–	(14)	16	–		70

Long-term gas contract loss provisions	16	(10)	–	–	(6)	–		–

Deferred petroleum revenue tax	85	(23)	–	–	(38)	–		24

Deferred corporation tax	431	130 (b)	–	–	11	49		621

Other	59	3	–	(3)	(19)	–		40

	864	116	12	(23)	(42)	49		976

THE COMPANY

Pension costs	52	16	–	(14)	–	–		54

	52	16	–	(14)	–	–		54

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102	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

22 PROVISIONS FOR LIABILITIES AND CHARGES continued

	As at 1 Jan 2001	Profit and loss charge/ (credit)	Unwinding of discount	Paid	Transfers and other adjustments	Disposal of subsidiary undertakings (c)	As at 31 Dec 2001
	£m	£m	£m	£m	£m	£m	£m

THE GROUP

Decommissioning costs	255	–	14	(7)	6	(47)	221

Pension costs	58	10	–	(16)	–	–	52

Long-term gas contract loss provisions	215	(13)	–	(186)	–	–	16

Deferred petroleum revenue tax	85	–	–	–	–	–	85

Deferred corporation tax	520	19	–	–	(19)	(89)	431

Other	78	(2)	–	(3)	(12)	(2)	59

	1 211	14	14	(212)	(25)	(138)	864

THE COMPANY

Pension costs	50	8	–	(6)	–	–	52

	50	8	–	(6)	–	–	52

(a)	See note 13, page 96.
(b)	The 2002 tax charge incorporates the rate changes enacted in the Finance Act 2002, including a 10% surcharge on North Sea profits. This led to a £51m charge relating to the opening UK deferred tax balances and a £44m increase in the current year charge, of which £14m related to deferred tax (see note 7, page 91).
(c)	Represents provisions transferred on the disposal of BG Storage Limited (£136m) and BG Rimi S.p.A. (£2m).

A brief description of each provision together with estimates of the timing of expenditure is given below:

DECOMMISSIONING COSTS
The estimated cost of decommissioning at the end of the producing lives of fields is based on engineering estimates and reports from independent experts. Provision is made for the estimated cost of decommissioning at the balance sheet date. The payment dates of total expected future decommissioning costs are uncertain, but are currently anticipated to be between 2004 and 2040.

PENSION AND POST-RETIREMENT COSTS
Pension costs represent the difference between the charge or credit to the profit and loss account in respect of pension costs and the contributions to the pension schemes (see Principal Accounting Policies, page 71 and note 27, page 106). Post-retirement costs relate to a healthcare plan in respect of Companhia de Gas de São Paulo S.A. (Comgas).

LONG-TERM GAS CONTRACT LOSS PROVISIONS
During the year to 31 December 2001, interests and obligations in two gas sales agreements, initially assigned to BG on the demerger of Centrica in 1997, were assigned to EdF Trading Limited, with BG paying £184m. This sum was fully covered by a provision made at the time of the Centrica demerger.

DEFERRED PETROLEUM REVENUE TAX
The provision for tax on gas and oil activities is calculated on a unit of production basis and represents liabilities expected to crystallise on certain North Sea fields. The first payment is expected to be made in 2005. The calculation is based upon estimated production from the period end to the end of field life. Estimated production in this period is 115 mmboe.

DEFERRED CORPORATION TAX
This represents the provision for the tax attributable to timing differences between profits and losses compiled for tax purposes and results as stated in the Financial Statements. Deferred tax is provided for in full on certain timing differences. The provision has been calculated as follows:

THE GROUP
	2002	2001
	£m	£m

UK corporation tax at 30% and 40% (2001 30%):

Accelerated capital allowances	735	506

Other timing differences	(196)	(92)

	539	414

Overseas tax	82	17

	621	431

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BG GROUP PLC 2002	103

22  PROVISIONS FOR LIABILITIES AND CHARGES continued

In the event of the distribution of the unappropriated profits or reserves of certain overseas subsidiary undertakings, joint ventures and associated undertakings, additional liabilities to UK and overseas tax of approximately £200m (2001 £252m) might arise. Such potential deferred tax liabilities have not been provided because it is currently not intended to remit the profits.

OTHER
The balance as at 31 December 2002 primarily represents restructuring costs arising from the renegotiation of power purchase agreements at Premier Power Limited of £26m (2001 £27m) (see note 5, page 90).

23 SHARE CAPITAL
	2002	2001	2002	2001
	Number of	Number of
	shares	shares
	m	m	£m	£m

AUTHORISED

Equity:

Ordinary shares of 10p each	5 000	5 000	500	500

	2002	2001	2002	2001
	Number of	Number of
	shares	shares
	m	m	£m	£m

ALLOTTED AND FULLY PAID UP

Equity:

Ordinary shares of 10p each	3 530	3 528	353	353

24 CAPITAL AND RESERVES
				Profit		Joint
	Called up	Share		and loss		ventures and
	share	premium	Other	account		associated
	capital	account	reserves	reserve	(a)	undertakings	(a)	Total
	£m	£m	£m	£m		£m		£m

THE GROUP

As at 1 January 2002	353	42	1 702	1 129		180		3 406

Transfer from profit and loss account	–	–	–	277		23		300

Issue of shares	–	3	–	–		–		3

Currency translation adjustments	–	–	–	(368)		(17)		(385)

As at 31 December 2002	353	45	1 702	1 038		186		3 324

				Profit
	Called up	Share		and loss
	share	premium	Other	account
	capital	account	reserves	reserve	Total
	£m	£m	£m	£m	£m

THE COMPANY

As at 1 January 2002	353	42	756	851	2 002

Transfer from profit and loss account	–	–	–	(113)	(113)

Issue of shares	–	3	–	–	3

As at 31 December 2002	353	45	756	738	1 892

(a)

In the event of the distribution of the unappropriated profits or reserves of certain overseas subsidiary undertakings, joint ventures and associated undertakings, additional liabilities to UK and overseas tax might arise (see note 22, page 101).

Exchange gains/(losses) of £198m (2001 £(2)m; 2000 £5m) on foreign currency net borrowings have been offset in reserves against exchange adjustments on the net investment in overseas subsidiary undertakings, joint ventures and associated undertakings.

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104	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

24  CAPITAL AND RESERVES continued

In addition to the above exchange gain on borrowings in 2002, two of BG’s subsidiary undertakings, Gas Argentino S.A. and MetroGAS S.A., have recognised losses of £152m in their company profit and loss accounts resulting from the retranslation of their US$ borrowings to Argentine Peso on the devaluation of the latter currency. This devaluation had no impact on the consolidated borrowings of BG and consequently the loss recognised in the local subsidiary undertakings’ books has been moved at a consolidated accounts level to match the associated profit which arose in consolidated reserves on retranslation, from Peso to Sterling.

As at 31 December 2002, cumulative goodwill amounting to £232m (2001 £232m; 2000 £232m) has been eliminated against BG’s profit and loss account reserve in accordance with the accounting policy prior to the implementation of FRS 10, ‘Goodwill and Intangible Assets’, in 1998. This goodwill will be charged to the profit and loss account on any subsequent disposal of the businesses to which it relates. In 2002, goodwill of £nil has been transferred from reserves and charged against the profit and loss account (2001 £nil; 2000 £24m).

The loss for the financial year, dealt with in the accounts of the Company, was £(3)m (2001 profit £404m; 2000 profit £152m). As permitted by section 230(3) of the Companies Act 1985, no profit and loss account is presented for the Company.

25  COMMITMENTS AND CONTINGENCIES

A)  CAPITAL EXPENDITURE
As at 31 December 2002, the Group had placed contracts for capital expenditure amounting to £401m (2001 £615m) of which £nil (2001 £nil) related to the Company. As at 31 December 2002, BG’s joint ventures and associated undertakings had placed contracts for capital expenditure, BG’s share of which amounted to £29m (2001 £116m).

B)  DECOMMISSIONING COSTS
BG has contingent liabilities in respect of the future decommissioning costs of gas and oil assets disposed of to a third party should this party fail to meet their remediation obligations. While the amounts of future costs could be significant, BG has obtained indemnities against these potential liabilities.

C)  FUTURE WELL COSTS
As at 31 December 2002, certain petroleum licences granted to BG contained outstanding obligations to drill exploration wells, some of which were firm commitments and others contingent. The cost attributable to BG of drilling such wells is estimated to be £21m (2001 £42m).

D)   LEASE COMMITMENTS
Commitments for the following year under operating leases were as follows:

	Land and buildings		Other

	2002	2001	2002	2001
	£m	£m	£m	£m

THE GROUP

Expiring:

Within one year	–	2	2	17

Between one and five years	1	3	1	–

Thereafter	9	8	43	32

	10	13	46	49

Commitments under operating leases were as follows:

	Land and buildings		Other

	2002	2001	2002	2001
	£m	£m	£m	£m

THE GROUP

Amounts due within:

One year	10	13	46	49

Two years	10	9	43	49

Three years	9	9	42	49

Four years	9	8	42	49

Five years	9	8	42	49

Thereafter	147	135	67	390

As at 31 December 2002, the Company had no commitments under operating leases (2001 £nil). Certain expenditure under operating leases is recovered from third parties under partnership agreements. As at 31 December 2002, the Group had entered into commitments under finance leases commencing after that date of £218m (2001 £nil).

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BG GROUP PLC 2002	105

25  COMMITMENTS AND CONTINGENCIES continued

E)  GUARANTEES
The Group has guaranteed its share of the repayment of principal, any associated premium and interest on certain loans taken out by joint ventures and associated undertakings. As at 31 December 2002, the Sterling equivalent amounted to £100m (2001 £103m). A subsidiary undertaking, BG Energy Holdings Limited, has guaranteed the repayment of principal, any associated premium and interest on loans due by its subsidiary undertakings. As at 31 December 2002, the Sterling equivalent amounted to £756m (2001 £217m).

F)  LEGAL PROCEEDINGS
BG International Limited, a wholly-owned subsidiary undertaking of BG, is one of seven companies (collectively known as the ‘Contractor’) holding interests under a Production Sharing Agreement (the ‘PSA’) with the Republic of Kazakhstan (RoK) with rights to drill in a sector of the north-east Caspian Sea. BG International Limited currently has a one-sixth interest in the PSA. In June 2002, the Kashagan discovery was declared commercial. In December 2002, the Development Plan and Budget (DP&B) for the Kashagan Development was submitted to the RoK. The RoK subsequently wrote to the Contractor alleging that the DP&B was non-compliant with the PSA and that this constituted a material breach of the PSA, which would entitle the RoK to terminate the PSA. The Contractor has rejected these allegations. In the event of any proceedings arising from these disputes the Contractor intends to contest vigorously these allegations. However, the PSA contains provisions for amicable settlement of disputes and discussions have taken place.

First Gas Power Corporation (FGPC), in which BG has a 40% shareholding, is in dispute with Siemens AG, Siemens Power Generation and Siemens Inc. (collectively Siemens) relating to Siemens’ construction for FGPC of the Santa Rita power station. The dispute arises from delays in project completion. FGPC is claiming liquidated damages of approximately £62m owing from Siemens to FGPC and has withheld approximately £59m from its milestone payments to Siemens. Siemens is claiming that FGPC is not entitled to any remedy (including liquidated damages) for the delay in completion of the project and is seeking payment of the amounts withheld by FGPC and additional unspecified amounts for costs, loss of profit and finance charges arising from the delay. Siemens made a formal request for arbitration in January 2003. FGPC plans to contest vigorously all Siemens’ claims, including those claims that seek recovery of amounts withheld by FGPC as liquidated damages. FGPC plans to seek the additional £3m (approximately) owed by Siemens in liquidated damages as well as additional amounts in counterclaims against Siemens.

In addition, various Group undertakings are parties to legal actions and claims which arise in the ordinary course of business. While the outcome of some of these matters cannot readily be foreseen, it is considered that they will be resolved without material effect on the net asset position as shown in these Financial Statements. Further detail in respect of litigation can be found in the Operating and Financial Review, page 38.

G)  OTHER
Other financial commitments of the Group as at 31 December 2002 comprised a 22 year contract for capacity at Lake Charles, a liquefied natural gas importation terminal. Amounts payable under this contract are due as follows: less than one year £32m (2001 £34m); between one and two years £32m (2001 £35m); between two and three years £39m (2001 £35m); between three and four years £68m (2001 £38m); between four and five years £68m (2001 £43m) and thereafter £1 085m (2001 £739m). BG Energy Holdings Limited, a subsidiary undertaking, has guaranteed these commitments.

The amount of other contingencies and commitments as at 31 December 2002 (mainly the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business) amounted to £2 336m (2001 £2 903m), of which £581m (2001 £1 095m) related to the Company. Within this amount, £1 064m related to guarantees and indemnities given in respect of a number of exploration and production developments, most of which expired after five years. This included a guarantee given by BG Group plc to the Republic of Kazakhstan and the Closed Joint Stock Company National Oil and Gas Company Kazakoil (now KazMunaiGas) under the Final Production Sharing Agreement (FPSA) in respect of contractual obligations and related contractual documents for the Karachaganak field (£500m). The latest date for the expiry of the guarantee is the end of the FPSA (2038). In addition, £268m related to guarantees in respect of the Premier Power CCGT project (due for completion in 2003) and £421m related to an indemnity in respect of warranties given on the sale of a business, the last of which expires in 2008. These amounts represent the maximum amounts payable. The balance related to various guarantees and contingencies arising in the ordinary course of business. BG’s share of other commitments and contingencies in respect of its joint ventures and associated undertakings amounted to £147m (2001 £134m).

H)  CROSS INDEMNITY
Effective from demerger, BG Energy Holdings Limited entered into an indemnity in favour of Transco Holdings plc (a subsidiary undertaking of Lattice) in relation to any liability incurred by it which relates to the business of BG and which arises as a result of guarantees given by Transco plc (a subsidiary undertaking of Lattice) prior to demerger. The obligations guaranteed by Transco plc as at 31 December 2002 amounted to £13m (2001 £441m).

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106	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

26  RELATED PARTY TRANSACTIONS

BG provides goods and services to and receives goods and services from its joint ventures and associated undertakings. In the year ended 31 December 2002, BG incurred charges of £71m (2001 £28m; 2000 not material) and, in turn, charged £29m (2001 £2m; 2000 not material) under these arrangements.

In addition, BG provides financing to some of these parties by way of loans. As at 31 December 2002, loans of £336m (2001 £259m; 2000 £164m) were due from joint ventures and associated undertakings. These loans are accounted for as part of BG’s investment in joint ventures and associated undertakings and disclosed in note 12, page 95. Interest of £19m (2001 £18m; 2000 £13m) was charged on these loans during the year at interest rates of between 4.06% and 9.95% (2001 4.84% and 9.25%). The maximum debt outstanding during the year was £336m (2001 £260m; 2000 £175m).

During 2002 MetroGAS S.A., in which BG holds a 45.1% interest, received charges of £8m (2001 £27m) from another of its shareholders, in respect of trading transactions. As at 31 December 2002 MetroGAS S.A. owed £1m (2001 £2m) to this party.

There were also a number of transactions during the year between the Company and its subsidiary undertakings, which are eliminated on consolidation and therefore not disclosed.

27  PENSIONS AND POST-RETIREMENT BENEFITS

The majority of the Group’s UK employees participate in the BG Pension Scheme (the Scheme). The Scheme was formed on 4 July 2001 by the transfer of assets, based upon a demerger report by independent actuaries, from the Lattice Group Pension Scheme. Prior to that date, most of the Group’s UK employees were members of the Lattice Group Pension Scheme. Members who transferred from the Lattice Group Pension Scheme retained continuous service as if the BG Pension Scheme had always been in existence.

The Scheme is of the defined benefit type. It is exempt approved and established under Trust. The Trustee is BG Group Pension Trustees Limited. The Scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. It is subject to an independent valuation at least every three years, on the basis of which the qualified actuary certifies the rate of employers’ contributions which, together with the specified contributions payable by the employees and proceeds from the Scheme’s assets, are expected to be sufficient to fund the benefits payable under the Scheme.

Employees contribute to the Scheme at a rate of 3% of pensionable pay. Participating employers’ contributions, including Scheme expenses, are certified by the Scheme actuary. For the year ended 31 December 2002, for the majority of employees, the employers’ contribution rate was 10% of pensionable pay. From 1 January 2003 this was increased to 19.9% of pensionable pay.

Higher paid employees may be subject to the ‘earnings cap’ which is a restriction on the amount of pay which can be used to calculate pensions from a tax approved pension scheme. The Company has agreed that on becoming capped, employees may, at the Company’s discretion, be offered membership of the BG Supplementary Benefits Scheme, an unfunded, unapproved arrangement under which their benefits (including contingent death benefits) would be increased to at least the level that would otherwise have been provided under the BG Pension Scheme had they not been subject to an earnings cap. Provision has been made in respect of the additional obligations for those post-retirement benefits for members of the BG Supplementary Benefits Scheme.

There is an unfunded post-retirement employee benefit plan for healthcare in respect of employees of Companhia de Gas de São Paulo (Comgas). The liabilities of this plan are fully provided.

The Group also has a number of defined contribution schemes for its local employees in overseas businesses. These are not material in Group terms.

UK GAAP
SSAP 24 ‘ACCOUNTING FOR PENSION COSTS’
An independent valuation of the Scheme was undertaken as at 31 March 2002 using the Projected Unit valuation method. Prior to the adoption of this valuation, the employers’ contributions payable from 1 July 2001 were set following an independent assessment of the assets and liabilities in respect of BG employees in the Scheme at the date of demerger, also using the Projected Unit valuation method. The financial assumptions used in these valuations are as follows:

	Valuation	Assessment
	31 Mar	at demerger
	2002	2001
	%	%

Rate of price inflation and pensions increase	2.5	2.5

Discount rate for Scheme’s accrued liabilities	6.1	5.4

Future increases in pensionable pay	4.5	4.5

Discount rate for future service costs	7.0	6.5

The independent valuation showed that the aggregate market value of the Scheme’s assets as at 31 March 2002 was £241m, representing some 99% of the accrued liabilities in respect of BG employees on the assumptions set out above. The level of employers’ contributions from 1 January 2003 was adjusted to correct the funding level (on a straight-line basis) over time.

As at 31 December 2002, the value of the Scheme’s assets as a percentage of the accrued liabilities in respect of BG employees has been adversely impacted by investment market conditions.

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BG GROUP PLC 2002	107

27  PENSIONS AND POST-RETIREMENT BENEFITS continued

The costs of the Scheme, assessed in accordance with actuarial advice, together with unfunded and other schemes’ pension costs and the reconciliation to the balance sheet provision, were as follows:

	2002	2001
	£m	£m

Regular pension cost	19	15

Amortisation of surplus	(6)	(8)

	13	7

Interest on balance sheet provision	3	3

Net pension charge	16	10

Contributions paid	(14)	(16)

Movement in provision	2	(6)

Transfer of provision in respect of other post-retirement benefits	16	–

Balance sheet provision as at 1 January	52	58

Balance sheet provision as at 31 December (see note 22, page 101)	70	52

FRS 17 ‘RETIREMENT BENEFITS’
The following information in respect of the Scheme, the BG Supplementary Benefits Scheme and the Comgas post-retirement healthcare plan has been provided in accordance with the transitional arrangements of FRS 17. A full valuation of the Scheme was carried out as at 31 March 2002. A valuation of the Scheme’s assets and expected liabilities as at 31 December 2002, and healthcare plan liabilities, was carried out by independent actuaries in accordance with the requirements of FRS 17 based on the following assumptions:

	2002		2001

		Comgas		Comgas
		healthcare		healthcare
	BG schemes	plan	BG schemes	plan
	%	%	%	%

Rate of price inflation and pensions increases (a)	2.3	5.0	2.4	5.0

Future increases in earnings	4.3	n/a	4.4	n/a

Discount rate	5.6	11.3	5.7	11.3

Healthcare cost trend rate (b)	n/a	9.7	n/a	10.0

(a)	Rate of pension increase in excess of any Guaranteed Minimum Pension element.
(b)	The rate for the Comgas healthcare plan is initially at 9.7% trending to 6.8% over 50 years (2001 10% trending to 6.8%).

As at 31 December 2002, the value of the Scheme’s assets and expected rates of return, together with the liabilities in the three main schemes, were as follows:

	2002		2001

	Expected rate		Expected rate
	of return	Value	of return	Value
	%	£m	%	£m

Equities	8.4	154	7.7	168

Index-linked gilts	4.5	10	4.9	8

Corporate bonds	5.5	22	5.8	20

Cash	3.8	8	4.4	3

Total market value of assets		194		199

Present value of liabilities		(298)		(241)

Deficit in schemes (a)		(104)		(42)

Deferred tax asset at 30%		31		13

Net pension liability under FRS 17		(73)		(29)

(a) Includes liabilities for two unfunded schemes – both of which are provided in the consolidated accounts.

If the above deficit had been recognised in the Financial Statements, the Group’s net assets and profit and loss account reserve would be as follows:

	2002	2001
	£m	£m

NET ASSETS

Consolidated net assets	3 348	3 530

Net pension liability under FRS 17	(73)	(29)

Equivalent liabilities already provided in the accounts (net of deferred tax)	47	49

Consolidated net assets including pension liability	3 322	3 550

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108	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

27 PENSIONS AND POST-RETIREMENT BENEFITS continued
	2002	2001
	£m	£m

PROFIT AND LOSS ACCOUNT RESERVE

Group profit and loss account reserve	1 038	1 129

Net pension liability under FRS 17	(73)	(29)

Equivalent liabilities already provided in the accounts (net of deferred tax)	47	49

Group profit and loss account reserve including pension liability	1 012	1 149

The following amounts would have been recognised in the consolidated profit and loss account and consolidated statement of total recognised gains and losses in the year to 31 December 2002 under the requirements of FRS 17:

2002
£m

CONSOLIDATED PROFIT AND LOSS ACCOUNT

Operating profit:

Current service cost	19

Loss on curtailment	6

Total charge to operating profit	25

Net interest:

Expected return on the Scheme’s assets	(15)

Interest on the schemes’ liabilities	14

Net credit to interest	(1)

2002
£m

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

Actual return less expected return on the Scheme’s assets	(38)

Experience losses arising on the schemes’ liabilities	(13)

Changes in assumptions underlying the present value of the schemes’ liabilities	(6)

Actuarial loss recognised in the consolidated statement of total recognised gains and losses	(57)

2002
£m

MOVEMENT IN SURPLUS/(DEFICIT) DURING THE YEAR

Deficit in schemes as at 1 January	(42)

Movement in year:

Current service cost	(19)

Contributions (a)	19

Curtailment costs	(6)

Other finance income	1

Actuarial loss	(57)

Deficit in schemes as at 31 December	(104)

(a)  Includes £5m contributions made by a company which is no longer part of the Group.

All
schemes

DETAILS OF EXPERIENCE GAINS AND LOSSES FOR THE YEAR TO 31 DECEMBER 2002

Difference between the expected and actual return on the Scheme’s assets:

Amount (£m)	(38)

Percentage of the Scheme’s assets (%)	19.6

Experience losses on the schemes’ liabilities:

Amount (£m)	(13)

Percentage of the present value of the schemes’ liabilities (%)	4.4

Total amount recognised in the consolidated statement of total recognised gains and losses:

Amount (£m)	(57)

Percentage of the present value of the schemes’ liabilities (%)	19.1

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BG GROUP PLC 2002	109

27  PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP

As permitted by Financial Accounting Standard (FAS) 87, ‘Employers’ Accounting for Pensions’, calculations in respect of US GAAP pension disclosures have been prepared using a measurement date of 30 September 2002. The long-term assumptions used in accounting for pension costs under US GAAP (see note 29, page 112) were as follows:

	2002	2001	2000
	%	%	%

Expected long-term rate of return on assets	7.7	6.0	6.0

Rate of pension increase	2.3	2.4	2.5

Rate of salary increase	4.3	4.4	4.5

Discount rate	5.5	5.7	5.5

The information required to be disclosed in accordance with FAS 87 and FAS 132, ‘Employers’ Disclosure about Pensions and Other Post-retirement Benefits’ concerning the funded status of the schemes is given below:

	2002	2001
	£m	£m

CHANGE OF BENEFIT OBLIGATION

Projected benefit obligation as at 1 January	212	280

Service cost (employers’ share)	17	18

Interest cost	12	15

Plan participants’ contributions (a)	9	4

Actuarial loss/(gain)	44	(22)

Benefits paid	(3)	(8)

Settlements	–	(75)

Projected benefit obligation as at 31 December	291	212

	2002	2001
	£m	£m

CHANGE IN THE PLAN’S ASSETS

Fair value of the plan’s assets as at 1 January	175	314

Actual return on the plan’s assets	(15)	(77)

Employers’ contributions	14	16

Plan’s participants’ contributions (a)	9	4

Benefits paid	(3)	(8)

Settlements	–	(74)

Fair value of the plan’s assets as at 31 December	180	175

(a)  In 2002, includes £5m contributions made by a company which is no longer part of the Group.

	2002	2001
	£m	£m

PREPAID/(ACCRUED) BENEFIT COST

Funded status as at 31 December	(111)	(37)

Unrecognised transition asset	–	(1)

Unrecognised prior service costs	1	2

Unrecognised actuarial net loss	105	35

Prepaid/(accrued) benefit cost as at 31 December	(5)	(1)

2002
£m

ADJUSTMENT FOR ADDITIONAL MINIMUM LIABILITY

Accumulated benefit obligation as at 31 December	203

Fair value of the plan’s assets as at 31 December	(180)

Unfunded accumulated benefit obligation as at 31 December	23

Accrued benefit before adjustment required to recognise additional minimum liability	(5)

Minimum additional pension liability as at 31 December	18

Intangible asset as at 31 December	(1)

Adjustment to accumulated other comprehensive income	17

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110	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

27 PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP continued
	2002	2001
	£m	£m

RECONCILIATION OF ACCRUED BENEFIT

Balance sheet provision under UK GAAP (see note 22, page 101)	(70)	(52)

US GAAP reconciliation adjustment (see note 29, page 112)	32	51

Other post-retirement liabilities recognised under US GAAP and included
in the balance sheet provision under UK GAAP, above	16	–

Accrued benefit as at 31 December	(22)	(1)

	2002	2001	2000
	£m	£m	£m

NET PERIODIC PENSION COST

Service cost (employers’ share)	17	18	102

Interest cost	12	15	504

Expected return on plan’s assets	(10)	(19)	(579)

Amortisation of transition asset	(1)	(1)	(33)

Amortisation of prior service costs	–	1	19

Recognised actuarial loss/(gain)	1	–	–

Recognised loss due to settlement	–	9	–

Recognised loss due to curtailment	–	1	–

Net periodic pension cost (US GAAP) (a)	19	24	13

Less: net periodic pension (charge)/credit (UK GAAP)	(16)	(10)	52

US GAAP adjustment to net periodic pension cost	3	14	65

(a)  The US GAAP pension cost for 2000 includes a credit of £2m in respect of discontinued operations.

The projected benefit obligation for the Comgas post-retirement employee benefit plan for healthcare was £16m (2001 £25m).

POST-RETIREMENT BENEFITS

The Group has no other material post-retirement benefits other than those discussed above.

28   NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

A) CASH FLOW FROM OPERATING ACTIVITIES
for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Group operating profit	733	727	1005

Depreciation and amortisation	395	392	833

Non-cash exceptional items (a)	–	–	257

Unsuccessful exploration expenditure written off	12	13	–

Provisions for liabilities and charges	(14)	(217)	(73)

Movements in working capital:

Stocks – increase	(38)	(17)	(17)

Trade and sundry debtors – (increase)/decrease	(105)	(208)	184

Trade and sundry creditors – increase	85	4	225

Long-term creditors – (decrease)/increase	(53)	(28)	228

	(111)	(249)	620

Cash inflow from operating activities (b)(c)	1 015	666	2 642

Cash outflow relating to provisions for exceptional items (d):

Property restructuring costs	–	–	(8)

Environmental costs	–	–	(12)

	–	–	(20)

	1 015	666	2 622

(a)	In 2000, includes £200m impairment charge and £57m relating to the termination of the Sharesave Schemes (see note 5, page 90).
(b)	Cash inflow from operating activities includes cash inflow from discontinued operations of £nil (2001 £nil; 2000 £1 564m).
(c)	In 2001 and 2000, includes one-off items comprising the assignment of certain long-term gas contracts (2001 £184m outflow), the House of Lords judgment in favour of the CATS partners (2001 £34m inflow), the demerger of Lattice (2001 £21m outflow; 2000 £56m inflow) and deferred income on the Premier Power CCGT project (2000 £178m inflow). Excluding these one-off items, cash flow from operating activities in respect of continuing operations would have been £837m in 2001 and £844m in 2000.
(d)	Expenditure relating to provisions for exceptional items all relates to discontinued operations.

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BG GROUP PLC 2002	111

28  NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT continued

B)  RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Interest received(a)	42	43	45

Interest paid(b)	(70)	(65)	(398)

Dividend received from Lattice(c)	–	–	122

Dividends paid to minority shareholders	(4)	(18)	(16)

	(32)	(40)	(247)

(a)	In 2001, includes interest received in respect of the House of Lords judgment in favour of the CATS partners of £17m.
(b)	Includes capitalised interest of £11m (2001 £22m; 2000 £13m).
(c)	In 2000, represents dividend received from Lattice subsequent to the date of demerger in respect of the proportion of the 2000 Group interim dividend allocated to the businesses demerged.

C)  CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Payments to acquire intangible fixed assets(a)	(273)	(70)	(85)

Payments to acquire tangible fixed assets(a)	(848)	(776)	(1 149)

Net investment in finance leases	–	–	6

Receipts from disposal of intangible and tangible fixed assets	7	40	78

	(1 114)	(806)	(1 150)

(a)	In 2002, includes a total of £22m in respect of a swap of certain UK assets.

D)  ACQUISITIONS AND DISPOSALS

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Purchase of subsidiary undertakings and fixed asset investments(a)	(218)	(47)	(105)

Proceeds from disposal of subsidiary undertakings and fixed asset investments(b)	–	426	518

Loans to joint ventures and associated undertakings	(47)	(96)	(51)

	(265)	283	362

(a)	In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited (see note 13, page 96).
(b)	In 2001, represents cash received on the disposal of BG Storage Limited of £381m, offset by cash disposed of £14m; cash received on the disposal of BG Rimi S.p.A. of £11m, offset by cash disposed of £1m; and cash received on the partial disposal of Phoenix Natural Gas Limited of £49m.

E)  MANAGEMENT OF LIQUID RESOURCES (a)

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Payments to acquire investments with an original maturity date of less than one year	(7 540)	(10 499)	(20 537)

Receipts from disposal of investments with an original maturity date of less than one year	7 731	10 298	20 546

	191	(201)	9

(a)	Includes acquisitions and disposals of current asset investments, namely money market, listed and unlisted investments.

F)  FINANCING

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Net increase/(decrease) in short-term borrowings	–	42	(1 161)

Net increase in long-term borrowings	528	363	223

Capital element of finance lease rentals	–	–	(7)

Cash inflow/(outflow) from change in borrowings and lease financing	528	405	(945)

Issue of ordinary share capital	3	–	44

Repurchase of share capital	–	–	(4)

Issue of shares to minority shareholders	9	10	7

	540	415	(898)

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112	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

29  US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

BG prepares its consolidated financial statements in accordance with generally accepted accounting principles applicable in the UK (UK GAAP), which differ in certain significant respects, as set out below, from those applicable in the US (US GAAP).

EFFECT ON NET INCOME OF DIFFERENCES BETWEEN UK AND US GAAP

	for the year ended 31 December	2002	2001	2000
		£m	£m	£m

	Net income (UK GAAP)	410	586	654

	Restatement for UK accounting policy change	–	–	(23)

	As previously reported	410	586	631

	Modified historical cost adjustments	–	–	118

	Historical cost net income	410	586	749

	US GAAP adjustments:

	Impairment of fixed assets(a)	–	–	200

	Profit on disposal(a)	–	(200)	–

	Goodwill (b)(d)	21	(14)	(20)

	Impairment of goodwill (c)	(16)	–	–

	Reversal of goodwill written off (d)	–	–	24

	Replacement expenditure (e)	–	–	120

	Pension costs (f)	(3)	(14)	(65)

	Swap termination (g)	–	–	(3)

	Share options (h)	(2)	–	–

	Commodity contracts (i)	(38)	16	–

	Currency and interest rate derivative instruments (i)	52	6	–

	Currency translation adjustments (j)	(70)	(139)	–

	Taxes(k)	39	107	(56)

	Income before cumulative effect of a change in accounting principle	393	348	949

	Cumulative effect on prior periods of adoption of FAS 133:

	Commodity contracts:

	– valued at 31 December 2000 (net of tax of £8m) (h)	–	(20)	–

	– valued at 30 June 2001 (net of tax of £15m) (h)	–	(34)	–

	Net income (US GAAP)	393	294	949

	Currency translation adjustments	(380)	(95)	45

	Adjustment for additional minimum pension liability (net of tax of £5m)	(12)	–	–

	Cumulative effect on prior periods of adoption of FAS 133:
	Currency and interest rate derivative instruments valued at 31 December 2000 (net of tax of £2m) (h)	–	(3)	–

	Other comprehensive income	1	196	994

	Analysis of net income between:

	– continuing operations	395	296	754

	– discontinued operations (net of tax of £1m)	(2)	(2)	195

	Net income (US GAAP)	393	294	949

	Earnings per ADS(l):

Basic	– continuing operations (£)	0.56	0.42	1.08

	– discontinued operations (£) (m)	–	–	0.28

		0.56	0.42	1.36

Diluted	– continuing operations (£)	0.56	0.42	1.08

	– discontinued operations (£) (m)	–	–	0.28

		0.56	0.42	1.36

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BG GROUP PLC 2002	113

29 US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

ESTIMATED EFFECT ON SHAREHOLDERS’ FUNDS OF DIFFERENCES BETWEEN UK AND US GAAP

as at 31 December	2002	2001
	£m	£m

BG shareholders’ funds (UK GAAP)	3 324	3 406

US GAAP adjustments:

Pension costs (f)	32	51

Goodwill (b)	81	83

Commodity contracts (i)	(99)	(61)

Currency and interest rate derivative instruments (i)	(6)	–

Own shares (n)	(10)	(15)

Taxes (k)	81	37

Dividends (o)	55	52

BG shareholders’ funds (US GAAP)	3 458	3 553

EXPLANATION OF UK/US RECONCILING DIFFERENCES
(a)	Under UK GAAP, periodic recoverability tests are performed on fixed assets. Recognition is on the basis of discounted cash flows of income generating units. Under US GAAP, before the adoption of Financial Accounting Standard (FAS) 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’, FAS 121, ‘Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of’, recognised impairments on the basis of undiscounted cash flows and measured on the basis of discounted cash flows. The asset to which this adjustment related was disposed of in 2001 and the US GAAP adjustment therefore reversed.

(b)	On 1 January 2002, BG adopted FAS 142, ‘Goodwill and Other Intangible Assets’. Under UK GAAP, prior to the publication of FRS 10, ‘Goodwill and Intangible Assets’, goodwill was taken to Group reserves immediately on acquisition. As a result of the adoption of FRS 10, goodwill is now capitalised as an intangible fixed asset and amortised. Before the adoption of FAS 142, goodwill under US GAAP was accounted for in line with FRS 10. Under FAS 142, goodwill is no longer amortised but is instead reviewed annually for impairment and the UK amortisation charge for the period has therefore been reversed within US net income. An impairment review of assets was undertaken in order to ascertain any transitional adjustment required. No adjustment was considered necessary. Had FAS 142 been implemented in 2001, the net income and earnings per ADS figures would have been £335m and £0.48, respectively.

(c)	Under US GAAP, BG recognised goodwill relating to assets held in Argentina. Following the devaluation of the Argentine Peso, this goodwill was reviewed and deemed irrecoverable from future cash flows.

(d)	Under UK GAAP, prior to the publication of FRS 10, goodwill was taken to reserves immediately on acquisition. In 2000, goodwill included £7m written off on the disposal of BG’s share of Dynegy Inc. The reversal of goodwill written off relates to the write-back of goodwill on this disposal.

(e)	Adjustments relating to replacement expenditure relate to discontinued operations only. Under UK GAAP, BG charged to the profit and loss account replacement expenditure on certain components of plant and equipment (mains and services), which was incurred to maintain the operating capability of the Transco pipeline system and to ensure it remained in good repair. Under US GAAP, such expenditure is capitalised and depreciated. The adjustment also includes an adjustment to depreciation because assets purchased before 1975 (which have always been depreciated under US GAAP) were not depreciated under UK GAAP until the implementation of FRS 15 in 1999.

(f)	Under UK GAAP, pension costs credited/charged against profits relating to the Company’s pension schemes are accounted for in accordance with UK Statement of Standard Accounting Practice (SSAP) 24, ‘Accounting for pension costs’. Under US GAAP, FAS 87, ‘Employers’ Accounting for Pensions’ prescribes the method and assumptions that may be used to calculate pension costs. This method recognises the surplus/ deficit falling outside a 10% fluctuation ‘corridor’. The supplementary disclosures required by FAS 87 and FAS 132, ‘Employers’ Disclosure about Pensions and Other Post-retirement Benefits’ are given in note 27, page 106. The US GAAP pension costs and disclosures incorporate the requirements of FAS 88, ‘Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits’.

(g)	Adjustments relating to the termination of zero coupon bonds relate to discontinued operations only. Under US GAAP, hedges of zero coupon bonds terminated are expensed. Under UK GAAP, the accounting treatment is not to record an expense because no economic loss has been incurred.

(h)	Under US GAAP, as permitted under FAS 123, ‘Accounting for Stock-Based Compensation’, BG accounts for stock options under Accounting Principles Board statement (APB) 25, ‘Accounting for Stock Issued to Employees’ as clarified by Financial Accounting Standards Board (FASB) Interpretation No. 44, ‘Accounting for Certain Transactions Involving Stock Compensation’ (FIN 44) and FASB Interpretation No. 28, ‘Accounting for Stock Appreciation and Other Variable Stock Option or Award Plans’. In any ten year period, not more than 10% of the issued ordinary share capital of the Company may be issued or issuable under all schemes.

Details of the BG Group Company Share Option Scheme (CSOS) are given on page 62. In any ten year period, not more than 5% of the issued share capital of the Company may be issued or be issuable under discretionary share option schemes, including the CSOS. Under UK GAAP, Urgent Issues Task Force Abstract 17 (UITF 17), there is no profit and loss account charge in respect of these options as the exercise price is the same as the market price of the underlying shares on the date of grant. Under US GAAP, variable accounting is applied to this scheme and compensation expense, recognised rateably over the vesting period, is equal to the difference between the market value of the underlying share of the option and the exercise price. At each reporting period, compensation expense is adjusted for subsequent changes in the market value of the shares since the date of grant. No significant compensation expense has been recognised for any of the prior periods presented.

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114	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

29  US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

Details of the BG Group Sharesave Scheme are given on page 63. In any five year period, not more than 5% of the issued ordinary share capital of the Company may be issued or be issuable under all-employee share schemes. Under UK GAAP, no profit and loss account charge is incurred in respect of this scheme as Save as You Earn schemes are exempt from the provisions of UITF 17. In accordance with FIN 44, the 20% discount on the option price compared to the market price on the date of grant must be recognised as compensation expense over the saving period. No significant compensation expense has been recognised for any of the prior periods presented.

The fair value of the share options granted during the year are estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 1.55% (2001 1.15%; 2000 1.1%), volatility of 34% (2001 35%; 2000 35%), risk-free rate of 4.76% (2001 4.85%; 2000 5.25%) and an expected life of 9.78 years (2001 4.0 years; 2000 4.1 years). The average fair value of share options granted during the year was £1.25 per share (2001 £2.65 per share; 2000 £1.05 per share).

(i)	FAS 133, ‘Accounting for Derivative Instruments and Hedging Activities’ establishes accounting and reporting standards for derivative instruments and hedging activities. In general, FAS 133 requires that companies recognise all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. BG adopted FAS 133 for US reporting purposes on 1 January 2001.

BG uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. The term of the instruments range between one and 16 years. Commodity contracts accounted for as derivatives under FAS 133 are marked-to-market and the fair value has been determined based on the present value of estimated future cash flows using a risk adjusted discount rate. The £99m (2001 £61m) reconciling difference between net assets under UK and US GAAP in respect of the valuation of these contracts comprises assets of £8m (2001 £94m) offset by liabilities of £107m (2001 £163m), £nil (2001 £8m) of which is included within net assets under UK GAAP.

On adoption of FAS 133, the current US GAAP hedging relationships for BG’s existing currency and interest rate swaps were de-designated and marked-to-market. The fair value of these instruments has been determined based on quoted market prices for the same or similar instruments. The currency and interest rate derivative instruments are included within net assets under US GAAP as a £38m asset (2001 £18m liability), comprising assets of £57m (2001 £25m) offset by liabilities of £19m (2001 £43m). Under UK GAAP, assets of £46m (2001 £15m) and liabilities of £2m (2001 £33m) have been recognised leading to a net asset of £44m (2001 £18m liability).

There are a number of issues pending before the Financial Accounting Standards Board, which may have a material impact on the application of FAS 133; and BG’s results under US GAAP will continue to see volatility due to the requirements of this standard to mark-to-market a number of instruments and contracts at a point in time.

(j)	Under UK GAAP, currency translation adjustments on net borrowings are taken to reserves to offset the foreign exchange exposure on foreign investments. Under US GAAP, the currency translation adjustment on certain borrowings would not be available for this offset and would be expensed through the income statement. The impact of this accounting difference on BG’s net income in 2000 was not significant.

(k)	Under UK GAAP, provision for deferred income tax is required on a full provision basis in accordance with FRS 19, ‘Deferred Tax’. BG adopted FRS 19 in 2001, resulting in a restatement of prior period results. The impact of the restatement was to reduce net assets as at 1 January 2001 by £392m and to reduce the tax charge for the year ended 31 December 2000 by £23m; results above the profit before taxation line were not impacted. US GAAP FAS 109, ‘Accounting for Income Taxes’ similarly requires deferred tax to be provided on a full liability basis. Prior to the adoption of FRS 19, UK GAAP required deferred tax to be provided using the liability method, only to the extent that it was probable that timing differences would reverse, resulting in a tax payment or receipt. The US GAAP adjustment allocated to continuing operations in 2000 was £165m benefit. The balance sheet adjustment is calculated under FAS 109 and the deferred tax balances carried forward under US GAAP are shown below:

as at 31 December	2002	2001
	£m	£m

Capital allowances for property, plant and equipment	735	506

Timing differences in respect of US GAAP adjustments	(96)	(53)

Petroleum revenue tax	24	86

Other deferred tax liabilities	94	68

	757	607

Deferred tax assets	(217)	(156)

Net deferred tax liabilities under US GAAP	540	451

Net deferred tax recognised under UK GAAP – as published	(621)	(488)

Net US GAAP adjustment	(81)	(37)

(l)	A reconciliation of basic and diluted earnings per ordinary share is arrived at by adjusting both the numerator and denominator with the adjustments given in note 9, page 93. The EBITDA figures disclosed in note 9 represent net income plus depreciation, amortisation, interest and tax. BG believes that EBITDA and related measures of cash flows from operating activities serve as useful financial indicators in measuring the operating performance of gas and oil companies. EBITDA is not an alternative to UK or US GAAP measurements of net income as an indicator of BG’s operating performance or cash flows from operating activities. The calculation of EBITDA may vary significantly from company to company and by itself does not necessarily provide a basis for comparisons with other companies.

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BG GROUP PLC 2002	115

29  US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

(m)	Under UK GAAP, FRS 3, ‘Reporting Financial Performance’ requires that the disposal of businesses meeting specific criteria be reported as discontinued operations. Operations not satisfying all these conditions are classified as continuing. Under US GAAP, the disposal of Iqara EcoFuels Limited, which was disposed of in 2002 (see note 5, page 90), would have been treated as a discontinued operation.

(n)	Under UK GAAP, Company shares held by employee share trusts are shown within current assets at cost, less amounts written off. Under US GAAP, those shares not fully vested are regarded as treasury stock and recorded at cost as a reduction of shareholders’ equity.

(o)	Under UK GAAP, dividends are recorded in the year in respect of which they are declared or proposed. Under US GAAP, dividends are recorded only in the period in which they are formally declared.

EXPLANATION OF UK/US RECONCILING DIFFERENCES NOT QUANTIFIED
(A)	Under UK GAAP, income and expenses from non-recurring and significant transactions arising other than in the course of the Group’s ordinary activities are recorded as exceptional items. Items classified as exceptional under UK GAAP (see note 5, page 90) generally do not meet the definition of ‘extraordinary’ under US GAAP and would be classified as operating expenses. This difference does not result in a difference in net income under UK GAAP and US GAAP.

(B)	In 2000, BG received proceeds of £168m in connection with the securitisation of receivables under the Premier Power CCGT transaction.US GAAP treats these proceeds as debt compared to deferred revenue under UK GAAP. No adjustment is required to the reconciliation of shareholders’ funds since the difference between the UK and US GAAP treatment is not significant as at 31 December 2002. The debt of £174m, as at 31 December 2002, bears interest at a rate of 7.62% and matures in March 2012. The increase in US GAAP interest expense would be offset by increased turnover. The maturity profile is as follows: 2003 £19m; 2004 £18m; 2005 £20m; 2006 £21m; 2007 £19m and thereafter £77m.

(C)	Under UK GAAP, the balance sheets are presented in ascending order of liquidity, whereas under US GAAP assets are presented in descending order of liquidity. Also under UK GAAP, the balance sheet is analysed between net assets and shareholders’ funds. Under US GAAP, the analysis is between total assets and total liabilities plus shareholders’ equity. Certain items which are disclosed in the notes under UK GAAP would be disclosed on the face of the balance sheet under US GAAP. Also under US GAAP, debtors due after more than one year of £93m (2001 £125m) (included within current assets in UK GAAP) would be classified under long-term debtors.

(D)	Under UK GAAP, BG’s Financial Statements include a cash flow statement in accordance with FRS 1 (revised 1996), ‘Cash Flow Statements’.This statement presents substantially the same information as that required under FAS 95, ‘Statement of Cash Flows’. FAS 95 only requires presentation of cash flows from operating, investing and financing activities. Set out below, for illustrative purposes, is a summary consolidated statement of cash flows under US GAAP:

for the year ended 31 December	2002	2001	2000
	£m	£m	£m

Net cash provided by operating activities	745	365	1 830

Net cash used in investing activities	(1 311)	(448)	(760)

Net cash provided by/(used in) financing activities	623	110	(1 043)

Net increase in cash and cash equivalents	57	27	27

Cash and cash equivalents at the start of the year	92	65	44

Other movements (foreign exchange and 2000 demerger)	(8)	–	(6)

Cash and cash equivalents at the end of the year	141	92	65

Cash and cash equivalents are cash in hand and deposits repayable on demand with a maturity or period of notice of 24 hours or one working day.

NEW US GAAP ACCOUNTING STANDARDS
In July 2001, FAS 143, ‘Accounting for Asset Retirement Obligations’, was issued, effective for years beginning after 15 June 2002. The standard requires that the fair value of a liability for an asset retirement obligation be recognised in the period in which it is incurred, if estimable, concurrent with an increase in the related asset’s carrying value. The increase in this carrying value is then amortised over its useful life. BG is currently assessing the effect of adopting this standard.

In June 2002, FAS 146, ‘Accounting for Costs Associated with Exit or Disposal Activities’, was issued effective for exit or disposal activities initiated after 31 December 2002. This standard requires companies to recognise costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The standard is applied prospectively upon adoption and BG does not expect it to have a material impact on its financial results.

EITF Issue No. 02-03, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities’, was issued in January 2002 and is effective from 25 October 2002 for all new contracts entered into after that date and for fiscal periods beginning after 15 December 2002 for contracts that remain in effect as of the date of the adoption of this standard. EITF 02-03 replaces EITF Issue No. 98-10. The EITF addresses certain issues related to energy trading activities, including gross versus net presentation in the income statement, whether the initial fair value of an energy trading contract can be other than the price at which it was exchanged, mark-to-market accounting when a contract does not meet the definition of a derivative under FAS 133 and additional disclosure requirements for energy trading activities. BG does not expect the adoption of the standard to have a material impact on its financial results.

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116	BG GROUP PLC 2002

NOTES TO THE ACCOUNTS

30 PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

PRINCIPAL SUBSIDIARY UNDERTAKINGS

			Group
	Country of		holding
as at 31 December 2002	incorporation	Activity	%	(a)

BG Energy Holdings Limited*	England	Group holding company	100.0

BG International Limited	England	Exploration and production	100.0

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

BG Karachaganak Limited	England	Exploration and production	100.0

British Gas Tunisia Limited	England	Exploration and production	100.0

British Gas Trinidad and Tobago Limited	England	Exploration and production	100.0

British Gas Thailand (Pte) Limited	Singapore	Exploration and production	100.0

BG North Sea Holdings Limited	England	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

Premier Power Limited	Northern Ireland	Power generation	100.0

Phoenix Natural Gas Limited	Northern Ireland	Gas distribution	51.0

Companhia de Gas de São Paulo S.A. (b)	Brazil	Gas distribution	72.7

MetroGAS S.A. (c)	Argentina	Gas distribution	45.1

Gujarat Gas Company Limited	India	Gas distribution	65.1

*	Shares are held by the Company where marked with an asterisk; others are held by subsidiary undertakings.
(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders.
(b)	BG holds its interest in Companhia de Gas de São Paulo S.A. (Comgas) indirectly through its wholly-owned subsidiary British Gas São Paulo Investments B.V. which holds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.
(c)	Although BG only has a 45.1% holding in MetroGAS S.A. (MetroGAS) it has a controlling interest through a 54.7% holding in Gas Argentino S.A., which has a 70% interest in MetroGAS, together with a 6.8% holding in MetroGAS via wholly-owned subsidiary undertakings.

The distribution of the profits of Comgas are restricted by Corporation Law in Brazil and the Companies’ by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. The distribution of the profits of Gas Argentino S.A. and its principal subsidiary undertaking, MetroGAS, are restricted by the Commercial Companies Law in Argentina, and the Companies’ by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. Distribution of the profits of BG’s other subsidiary undertakings are not materially restricted.

All principal subsidiary undertakings operate in their country of incorporation with the exception of British Gas Tunisia Limited which operates in Tunisia, British Gas Trinidad and Tobago Limited which operates in Trinidad and Tobago, British Gas Thailand (Pte) Limited which operates in Thailand, BG Egypt S.A. which operates in Egypt, BG Karachaganak Limited which operates in Kazakhstan, BG Exploration and Production India Limited which operates in India and BG International Limited which operates in the UK and several other countries worldwide.

PRINCIPAL JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

	Country of				Group
	incorporation and				holding
as at 31 December 2002	operation	Activity	Issued share capital		%

Joint ventures

Premier Transmission Limited	Northern Ireland	Gas transportation	860 928 shares of £1		50

Mahanagar Gas Limited	India	Gas transportation	89 341 600 shares of Rupees 10		49.75

Seabank Power Limited	England	Power generation	5 280 shares of £1	(a)	50

First Gas Holdings Corporation	Philippines	Power generation	126 084 100 shares of Peso 10		40

Associated undertakings

Interconnector (UK) Limited	England	Gas transportation	11 785 680 shares of £1	(b)	25

Serene S.p.A.	Italy	Power generation	5 000 000 shares of €5.16		32

Atlantic LNG Company of Trinidad and Tobago	Trinidad and Tobago	LNG manufacture	243 851 shares of $1 000		26

Genting Sanyen Power Sdn Bhd	Malaysia	Power generation	20 000 000 shares of Ringgit 1		20

(a)	Comprises 2 640 A ordinary and 2 640 B ordinary shares. The Group holding is 2 640 A ordinary shares. The rights attached to each class of share are the same.
(b)	Ordinary shares. Interconnector (UK) Limited also has 969 000 issued preference shares of which the Group holds 25%.

The companies listed are those which principally affect the profits and assets of BG. A full list of subsidiary undertakings, joint ventures and associated undertakings will be included in the next Annual Return filed with the Registrar of Companies.

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BG GROUP PLC 2002	117

SUPPLEMENTARY INFORMATION – GAS AND OIL (UNAUDITED)

A)  PROVED RESERVES

Proved reserves are the estimated quantities of gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those quantities that are expected to be recovered from new wells on undrilled acreage or from existing wells where relatively major expenditure is required for completion.

Gas and oil reserves cannot be measured exactly since estimation of reserves involves subjective judgment. Therefore, all estimates are subject to revision.

ESTIMATED NET PROVED RESERVES OF NATURAL GAS
		Rest of
	NW Europe	world	Total
	bcf	bcf	bcf

As at 31 December 1999	1 929	3 011	4 940

Movement during the year:

Revisions of previous estimates	85	195	280

Extensions, discoveries and reclassifications	–	620	620

Production	(280)	(186)	(466)

	(195)	629	434

As at 31 December 2000	1 734	3 640	5 374

Movement during the year:

Revisions of previous estimates	103	1 103	1 206

Extensions, discoveries and reclassifications	123	–	123

Production	(275)	(209)	(484)

Sale of reserves-in-place	(208)	–	(208)

	(257)	894	637

As at 31 December 2001	1 477	4 534	6 011

Movement during the year:

Revisions of previous estimates	142	709	851

Extensions, discoveries and reclassifications	97	1 648	1 745

Production	(282)	(280)	(562)

Purchase of reserves-in-place	51	415	466

Sale of reserves-in-place	(126)	–	(126)

	(118)	2 492	2 374

As at 31 December 2002	1 359	7 026	8 385

Proved developed reserves of natural gas:

As at 31 December 1999	1 535	1 711	3 246

As at 31 December 2000	1 455	1 454	2 909

As at 31 December 2001	1 244	1 667	2 911

As at 31 December 2002	1 194	2 099	3 293

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118	BG GROUP PLC 2002

SUPPLEMENTARY INFORMATION – GAS AND OIL (UNAUDITED) continued

A)  PROVED RESERVES continued

ESTIMATED NET PROVED RESERVES OF OIL
‘Oil’ includes crude oil, condensate and natural gas liquids.

		Rest of
	NW Europe	world	Total
	mmbbl	mmbbl	mmbbl

As at 31 December 1999	126.1	159.9	286.0

Movement during the year:

Revisions of previous estimates	(3.3)	135.2	131.9

Production	(11.5)	(13.3)	(24.8)

Sale of reserves-in-place	–	(1.0)	(1.0)

	(14.8)	120.9	106.1

As at 31 December 2000	111.3	280.8	392.1

Movement during the year:

Revisions of previous estimates	7.0	93.7	100.7

Extensions, discoveries and reclassifications	0.4	–	0.4

Production	(15.5)	(12.6)	(28.1)

Sale of reserves-in-place	(0.8)	–	(0.8)

	(8.9)	81.1	72.2

As at 31 December 2001	102.4	361.9	464.3

Movement during the year:

Revisions of previous estimates	18.1	31.7	49.8

Extensions, discoveries and reclassifications	8.6	12.9	21.5

Production	(22.7)	(19.7)	(42.4)

Purchase of reserves-in-place	4.4	29.2	33.6

Sale of reserves-in-place	(4.9)	–	(4.9)

	3.5	54.1	57.6

As at 31 December 2002	105.9	416.0	521.9

Proved developed reserves of oil:

As at 31 December 1999	55.4	65.0	120.4

As at 31 December 2000	42.8	186.2	229.0

As at 31 December 2001	93.9	184.5	278.4

As at 31 December 2002	99.0	307.1	406.1

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BG GROUP PLC 2002	119

B)  STANDARDISED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
The following tables set out the standardised measure of discounted future net cash flows relating to proved gas and oil reserves and report the causes of changes in the standardised measure of the cash flows relating to reserves.

Future cash inflows have been computed by reference to the Group’s estimate of third party prices ruling at the year end and estimates of future production of net proved gas and oil reserves at the end of each year.

The standardised measure of discounted future net cash flow information presented below is not intended to represent the replacement cost or fair market value of the Group’s gas and oil properties. The disclosures shown are based on estimates of proved reserves, future production schedules and costs which are inherently imprecise and subject to revision.

The standardised measure is as follows:

		Rest of
	NW Europe	world	Total
	£bn	£bn	£bn

As at 31 December 2000:

Future cash inflows	6.64	8.17	14.81

Future production and development costs	(2.21)	(3.16)	(5.37)

Future income tax expenses	(1.57)	(1.67)	(3.24)

Future net cash flows	2.86	3.34	6.20

10% annual discount for estimated timing of cash flows	(0.89)	(2.08)	(2.97)

	1.97	1.26	3.23

As at 31 December 2001:

Future cash inflows	5.55	9.11	14.66

Future production and development costs	(2.08)	(3.17)	(5.25)

Future income tax expenses	(1.11)	(2.20)	(3.31)

Future net cash flows	2.36	3.74	6.10

10% annual discount for estimated timing of cash flows	(0.58)	(2.05)	(2.63)

	1.78	1.69	3.47

As at 31 December 2002:

Future cash inflows	5.83	17.00	22.83

Future production and development costs	(2.01)	(4.74)	(6.75)

Future income tax expenses	(1.54)	(4.54)	(6.08)

Future net cash flows	2.28	7.72	10.00

10% annual discount for estimated timing of cash flows	(0.50)	(4.00)	(4.50)

	1.78	3.72	5.50

The following were the main sources of change in the standardised measure of discounted cash flows in the three accounting years preceding 31 December 2002:

	2002	2001	2000
	£bn	£bn	£bn

Standardised measure at the beginning of the year	3.47	3.23	3.24

Sale of gas and oil produced net of production costs	(1.30)	(1.10)	(0.94)

Net changes in prices and production costs	1.75	(0.55)	(0.17)

Extensions, discoveries, reclassifications and improved recovery less related costs	0.33	0.04	0.14

Changes in estimated future development costs	(0.28)	(0.19)	(0.60)

Development costs incurred in the period	0.70	0.58	0.46

Purchase of reserves-in-place	0.32	–	–

Sale of reserves-in-place	(0.07)	(0.06)	(0.01)

Revisions to previous estimates	1.04	1.06	0.81

Accretion of discount	0.51	0.47	0.45

Net change in income taxes	(0.99)	(0.14)	(0.13)

Other	0.02	0.13	(0.02)

Standardised measure at the end of the year	5.50	3.47	3.23

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120	BG GROUP PLC 2002

SUPPLEMENTARY INFORMATION – GAS AND OIL (UNAUDITED) continued

C)  CAPITALISED COSTS
Capitalised costs incurred under the historical cost convention, using the successful efforts method and net of depreciation, were as follows:

		Rest of
	NW Europe	world	Total
	£m	£m	£m

As at 31 December 2000:

Proved gas and oil properties	2 973	1 356	4 329

Unproved gas and oil properties	36	273	309

	3 009	1 629	4 638

Accumulated depreciation	(1 613)	(278)	(1 891)

Net capitalised costs	1 396	1 351	2 747

As at 31 December 2001:

Proved gas and oil properties	3 042	1 819	4 861

Unproved gas and oil properties	40	314	354

	3 082	2 133	5 215

Accumulated depreciation	(1 759)	(350)	(2 109)

Net capitalised costs	1 323	1 783	3 106

As at 31 December 2002:

Proved gas and oil properties	2 981	2 424	5 405

Unproved gas and oil properties	115	446	561

	3 096	2 870	5 966

Accumulated depreciation	(1 766)	(400)	(2 166)

Net capitalised costs	1 330	2 470	3 800

D)  COSTS INCURRED IN GAS AND OIL ACTIVITIES
Aggregate costs incurred under the historical cost convention, comprising amounts capitalised to exploration and development and amounts charged to the profit and loss account in respect of exploration and appraisal, were as follows:

		Rest of
	NW Europe	world	Total
	£m	£m	£m

Year ended 31 December 2000:

Acquisition of properties:
Unproved	1	25	26

Exploration	26	87	113

Development	180	284	464

Year ended 31 December 2001:

Exploration	43	93	136

Development	151	434	585

Year ended 31 December 2002:

Acquisition of properties:
Proved (a)	45	248	293

Unproved (b)	38	85	123

Exploration	91	165	256

Development	190	514	704

(a)	North West Europe includes £45m which has been accounted for as a swap.
(b)	North West Europe includes £38m which has been accounted for as a swap.

The proportion of exploration costs capitalised in the period was 80.8% (2001 56.6%; 2000 61.2%).

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BG GROUP PLC 2002	121

E)  RESULTS OF OPERATIONS
The results of operations under the historical cost convention for the gas and oil producing activities (excluding general office overheads and interest costs) were as follows:

		Rest of
	NW Europe	world	Total
	£m	£m	£m

Year ended 31 December 2000:

Revenues	826	362	1 188

Production costs	(136)	(51)	(187)

Other operating costs	(4)	(23)	(27)

Exploration expenses	(13)	(41)	(54)

Depreciation	(245)	(54)	(299)

Other costs	(54)	(24)	(78)

	374	169	543

Taxation	(119)	(56)	(175)

Results of operations	255	113	368

Year ended 31 December 2001:

Revenues	926	391	1 317

Production costs	(141)	(54)	(195)

Other operating costs	(2)	(26)	(28)

Exploration expenses	(20)	(52)	(72)

Depreciation	(230)	(65)	(295)

Other costs	(34)	(21)	(55)

	499	173	672

Taxation	(159)	(52)	(211)

Results of operations	340	121	461

Year ended 31 December 2002:

Revenues	1 015	540	1 555

Production costs	(165)	(83)	(248)

Other operating costs	(3)	(34)	(37)

Exploration expenses	(23)	(54)	(77)

Depreciation	(234)	(95)	(329)

Other costs	(37)	(48)	(85)

	553	226	779

Taxation	(170)	(99)	(269)

Results of operations	383	127	510

In accordance with the SORP (see Principal Accounting Policies, page 71), turnover includes all invoiced sales. Net royalty payments are charged to cost of sales.

Revenues, representing gas and oil sold, include intra-group sales at contract prices of £63m for the year ended 31 December 2002 (2001 £90m; 2000 £75m).

In 2001, the House of Lords judgment in favour of the CATS partners resulted in a £34m increase in revenue (see note 5, page 90).

F)  PROVED AND PROBABLE GAS AND OIL RESERVES
Gas reserves are converted to oil equivalent at a rate of 6 000 cubic feet per barrel of oil equivalent.

‘Oil’ includes crude oil, condensate and natural gas liquids.

Gas and oil reserves cannot be measured exactly since estimation of reserves involves subjective judgment. Therefore, all estimates are subject to revision.

	Gas	Oil	Total
Development status	bcf	mmbbl	mmboe

Year ended 31 December 2002:

Fields in production	8 754	793	2 252

Fields under development	3 065	13	524

Fields awaiting development	4 854	1 038	1 847

	16 673	1 844	4 623

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122	BG GROUP PLC 2002

FIVE YEAR FINANCIAL SUMMARY (UNAUDITED)

CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the year ended 31 December	2002		2001		2000		1999		1998
	£m		£m		£m		£m		£m

Turnover

– continuing operations	2 610		2 508		2 272		1 673		1 362

– discontinued operations	–		–		2 427		3 102		3 112

Group turnover excluding exceptional items	2 610		2 508		4 699		4 775		4 474

Operating costs

– continuing operations	(1 877)		(1 815)		(1 717)		(1 456)		(1 186)

– discontinued operations	–		–		(1 620)		(1 841)		(1 771)

	(1 877)		(1 815)		(3 337)		(3 297)		(2 957)

Exceptional items

– continuing operations	–		34		(314)		–		–

– discontinued operations	–		–		(43)		–		–

	–		34		(357)		–		–

Group operating profit after exceptional items

– continuing operations	733		727		241		217		176

– discontinued operations	–		–		764		1 261		1 341

	733		727		1 005		1 478		1 517

Share of operating profits less losses in joint ventures
and associated undertakings

– continuing operations	155		140		133		113		53

– discontinued operations	–		–		(1)		–		–

	155		140		132		113		53

Total operating profit

– continuing operations	888		867		374		330		229

– discontinued operations	–		–		763		1 261		1 341

	888		867		1 137		1 591		1 570

Profit/(loss) on disposal of subsidiary and associated undertakings

– continuing operations	(7)		77		280		15		45

– discontinued operations	–		–		2		–		–

Profit/(loss) on disposal of other fixed assets

– continuing operations	(7)		21		–		3		30

– discontinued operations	–		–		(6)		37		(6)

Share of profit on disposal of fixed assets in joint ventures and associated undertakings

– continuing operations	–		–		–		1		4

Profit on ordinary activities before interest	874		965		1 413		1 647		1 643

Net interest	(80)		(63)		(459)		(445)		(416)

Profit on ordinary activities before taxation	794		902		954		1 202		1 227

Tax on profit on ordinary activities	(374)		(287)		(281)		(458)		(374)

Profit on ordinary activities after taxation	420		615		673		744		853

Minority shareholders’ interest	(10)		(29)		(19)		(15)		(8)

Profit for the financial year	410		586		654		729		845

Earnings per ordinary share (see note 9, page 93):

Basic	11.6	p	16.7	p	18.8	p	18.8	p	21.6	p

Basic excluding exceptional items	12.0	p	13.3	p	19.1	p	17.5	p	19.9	p

Diluted	11.6	p	16.7	p	18.8	p	18.7	p	21.4	p

Diluted excluding exceptional items	12.0	p	13.3	p	19.1	p	17.4	p	19.8	p

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BG GROUP PLC 2002	123

CONSOLIDATED BALANCE SHEET

as at 31 December	2002	2001	2000	1999	1998
	£m	£m	£m	£m	£m

Fixed assets	5 656	5 168	5 301	18 627	17 616

Current assets	1 127	1 257	910	1 904	1 620

Creditors: amounts falling due within one year	(1 579)	(1 340)	(1 152)	(3 727)	(3 445)

Net current liabilities	(452)	(83)	(242)	(1 823)	(1 825)

Total assets less current liabilities	5 204	5 085	5 059	16 804	15 791

Creditors: amounts falling due after more than one year	(880)	(691)	(490)	(6 242)	(4 062)

Provisions for liabilities and charges	(976)	(864)	(1 211)	(3 294)	(3 290)

	3 348	3 530	3 358	7 268	8 439

Capital and reserves

BG shareholders’ funds	3 324	3 406	3 158	7 080	8 305

Minority shareholders’ interest	24	124	200	188	134

	3 348	3 530	3 358	7 268	8 439

CONSOLIDATED CASH FLOW STATEMENT

for the year ended 31 December	2002	2001	2000	1999		1998
	£m	£m	£m	£m		£m

Operating activities:

Cash flow from operating activities	1 015	666	2 642	1 694		2 366

Cash flow relating to provisions for exceptional items	–	–	(20)	(35)		(67)

Net cash flow from operating activities	1 015	666	2 622	1 659		2 299

Dividends from joint ventures and associated undertakings	68	75	28	4		2

Dividend received from Lattice (a)	–	–	122	–		–

Other	(32)	(40)	(369)	(377)		(406)

Returns on investments and servicing of finance	(32)	(40)	(247)	(377)		(406)

Taxation	(240)	(261)	(423)	(386)		(527)

Capital expenditure and financial investment	(1 114)	(806)	(1 150)	(838)		(995)

Acquisitions and disposals	(265)	283	362	(809)		1

Equity dividends paid	(106)	(103)	(332)	(348)		(327)

Management of liquid resources	191	(201)	9	(9)		336

Net cash flow before financing	(483)	(387)	869	(1 104)		383

Financing	540	415	(898)	1	133	(395)

Net increase/(decrease) in cash in the year	57	28	(29)	29		(12)

(a)	Represents dividend received from Lattice in respect of the proportion of the 2000 Group interim dividend allocated to the businesses demerged.

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124	BG GROUP PLC 2002

FIVE YEAR FINANCIAL SUMMARY (UNAUDITED) continued

OTHER INFORMATION

for the year ended 31 December		2002	2001	2000	1999	1998

Average capital employed (a)

– Group	£m	4 209	3 893	8 929	13 314	11 786

– continuing operations	£m	4 209	3 893	3 465	2 782	2 080

Return on average capital employed (before taxation) (b)

– Group	%	20.2	20.4	15.9	11.3	12.6

– continuing operations	%	20.2	20.4	18.1	9.6	8.0

Return on average capital employed (after taxation) (b)

– Group	%	10.9	13.4	10.5	6.8	8.6

– continuing operations	%	10.9	13.4	12.8	6.5	3.8

as at 31 December

Net borrowings	£m	(1 002)	(538)	(360)	(6 872)	(4 049)

Gearing ratio (c)%		23.0	13.2	9.7	48.6	32.4

Debt/equity ratio (d)%		29.9	15.2	10.7	94.6	48.0

Employee numbers (headcount)	thousands	4.6	4.2	4.2	20.0	18.8

(a)	Average capital employed consists of total shareholders’ funds plus net borrowings averaged between the start and end of year.
(b)	Return on average capital employed represents total operating profit before exceptional items less BG’s share of net interest receivable and payable by joint ventures and associated undertakings and the interest charge relating to the unwinding of discounts as a percentage of average capital employed. The above table presents this before and after taxation applied at the Group’s effective tax rate. The 2002 effective tax rate includes the £51m adjustment to opening deferred tax balances resulting from the North Sea tax surcharge (see note 7, page 91).
(c)	Gearing ratio represents net borrowings as a percentage of total shareholders’ funds plus net borrowings.
(d)	Debt/equity ratio represents net borrowings as a percentage of total shareholders’ funds.

SELECTED US GAAP INFORMATION

for the year ended 31 December		2002	2001	2000	1999	1998

Operating income (a)	£m	695	715	1 368	1 579	1 799

Net income (a)	£m	393	294	949	911	1 026

Comprehensive income (a)	£m	1	196	994	915	1 021

Net income – continuing operations (a)	£m	395	296	755	175	64

Earnings per ordinary share		£0.11	0.08	0.27	0.27	0.29

Earnings per ADS (b)		£0.56	0.42	1.36	1.29	1.47

Earnings per ordinary share – continuing operations		£0.11	0.08	0.21	0.25	0.02

Earnings per ADS – continuing operations (b)		£0.56	0.42	1.08	0.25	0.09

as at 31 December

Gross assets (c)	£m	6 854	6 493	6 494	17 151	15 737

Long-term obligations	£m	(1 848)	(1 528)	(1 732)	(7 783)	(5 681)

BG shareholders’ funds	£m	3 458	3 553	3 461	3 341	4 452

Number of allotted and fully paid up equity shares	m	3 530	3 528	3 528	3 505	3 961

Nominal value of allotted and fully paid up equity shares	£m	353	353	353	351	45

(a)	The reduction in income between 2000 and 2001 is primarily due to the transfer of certain businesses to Lattice in October 2000, together with adjustments to foreign exchange and profits on disposal.
(b)	There are five ordinary shares in an ADS. The earnings per ADS have also been restated for the restructuring and refinancing in 1999. The 1999 restructuring and refinancing represents a change in identity of the parent company rather than an acquisition. Consequently it has been accounted for under UK GAAP using merger accounting principles. However, under US GAAP, the restructuring and refinancing would be treated as a reverse stock split and earnings per ADS have been restated.
(c)	The reduction in gross assets between 1999 and 2000 is primarily due to the transfer of certain businesses to Lattice.

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BG GROUP PLC 2002	125

ANNUAL DIVIDENDS
The table below sets out the amounts, on a UK GAAP basis, of interim, final and total dividends paid in respect of each of the years in the five years ended 31 December 2002 in Sterling per ordinary share. These amounts are also shown translated, solely for convenience (with the associated UK tax credit included, but after deduction of withholding tax), into US$ per ADS (each representing five ordinary shares) at the Noon Buying Rate on each of the respective payment dates for such interim and final dividends.

for the year ended 31 December		2002		2001	2000	1999	1998

Interim dividend per ordinary share		£0.0155		0.0150	0.0495	0.0460	0.0430

Final dividend per ordinary share		£0.0155	(a)	0.0150	0.0145	0.0460	0.0430

Total dividend per ordinary share		£0.0310		0.0300	0.0640	0.0920	0.0860

Interim dividend per ADS (b)		$0.1232		0.1079	0.3663	0.3732	0.3830

Final dividend per ADS (b)	$		(a)	0.1095	0.1017	0.3485	0.3440

Total dividend per ADS (b)				$0.2174	0.4680	0.7217	0.7270

(a)	To be paid on 2 May 2003 to shareholders of record on 21 March 2003. ADR holders will be entitled to receive the US$ equivalent of £0.0775 per ADS on 12 May 2003.
(b)	Each ADS represents five ordinary shares. In accordance with US GAAP, prior periods have not been restated for the effect of the capital reorganisation that was approved on13 December 1999.

The Company is not subject to any laws or agreements that materially restrict its ability to pay dividends from distributable reserves other than those disclosed in note 30, page 116. The Directors have proposed a final dividend of 1.55p, bringing the total for the year to 3.10p. Future dividends will be dependent on the cash flow, earnings and financial condition of the Company and other factors.

EXCHANGE RATE INFORMATION
The following table sets out for the periods and the dates indicated certain information concerning the Noon Buying Rate expressed in US$ per £1.00.

for the year ended 31 December		2002	2001	2000	1999	1998

High		1.6095	1.5045	1.6538	1.6765	1.7222

Low		1.4074	1.3730	1.3997	1.5515	1.6114

Year end		1.6095	1.4543	1.4955	1.6150	1.6628

Average (a)		1.5084	1.4382	1.5125	1.6146	1.6602

	August	September	October	November	December	January
	2002	2002	2002	2002	2002	2003

High	1.5709	1.5700	1.5708	1.5915	1.6095	1.6482

Low	1.5192	1.5343	1.5418	1.5440	1.5555	1.5975

(a)	The average of the Noon Buying Rates on the last business day of each month during the year. The Noon Buying Rate on 24 February 2003 was $1.5860 per £1.00.

Dividends are paid by the Company in Sterling and exchange rate fluctuations will affect the US$ amounts received by holders of ADSs on conversion by JPMorgan Chase Bank as depositary of such cash dividends paid. Moreover, fluctuations in the Sterling/US$ exchange rate will affect the US$ equivalent of the Sterling price of the ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs in the USA.

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126	BG GROUP PLC 2002

FIVE YEAR FINANCIAL SUMMARY (CONTINUING OPERATIONS ONLY) (UNAUDITED)

PROFIT AND LOSS ACCOUNT

for the year ended 31 December	2002		2001		2000		1999		1998
	£m		£m		£m		£m		£m

Group turnover excluding exceptional items	2 610		2 508		2 272		1 673		1 362

Operating costs	(1 877)		(1 815)		(1 717)		(1 456)		(1 186)

Exceptional items	–		34		(314)		–		–

Group operating profit after exceptional items	733		727		241		217		176

Share of operating profits less losses in joint ventures
and associated undertakings	155		140		133		113		53

Total operating profit	888		867		374		330		229

Profit/(loss) on disposal of subsidiary and associated undertakings	(7)		77		280		15		45

Profit/(loss) on disposal of other fixed assets	(7)		21		–		3		30

Share of profit on disposal of fixed assets in joint ventures
and associated undertakings	–		–		–		1		4

Profit on ordinary activities before interest	874		965		654		349		308

Net interest	(80)		(63)		(80)		(88)		(55)

Profit on ordinary activities before taxation	794		902		574		261		253

Tax on profit on ordinary activities	(374)		(287)		(114)		(79)		(99)

Profit on ordinary activities after taxation	420		615		460		182		154

Minority shareholders’ interest	(10)		(29)		(19)		(15)		(8)

Profit for the financial year	410		586		441		167		146

Earnings per ordinary share (see note 9, page 93):

Basic	11.6	p	16.7	p	12.7	p	4.3	p	3.7	p

Basic excluding exceptional items	12.0	p	13.3	p	11.8	p	3.8	p	1.9	p

Diluted	11.6	p	16.7	p	12.7	p	4.3	p	3.7	p

Diluted excluding exceptional items	12.0	p	13.3	p	11.8	p	3.8	p	1.9	p

NET ASSETS

as at 31 December	2002	2001	2000	1999	1998
	£m	£m	£m	£m	£m

Fixed assets	5 656	5 168	5 301	5 084	3 967

Current assets	1 127	1 257	910	711	656

Creditors: amounts falling due within one year	(1 579)	(1 340)	(1 152)	(1 474)	(1 054)

Net current liabilities	(452)	(83)	(242)	(763)	(398)

Total assets less current liabilities	5 204	5 085	5 059	4 321	3 569

Creditors: amounts falling due after more than one year	(880	(691)	(490)	(235)	(348)

Provisions for liabilities and charges	(976)	(864)	(1 211)	(1 177)	(1 133)

Net assets	3 348	3 530	3 358	2 909	2 088

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BG GROUP PLC 2002	127

CASH FLOW STATEMENT

for the year ended 31 December	2002	2001	2000	1999	1998
	£m	£m	£m	£m	£m

Operating profit	733	727	241	217	176

Depreciation and amortisation	395	392	422	402	382

Non-cash exceptional items (a)	–	–	257	–	–

Unsuccessful exploration expenditure written off	12	13	–	28	16

Provisions for liabilities and charges	(14)	(217)	(6)	(44)	8

Movements in working capital	(111)	(249)	164	(1)	(87)

Net cash flow from operating activities	1 015	666	1 078	602	495

Dividends from joint ventures and associated undertakings	68	75	28	4	2

Dividends received from Lattice (b)	–	–	129	–	–

Other	(32)	(40)	(30)	18	(35)

Returns on investments and servicing of finance	(32)	(40)	99	18	(35)

Taxation	(240)	(261)	(200)	(224)	(171)

Capital expenditure and financial investment	(1 114)	(806)	(685)	(494)	(433)

Acquisitions and disposals	(265)	283	365	(802)	1

Equity dividends paid	(106)	(103)	(332)	(348)	(327)

Management of liquid resources	191	(201)	(30)	(16)	244

Net cash flow before financing	(483)	(387)	323	(1 260)	(224)

(a)	In 2000, represents £200m impairment charge and £57m relating to the termination of the Sharesave Schemes (see note 5, page 90).
(b)	In 2000, represents dividend received from Lattice, mainly in respect of the proportion of the Group interim dividend allocated to the businesses demerged.

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128	BG GROUP PLC 2002

HISTORICAL PRODUCTION (UNAUDITED)

	Gas production			Oil & liquids production
	(net) bcf			(net) ‘000 barrels

	2002	2001	2000	2002	2001	2000

UKCS

Amethyst	6.9	9.8	9.0	64	57	87

Armada (a)	65.1	65.5	68.7	3 048	3 370	3 962

Audrey (b)	–	0.4	0.7	–	1	2

Beinn (c)	0.2	0.2	0.2	16	42	24

Bell	3.1	3.9	5.8	5	7	9

Bessemer and Beaufort	1.8	3.3	6.5	4	8	15

Blake (a)	1.7	0.8	–	6 468	3 277	–

Brae S,N,C (c)	4.3	7.4	6.2	676	520	608

Brae East (c)	5.1	7.3	9.9	58	264	493

Brae West (c)	–	–	–	173	527	538

Davy, North Davy & Brown	12.4	10.2	15.1	3	3	4

East Leman Unit	4.9	5.3	5.5	4	3	6

Elgin/Franklin	22.2	7.7	–	5 539	2 190	–

Everest	27.3	29.8	38.2	1 012	1 105	1 219

Indefatigable and Inde SW, Baird	11.7	13.1	11.4	22	27	21

Jade (d)	14.5	–	–	1 492	–	–

Joanne	5.5	10.8	16.2	1 318	1 154	1 809

Judy	10.4	7.3	8.4	1 589	1 649	1 271

Lomond	30.9	32.6	36.1	947	963	1 177

Maureen (e)	–	–	–	–	–	(4)

Mercury (a)(f)	13.7	15.9	9.9	35	52	30

Neptune (a)(f)	40.5	41.9	30.1	152	206	139

Rough (b)	–	–	–	–	67	70

UKCS sub-total	282	273	278	22 625	15 492	11 480

International

Bolivia – La Vertiente (a)	29.7	16.3	12.3	721	302	327

Egypt – Rosetta	21.6	14.3	–	44	9	–

India – Panna/Mukta (a)(d)	8.5	–	–	2 418	–	–

India – Tapti (a)(d)	15.8	–	–	–	–	–

Italy – BG Rimi (b)	–	1.8	2.5	–	7	10

Kazakhstan – Karachaganak (g)	57.0	40.7	48.5	13 236	9 279	9 671

Qatar – Al Rayyan (b)	–	–	–	–	–	673

Thailand – Bongkot (h)	44.6	45.9	41.7	1 264	1 335	1 068

Trinidad – Dolphin (a)	33.0	28.5	22.9	–	–	–

Trinidad – NCMA (a)(d)	11.5	–	–	–	–	–

Tunisia – Miskar (a)	61.1	63.3	60.3	1 611	1 690	1 577

USA – various	–	–	0.1	–	1	5

International sub-total (excluding associated undertakings)	283	211	188	19 294	12 623	13 331

Total (excluding associated undertakings)	565	484	466	41 919	28 115	24 811

	2002	2001	2000

Total mmboe gas, oil & liquids (excluding associated undertakings) (i)	136.1	108.8	102.5

(a)	Operated by BG at 31 December 2002.
(b)	Fields that have been disposed of.
(c)	Fields that have been disposed of as part of the UK asset swap.
(d)	New fields in 2002.
(e)	Decommissioned field.
(f)	Easington Catchment Area project.
(g)	Joint operated in partnership with Agip.
(h)	Includes Ton Sak.
(i)	Conversion rate of 6 bcf gas per mmboe.

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BG GROUP PLC 2002	129

SHAREHOLDER INFORMATION

ANALYSES OF REGISTERED HOLDINGS AS AT 31 DECEMBER 2002
	Number	Shares
Distribution of ordinary shares by type of shareholder	of holdings	m

Nominees	12 079	2 913

Limited companies	1 121	67

Banks	22	7

Insurance companies	7	32

Pension funds	24	0

Other corporate bodies	524	37

Individuals	1 008 157	474

	1 021 934	3 530

	Number	Shares
Range analysis of register	of holdings	m

1 – 500	757 345	187

501 – 1 000	170 538	114

1 001 – 5 000	85 610	146

5 001 – 10 000	5 084	35

10 001 – 50 000	1 844	36

50 001 – 100 000	353	26

100 001 – 1 000 000	784	260

1 000 001 and above	376	2 726

	1 021 934	3 530

HEADQUARTERS AND REGISTERED OFFICE ADDRESS 100 Thames Valley Park Drive Reading, Berkshire RG6 1PT 0118 935 3222 www.bg-group.com	REGISTRAR AND TRANSFER OFFICE Lloyds TSB Registrars The Causeway, Worthing West Sussex BN99 6DA 0870 600 3951 www.shareview.co.uk	AMERICAN DEPOSITARY RECEIPTS ADR Depositary, JPMorgan Chase Bank Shareholder Relations, PO Box 43013 Providence RI 02940-3013 USA +1 781 575 4328 www.adr.com/shareholder

AGENT FOR SERVICE OF PROCESS IN THE USA
CT Corporation
Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 USA

INFORMATION ON GIFTING YOUR SHARES
To transfer your shares to another member of your family as a gift, please ask the Registrar for a gift transfer form. The completed transfer form and relevant share certificate(s) should be completed and returned to the Registrar to record the change in ownership. If you have a small number of shares and would like to donate them to charity, please ask the Registrar for a ShareGift (charity donation scheme) transfer form. Information is also available on the ShareGift website www.sharegift.org

ELECTRONIC PROXY APPOINTMENT
Shareholders can submit proxies for the Annual General Meeting electronically at www.sharevote.co.uk

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130	BG GROUP PLC 2002

ADDITIONAL SHAREHOLDER INFORMATION

CERTAIN FORWARD-LOOKING STATEMENTS
This Report and Accounts includes ‘forward-looking information’ within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Certain statements included in this Annual Report and Accounts, including without limitation, those concerning (i) strategies, outlook and growth opportunities, (ii) positioning to deliver future plans and to realise potential for growth, (iii) delivery of the performance required to meet the 2003 and 2006 targets, (iv) expectations regarding oil and gas prices, (v) development of new markets, (vi) the development and commencement of commercial operations of new projects, (vii) liquidity and capital resources, (viii) gas demand growth, (ix) plans for capital and investment expenditure, (x) the economic outlook for the gas and oil industries, (xi) regulation, (xii) qualitative and quantitative disclosures about market risk and (xiii) statements preceded by ‘expected’, ‘scheduled’, ‘targeted’, ‘planned’, ‘proposed’, ‘intended’ or similar statements, contain certain forward-looking statements concerning the Group’s operations, economic performance and financial condition. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, (i) changes in economic, market and competitive conditions, including oil and gas prices, (ii) success in implementing business and operating initiatives, (iii) changes in the regulatory environment and other government actions, including UK and international corporation tax rates, (iv) a major recession or significant upheaval in the major markets in which the Group operates, (v) the failure to ensure the safe operation of the Group’s assets worldwide, (vi) implementation risk, being the challenges associated with delivering capital intensive projects on time and on budget, including the need to retain and motivate staff, (vii) commodity risk, being the risk of a significant fluctuation in oil and/or gas prices from those assumed, (viii) fluctuations in exchange rates, in particular the US$ : UK£ exchange rate being significantly different from that assumed, (ix) risks encountered in the gas and oil exploration and production sector in general and (x) business risk management.

THIS REPORT AND ACCOUNTS INCORPORATES THE US FORM 20-F
BG Group plc is the legal and commercial name of the SEC registrant. BG Group plc is a public limited company listed on the London and New York Stock Exchanges and registered in England. This is the report and accounts for the year ended 31 December 2002. It complies with UK regulations and incorporates the annual report on Form 20-F for the US Securities and Exchange Commission to meet US regulations. An Annual Review including the Summary Financial Statement for the year ended 31 December 2002 has been issued to all shareholders who have not elected to receive this report and accounts.

HISTORY AND DEVELOPMENT OF THE COMPANY
The Company is a public limited company incorporated in England and Wales on 30 December 1998 under the Companies Act 1985. It is of infinite duration.

The UK gas industry was nationalised in 1948 and the British Gas Corporation was established in 1973. In April 1986, British Gas was incorporated as a public limited company and in December 1986 the UK Government sold substantially all its shareholdings in British Gas to the public.

With effect from 17 February 1997, Centrica plc demerged from BG. Following the Centrica demerger, BG retained the gas transportation and storage businesses, the majority of the exploration and production business, the international downstream business, the research and technology business and the property division of British Gas plc. In connection with the Centrica demerger, British Gas plc’s gas sales, services and retail businesses, together with the gas production business of the North and South Morecambe gas fields and its direct interest in Accord Energy Limited, were transferred to Centrica plc.

With effect from 1 May 1999, BG combined its exploration and production and international downstream businesses which principally engaged in gas and oil exploration and production and the integrated development and supply of gas markets.

With effect from 13 December 1999, the Group was restructured so that the Company, a newly incorporated company, became the new parent company of the Group. The Company held the Transco business in a separate sub-group, including BG Transco plc (now called Transco plc), ring-fenced for regulatory purposes, from the sub-group containing the other Group businesses. The restructuring was accompanied by a refinancing under which BG Transco Holdings plc (now called Transco Holdings plc) issued around £1.5bn of bonds which were transferred together with new shares in the Company to BG shareholders in exchange for their existing shares in BG plc (now called Transco plc). The UK Secretary of State for Trade and Industry held a special rights redeemable preference share in the Company.

On 16 October 2000, the Company’s shareholders approved the demerger of certain businesses (principally Transco) to Lattice, effective on 23 October 2000. This demerger created a new listed company, Lattice Group plc, whose principal business, Transco, owns, operates and develops the substantial majority of the gas transportation system and all the LNG storage facilities in Great Britain. Following demerger, the Company continued to hold BG Energy Holdings comprising the business involved in the development, management and supply of existing and newly emerging gas markets around the world. The special rights redeemable preference share in the Company held by the UK Secretary of State for Trade and Industry was redeemed.

On 28 November 2001, BG’s Storage segment was sold to Dynegy Inc. of the USA for a consideration of £421m.

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BG GROUP PLC 2002	131

ORGANISATIONAL STRUCTURE The Company is the ultimate parent of the Group. The following is a list of the Company’s principal subsidiary undertakings:
			Group
	Country of		holding
as at 31 December 2002	incorporation	Activity	%	(a)

BG Energy Holdings Limited*	England	Group holding company	100.0

BG International Limited	England	Exploration and production	100.0

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

BG Karachaganak Limited	England	Exploration and production	100.0

British Gas Tunisia Limited	England	Exploration and production	100.0

British Gas Trinidad and Tobago Limited	England	Exploration and production	100.0

British Gas Thailand (Pte) Limited	Singapore	Exploration and production	100.0

BG North Sea Holdings Limited	England	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

Premier Power Limited	Northern Ireland	Power generation	100.0

Phoenix Natural Gas Limited	Northern Ireland	Gas distribution	51.0

Companhia de Gas de São Paulo S.A.(b)	Brazil	Gas distribution	72.7

MetroGAS S.A.(c)	Argentina	Gas distribution	45.1

Gujarat Gas Company Limited	India	Gas distribution	65.1

*	Shares are held by the Company where marked with an asterisk; others are held by subsidiary undertakings.
(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders.
(b)	BG holds its interest in Companhia de Gas de São Paulo S.A. (Comgas) indirectly through its wholly-owned subsidiary British Gas São Paulo Investments B.V. which holds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.
(c)	Although BG only has a 45.1% holding in MetroGAS S.A. (MetroGAS), it has a controlling interest through a 54.7% holding in Gas Argentino S.A., which has a 70% interest in MetroGAS, together with a 6.8% holding in MetroGAS via wholly-owned subsidiary undertakings.

LISTING AND PRICE HISTORY
The principal trading market for the Company’s ordinary shares is the London Stock Exchange. American Depositary Shares (ADSs), each representing five ordinary shares and evidenced by ADRs, have been issued by JPMorgan Chase Bank as depositary and are listed on the New York Stock Exchange.

The table below sets out, for the periods indicated, the reported high and low quoted prices for the Company’s ordinary shares on the London Stock Exchange and the high and low quoted prices for the shares in the form of ADSs on the New York Stock Exchange. Past performance of the Company’s ordinary shares cannot be relied on as a guide to future performance.

		London Stock Exchange		New York Stock Exchange
		(Price per Share)		(Price per ADS)

		High	Low	High	Low
		(pence)	(pence)	($)	($)

1998		429.50	276.00	35.56	22.81

1999		409.50	320.25	33.50	26.00

2000		444.00	252.00	33.63	18.88

2001	First Quarter	275.00	250.00	21.38	17.84

	Second Quarter	296.00	263.75	20.85	18.85

	Third Quarter	293.50	248.00	21.10	18.05

	Fourth Quarter	283.25	244.00	20.65	17.34

	Full Year	296.00	244.00	21.38	17.34

2002	First Quarter	315.00	269.00	22.49	19.25

	Second Quarter	319.00	261.00	24.05	19.80

	Third Quarter	291.00	227.50	22.80	18.20

	August	288.00	248.00	22.30	19.70

	September	290.00	243.50	21.20	19.39

	October	275.75	242.00	22.00	19.41

	November	258.00	229.25	20.65	18.53

	December	269.00	229.25	21.75	18.34

	Fourth Quarter	275.75	229.25	22.00	18.34

	Full Year	319.00	227.50	24.05	18.20

2003	January	266.50	218.25	21.34	18.25

These prices have not been restated for the effect of the demerger of Centrica plc in February 1997, the capital restructuring and refinancing effective in December 1999 or the demerger of Lattice in October 2000.

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132	BG GROUP PLC 2002

ADDITIONAL SHAREHOLDER INFORMATION continued

MAJOR SHAREHOLDERS
The Company’s authorised share capital consists of ordinary shares with a nominal value of 10p each. So far as the Company is aware, no person is the beneficial owner of 5% of the Company’s ordinary shares, nor is the Company directly or indirectly owned by another corporation or by a foreign government.

As at 20 February 2003, 5 495 873 ADSs (equivalent to 27 479 365 ordinary shares or approximately 0.78% of the total outstanding ordinary shares) were outstanding and held of record by 266 registered holders in the United States. The Company is aware that many ADSs are held of record by brokers and other nominees and accordingly the above numbers are not necessarily representative of the actual number of persons who are beneficial holders of ADSs or the number of ADSs beneficially held by such persons.

As at 20 February 2003, there were about 1 019 000 holders of record of BG Group plc ordinary shares. Of these holders, around 2 500 had registered addresses in the United States and held a total of some 1 036 183 BG Group plc ordinary shares, approximately 0.03% of the total outstanding ordinary shares. In addition, certain accounts of record with registered addresses other than in the United States hold BG Group plc ordinary shares, in whole or in part, beneficially for United States persons.

As far as is known to the Company, it is not directly or indirectly owned or controlled by another company or by any government or any other natural or legal person, and there are no arrangements known to the Company, the operation of which may result in a change of control.

MEMORANDUM AND ARTICLES OF ASSOCIATION
The Company is incorporated in England and Wales under Company Number 3690065.

The Memorandum of the Company provides that the Company has general commercial objects including to act as a holding company or an investment holding company and to carry on the business of transporting, manufacturing, processing, storing and dealing in different forms of energy including natural gases, petroleum and electricity.

The Articles of Association (Articles) of the Company and applicable English law contain, among others, provisions to the following effect:

Directors
1.  General
Unless otherwise determined by ordinary resolution of the Company, there must be at least four Directors. A Director need not be a shareholder, but a Director who is not a shareholder can still attend and speak at shareholders’ meetings.

At each annual general meeting, any Director who was elected or last re-elected a Director at or before the Annual General Meeting held in the third calendar year before the current year shall automatically retire from office. A retiring Director is eligible for re-election by the shareholders.

No maximum age limit for Directors applies.

2.  Directors’ interests
Unless otherwise provided in the Articles, a Director cannot cast a vote on any contract, arrangement or any other kind of proposal in which he knows he has a material interest. For this purpose, interests of a person who is connected with a Director under Section 346 of the Companies Act 1985 are added to the interests of the Director himself. Interests purely as a result of an interest in the Company’s shares, debentures or other securities are disregarded. In relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director, in addition to any interest which the alternate Director has in his own right. A Director may not be included in the quorum of a meeting in relation to any resolution on which he is not allowed to vote.

3.  Borrowing powers
So far as the relevant English law allows, the Directors can exercise all the powers of the Company to (i) borrow money, (ii) issue debentures and other securities, and (iii) give any form of guarantee and security for any debt, liability or obligation of the Company or of any third party.

The Directors must limit the Borrowings (as defined in the Articles) of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings, so as to ensure that the total amount of all Borrowings by the Group (as defined in the Articles) outstanding at any time will not exceed twice the Adjusted Total Capital and Reserves (as defined in the Articles) at such time. This limit may be exceeded if the Company’s consent has been given in advance by an ordinary resolution passed at a general meeting.

Shareholder meetings
There are two types of meetings of shareholders, annual general meetings (AGM) and extraordinary general meetings (EGM). The Company must hold an AGM in each calendar year, not more than 15 months from the previous AGM. The Directors will decide when and where to hold the AGM. Any other general meeting is known as an EGM.

The Directors can decide to call an EGM at any time. In addition, an EGM must be called by the Directors promptly in response to a requisition by shareholders under the relevant English law. When an EGM is called, the Directors must decide when and where to hold it. At least 21 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given for every AGM and for any other meeting where it is proposed to pass a special resolution or to pass some other resolution of which special notice under the Companies Act 1985 has been given to the Company. For every other general meeting, at least 14 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given.

There must be a quorum present at every general meeting. Unless provided otherwise in the Articles, a quorum is two people who are entitled to vote.

A resolution that is put to the vote at a general meeting will be decided by a show of hands, unless a poll is demanded when, or before, the result of the show of hands is declared by the Chairman.

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BG GROUP PLC 2002	133

Transfer of shares
Unless otherwise provided in the Articles or the terms of issue of any shares, any shareholder may transfer any or all of his shares. However, the Directors can refuse to register a transfer (i) in certificated form, if such shares are not fully paid up or the evidence of entitlement to such shares is missing, (ii) if it is in respect of more than one class of share, (iii) if it is in favour of more than four persons jointly, or (iv) if it is not properly stamped where required. However, if any of those shares have been admitted to the Official List of the London Stock Exchange, the Directors cannot refuse to register a transfer if this would stop dealings in the shares from taking place on an open and proper basis.

If the Directors decide not to register a transfer, they must notify the person to whom the shares were to be transferred within two months.

The Directors can decide to suspend the registration of transfers by closing the Register, but the Register cannot be closed for more than 30 days per year. In the case of shares in uncertificated form, the Register must not be closed without the consent of the Operator of a relevant system (currently CRESTCO Limited, the operator of a relevant system under the UK CREST Regulations).

Share capital
The Company’s authorised share capital is £500 000 001, consisting of 5 000 000 010 ordinary shares of 10p each.

Shareholders’ rights
1.  Voting rights
When a shareholder is entitled to attend a general meeting and vote, he has only one vote on a show of hands. A proxy cannot vote on a show of hands. Where there is a poll, subject to any special rights or restrictions attaching to any class of shares, a shareholder who is entitled to be present and to vote has one vote for every share which he holds.

To decide who can attend or vote at a general meeting, the notice of the meeting can give a time by which people must be entered on the Register which must not be more than 48 hours before the meeting. Unless provided otherwise in the Articles, the only people who can attend or vote at general meetings are shareholders who have paid the Company all calls, and all other sums, relating to the shares which are due at the time of the meeting.

2.  Restrictions on shareholders’ rights
If a shareholder has been properly served with a notice under Section 212 of the Companies Act 1985 requiring information about interests in shares, and has failed to supply such information within 14 days of the notice, then (subject to the Articles and unless the Directors otherwise decide) the shareholder is not (for so long as the default continues) entitled to attend or vote at a shareholders’ meeting or to exercise any other right in relation to a meeting as holder of any shares held by the shareholder in default.

Any person who acquires shares in relation to which a default has occurred (Default Shares) is subject to the same restrictions unless:

–	the transfer was an approved transfer pursuant to a takeover or one which, to the Directors’ satisfaction, is a bona fide sale to a person unconnected with the shareholder; or

–	the transfer was by a shareholder who was not himself in default in supplying the information required by the notice and (a) the transfer is of only part of his holding and (b) the transfer is accompanied by a certificate in a form satisfactory to the Directors stating that after due and careful enquiries the shareholder is satisfied that none of the shares included in the transfer are Default Shares.

Where the Default Shares represent 0.25% or more of the existing shares of a class, the Directors can, in their absolute discretion, by notice to the shareholder direct that (i) any dividend or other money which would otherwise be payable on the Default Shares shall be retained by the Company (without any liability to pay interest when that dividend or money is finally paid to the shareholder) and/or (ii) the shareholder will not be allowed to choose to receive shares in place of dividends and/or (iii) no transfer of any of the shares held by the shareholder will be registered unless one of the provisos specified above is satisfied.

3.  Variation of rights
If the Company’s share capital is split into different classes of shares, subject to the relevant English law and unless the Articles or rights attaching to any class of shares provide otherwise, the special rights which are attached to any of these classes can be varied or abrogated as provided by those rights or approved by an extraordinary resolution passed at a separate meeting of that class. Alternatively, the holders of at least three-quarters of the existing shares of the class (by nominal value) can give their consent in writing.

Alteration of share capital
The shareholders can by ordinary resolutions (i) increase the Company’s authorised share capital, (ii) consolidate, or consolidate and then divide, all or any of the Company’s share capital into shares of a larger nominal amount than the existing shares, (iii) cancel any shares which have not been taken, or agreed to be taken, by any person at the date of the resolution, and reduce the amount of the Company’s share capital by the amount of the cancelled shares, and (iv) subject to the relevant English law divide some or all of the Company’s shares into shares which are of a smaller nominal amount than is fixed in the Memorandum.

The shareholders can, subject to the relevant English law, pass a special resolution to (i) reduce the Company’s authorised share capital in any way or (ii) reduce any capital redemption reserve, share premium account or other undistributable reserve in any way.

The Company can, subject to the relevant English law, buy back, or agree to buy back in the future, any shares of any class. However, if the Company has existing shares which are admitted to the Official List of the London Stock Exchange and which are convertible into equity shares, then the Company can only buy back equity shares of that class if either the terms of issue of the convertible shares permit the Company to buy back equity shares or the buy back or agreement to buy back has been approved by an extraordinary resolution passed by such holders.

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134	BG GROUP PLC 2002

ADDITIONAL SHAREHOLDER INFORMATION continued

Dividends
The shareholders can declare final or interim dividends by ordinary resolution. No dividend can exceed the amount recommended by the Directors. No interim dividend shall be paid on shares which carry deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Unless the rights attaching to shares or the terms of any shares provide otherwise, dividends are paid based on the amounts which have been paid up on the shares in the relevant period.

The Directors can recommend the shareholders to pass an ordinary resolution to direct all or part of a dividend to be paid by distributing specific assets. The Directors must give effect to such a resolution.

If a dividend has not been claimed for one year, the Directors may invest the dividend or use it in some other way for the benefit of the Company until the dividend is claimed. Any dividend which has not been claimed for 12 years may be forfeited and belong to the Company if the Directors so decide.

Winding up
If the Company is wound up, the liquidator can, with the authority of an extraordinary resolution and any other sanction required by relevant law, divide among the shareholders all or part of the assets of the Company or transfer any part of the assets to trustees on trust for the benefit of the shareholders. No past or present shareholder can be compelled to accept any shares or other property under the Articles which carries a liability.

Rights of foreign shareholders
There are no limitations imposed by the relevant English law or the Articles on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities.

Notification of interest in shares
Section 198 of the Companies Act 1985 requires any shareholder, subject to exceptions, who acquires an interest of 3% or more or, in the case of certain interests, 10% or more in the shares to notify the Company of his interest within two business days following the day on which the obligation to notify arises. After the 3% or 10%, as the case may be, level is exceeded, similar notification must be made in respect of the whole percentage figure increases or decreases.

EXCHANGE CONTROLS
There are currently no UK exchange control laws, decrees or regulations that restrict or would affect the transfer of capital or payments of dividends, interest, or other payments to US citizens or residents who are holders of the Company’s securities except as otherwise set out under ‘Taxation’ below.

TAXATION
The taxation discussion set out below is intended only as a summary of the principal US federal and UK tax consequences to a holder of ADSs resident in the US and does not purport to be a complete analysis or listing of all potential tax consequences of owning ADSs. Investors are advised to consult their tax advisers with respect to the tax consequences of their holdings and sales, including the consequences under applicable US state and local law. The statements of US and UK tax laws set out below, except as otherwise stated, are based on the laws in force as of the date of this Annual Report and Accounts and are subject to any changes occurring after that date in US or UK law or in the double taxation convention between the US and UK (the ‘current convention’). The US and the UK signed a new US-UK double taxation convention (the ‘new convention’) on 24 July 2001, as amended by a protocol to the new convention signed on 19 July 2002, the provisions of which will not enter into force until the new convention has completed its passage through the US Senate and the UK Parliament and has been ratified by both governments. The discussion below notes the instances in which the relevant provisions of the new convention would produce a materially different result for a US holder.

This discussion does not address all aspects of US federal income taxation that may apply to holders subject to special tax rules, including US expatriates, insurance companies, tax-exempt organisations, financial institutions, securities broker-dealers, persons subject to the alternative minimum tax, investors that own (directly, indirectly or by attribution) 10% or more of the outstanding share capital or voting stock of the Company, persons holding their ADSs as part of a straddle, hedging transaction or conversion transaction, persons who acquired their ADSs pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons whose functional currency is not the US$, among others. Those holders may be subject to US federal income tax consequences different from those set forth below.

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BG GROUP PLC 2002	135

For the purposes of the current conventions between the US and UK for the avoidance of double taxation with respect to taxes on dividend income and capital gains and estate and gift taxes and for the purposes of the US Internal Revenue Code of 1986 as amended, as discussed below, a US holder of ADSs will be treated as the beneficial owner of the underlying ordinary shares represented thereby.

Taxation of dividends
UK taxation of dividends
Under current UK tax legislation, no UK tax will be withheld from dividend payments made by the Company.

Under the current convention, subject to certain exceptions, a US holder of ADSs who is a resident of the US (and is not a resident of the UK) for the purposes of the current convention is generally entitled to receive, in addition to any dividend that the Company pays, a payment from the UK Inland Revenue in respect of such dividend equal to the tax credit to which an individual resident in the UK for UK tax purposes would have been entitled had that individual received the dividend (which is currently equal to one-ninth of the dividend received) reduced by a UK withholding tax equal to an amount not exceeding 15% of the sum of the dividend paid and the UK tax credit payment. At current rates, the withholding tax entirely eliminates the tax credit payment but no withholding in excess of the tax credit payment will be imposed upon the US holder. Thus, for example, a US holder that receives a £100 dividend will also be treated as receiving from the UK Inland Revenue a tax credit payment of £11.11 (one-ninth of the dividend received) but the entire £11.11 payment will be eliminated by UK withholding tax, resulting in a net receipt of £100.

Under the new convention (pending ratification), there is no right to receive, in addition to any dividend that the Company pays, a payment from the UK Inland Revenue in respect of such dividend or any UK tax credit that may be associated with such dividend.

US federal income taxation of dividends
The gross amount of dividends (including any additional dividend income arising from a foreign tax credit claim as described below) paid to a US holder of ADSs will be taxable as ordinary income to the extent paid out of the current or accumulated earnings and profits of the Company as determined for US federal income tax purposes but are not eligible for the dividends received deduction allowed to corporations. The amount to be included in gross income will be the US$ value of the payment at the time the distribution is received by the ADS Depositary. Distributions by the Company in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the US holder’s basis in the ADSs, thus reducing the holder’s adjusted tax basis in such ADSs and, thereafter, as a capital gain. For foreign tax credit limitation purposes, dividends paid by the Company will be income from sources outside the United States. Pounds Sterling received by a US holder of ADSs will have a tax basis equal to the US$ value at the time of the distribution. Gain or loss, if any, realised on a subsequent sale or other disposition of the pounds Sterling will be US source ordinary income or loss.

Dividends paid will be treated as ‘passive income’ or, in the case of certain US holders, ‘financial services income’, for purposes of computing allowable foreign tax credits for US federal income tax purposes. Under the current convention, a US holder that is eligible for benefits with respect to income derived in connection with the ADSs (each such holder referred to as an ‘eligible US holder’) and that claims the benefits of the current convention with respect to a dividend from the Company will be entitled to a foreign tax credit for the UK tax notionally withheld with respect to such dividend. If an eligible US holder is so entitled, the foreign tax credit would be equal to one-ninth of any dividend received and would give rise to additional dividend income in the same amount. Each eligible US holder that relies on the current convention to claim a foreign tax credit under these circumstances must file IRS Form 8833 (Treaty-Based Return Position Disclosure) disclosing this reliance with its US federal income tax return for the year in which the foreign tax credit is claimed. In order to obtain this benefit in a particular year, a US holder generally must elect to claim the credit with respect to all foreign taxes paid (or treated as paid) in that year. US holders are advised that under the new convention (pending ratification) there would be no notional UK withholding tax applied to a dividend payment and it therefore would not be possible to claim a foreign tax credit in respect of any dividend payment made by the Company. The UK currently does not apply a withholding tax on dividends under its internal tax laws. Were such withholding imposed in the UK as permitted under the new convention, the UK generally will be entitled in certain circumstances to impose a withholding tax at a rate of 15% on dividends paid to US holders. The rules governing the foreign tax credit are complex. Each US holder is urged to consult its own tax advisor concerning whether the holder is eligible for benefits under the current convention, whether, and to what extent, a foreign tax credit will be available under the current convention with respect to dividends received from the Company, and whether the holder will be eligible for benefits under the new convention.

TAXATION OF CAPITAL GAINS
A holder of ADSs will be liable for UK tax on capital gains accruing on a disposal of ADSs only if such holder is resident or ordinarily resident for tax purposes in the UK or if such holder carries on a trade in the UK through a branch or agency and the ADSs are used, held or acquired for the purposes of the trade or branch or agency. Special rules can also impose UK capital gains tax on disposals by individuals who recommence UK residence after a period of non-residence. US citizens or corporations who are so liable for UK tax may be liable for both UK and US tax in respect of a gain on the disposal of ADSs. However, such persons generally will be entitled to a tax credit against their US federal tax liability for the amount of the UK tax paid in respect of such gain (subject to applicable credit limitations).

For US federal income tax purposes, a US holder generally will recognise capital gain or loss on the sale or other disposition of ADSs held as capital assets, in an amount equal to the difference between the US$ value of the amount realised on the disposition and the US holder’s adjusted tax basis, determined in US$, in the ADSs. Such gain or loss generally will be treated as US source gain or loss, and will be treated as a long-term capital gain or loss if the US holder’s holding period in the ADSs exceeds one year at the time of disposition. In the case of a US holder who is an individual, capital gains, if any, generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

US INFORMATION REPORTING AND BACKUP WITHHOLDING
A US holder who holds ADSs may in certain circumstances be subject to information reporting to the IRS and possible US backup withholding at a current rate of 30% with respect to dividends on ADSs and proceeds from the sale or other disposition of ADSs unless such holder furnishes

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136	BG GROUP PLC 2002

ADDITIONAL SHAREHOLDER INFORMATION continued

a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or is otherwise exempt. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status in connection with payments received in the US or through certain US-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

INHERITANCE TAX
ADSs held by an individual, who is domiciled in the US for the purposes of the Convention between the US and the UK for the avoidance of double taxation with respect to taxes on estates and gifts (the Estate Tax Convention) and is not for the purposes of the Estate Tax Convention a national of the UK, will not be subject to UK inheritance tax on the individual’s death or on a transfer of the ADSs during the individual’s lifetime unless the ADSs form part of the business property of a permanent establishment situated in the UK or pertain to a fixed base in the UK used for the performance of independent personal services. In the exceptional case where ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for the tax paid in the UK to be credited against tax payable in the US or for the tax paid in the US to be credited against tax payable in the UK based on priority rules set forth in the Estate Tax Convention.

STAMP DUTY AND STAMP DUTY RESERVE TAX
No UK stamp duty will be payable on the acquisition or transfer of ADSs provided that the instrument of transfer is not executed in the UK and remains at all times outside the UK subsequently. Neither will an agreement to transfer ADSs in the form of ADRs give rise to a liability to stamp duty reserve tax. An agreement to purchase ordinary shares, as opposed to ADSs, will normally give rise to a charge to UK stamp duty or stamp duty reserve tax at the rate of 0.5% of the price. Stamp duty reserve tax is the liability of the purchaser and the stamp duty is normally also paid by the purchaser. Where such ordinary shares are later transferred to the depositary’s nominee, further stamp duty or stamp duty reserve tax will normally be payable at the rate of 1.5% of the price payable for the ordinary shares so acquired.

A transfer of ordinary shares to the relative ADS holder without transfer of beneficial ownership will give rise to UK stamp duty at the rate of £5 per transfer. Transfers that are not sales will generally be exempt from the £5 stamp duty charge if made under the CREST system for paperless share transfers.

DOCUMENTS ON DISPLAY
All reports and other information that BG Group files with the US Securities and Exchange Commission may be inspected at the SEC’s public reference facilities at Room 1200, 450 Fifth Street, NW, Washington, DC 20549, USA. These reports may also be accessed via the SEC’s website at www.sec.gov.

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BG GROUP PLC 2002	137

CROSS-REFERENCE TO FORM 20-F

Item		Page

1	Identity of Directors, Senior
	Management and Advisers
	Not applicable.	–

2	Offer Statistic and Expected
	Timetable
	Not applicable.	–

3	Key Information
	Five Year Financial Summary
	(Unaudited)	122-125
	Five Year Financial Summary
	(Continuing Operations Only)
	(Unaudited)	126-127
	Governance and Risk
	– Risk Factors	32-33

4	Information on the Company
	Shareholder Information
	– Headquarters and
	Registered Office Address	129
	– Agent for Service of Process
	in the US	129
	Additional Shareholder Information
	– Certain Forward-looking
	Statements	130
	– This Report and Accounts
	Incorporates US Form 20-F	130
	– History and Development
	of the Company	130
	– Organisational Structure	131
	Operating and Financial Review
	– Capital Investment
	– Continuing Operations	43-44
	– Capital Investment
	– Consolidated Results	47
	– Storage	41
	– Transco	46-47
	Business Review	6-11
	Country Reviews	12-26
	Corporate Responsibility
	– Environment	36
	Supplementary Information
	– Gas and Oil (Unaudited)	117-121
	Historical Production	128
	Notes to the Accounts
	– Note 11 (Tangible Fixed Assets)	94-95

5	Operating and Financial Review
	and Prospects
	Additional Shareholder Information
	– Certain Forward-looking
	Statements	130
	Operating and Financial Review	38-51
	Business Review
	– Capital Investment	11
	Directors’ Report
	– Going Concern	58
	Notes to the Accounts
	– Notes 17 (Borrowings) to 19
	(Currency Analysis of BG’s
	Net Assets)	98-100
	– Note 25 (Commitments
	and Contingencies)	104-105

Item		Page

6	Directors, Senior Management
	and Employees
	Board of Directors	52-53
	Group Executive Committee	54-55
	Directors’ Report
	– Directors and Officers	57
	– Employees	58
	– Statement of Directors’
	Responsibilities for Preparing
	the Financial Statements	58-59
	Governance and Risk	27-31
	Remuneration Report	60-69
	Notes to the Accounts
	– Note 4 (Directors and
	Employees)	87-90

7	Major Shareholders and Related
	Party Transactions
	Shareholder Information
	– Analyses of Registered Holdings
	as at 31 December 2002	129
	Additional Shareholder Information
	– Major Shareholders	132
	Directors’ Report
	– Substantial Shareholders	57
	Operating and Financial Review
	– Related Party Transactions	51
	Notes to the Accounts
	– Note 26 (Related
	Party Transactions)	106

8	Financial Information
	Independent Auditors’ Report to the
	Members of BG Group plc	70
	Principal Accounting Policies	71-73
	Financial Statements	74-80
	Notes to the Accounts	81-116
	Operating and Financial Review
	– Operating Results – Continuing
	Operations Excluding
	Exceptional Items	38
	– Litigation	49
	– Dividend	46
	Notes to the Accounts
	– Note 25 (Commitments
	and Contingencies –
	Legal Proceedings)	104-105
	Five Year Financial Summary
	(unaudited) – Annual Dividends	125

9	The Offer and Listing
	Additional Shareholder Information
	– Listing and Price History	131

10	Additional Information
	Additional Shareholder Information
	– Memorandum and Articles
	of Association	132-134
	– Exchange Controls	134
	– Taxation	134-136
	– Documents on Display	136
	Directors’ Report
	– Annual General Meeting	58

Item		Page

11	Quantitative and Qualitative
disclosures about Market Risk
Operating and Financial Review
	– Treasury Policy	47-48
	– Commodity Risk	48-49
Principal Accounting Policies
	– Financial Instruments	73
Notes to the Accounts
– Note 20
	(Financial Instruments)	100-101

12	Description of Securities other
than Equity Securities
	Not applicable.	–

13	Defaults, Dividends Arrearages
and Delinquencies
	None.	–

14	Material Modification to the
Rights of Security Holders and
Use of Proceeds
	None.	–

15	Controls and Procedures
Governance and Risk
– Statement on Disclosure
	Controls and Procedures	29-30

16	Reserved	–

17	Financial statements
	Not applicable.	–

18	Financial statements
Independent Auditors’ Report
	Members of BG Group plc	70
	Principal Accounting Policies	71-73
	Financial Statements	74-80
	Notes to the Accounts	81-116

19	Exhibits

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138	BG GROUP PLC 2002

INDEX

Item	Page

Accounting policies	71-73

American Depositary Shares	46, 112, 124, 131

Annual General Meeting	4, 58

Assets	77, 84

Gross	84, 124

Net	84, 123, 126

Associated undertakings	95-96, 116

Auditors’ remuneration	86

Auditors’ Report	70

Balance sheets	77

Five Year Financial Summary	123, 126

Basis of consolidation	71

Basis of preparation	71

BG Foundation	37

Borrowings	45, 47, 77, 79-80, 98-101, 124

Business Review	6-11

Capital and reserves	77, 103-104, 123

Capital investment/
expenditure	43-44, 47, 79, 84-85, 94, 111

Capital gains tax information	135-136

Cash flow	44, 47, 79, 110-111

Five Year Financial Summary	123, 127

Certain forward-looking statements	130
Chairman’s and Chief
Executive’s Statement	2-4

Changes in financing during the year	80

Charitable donations	58

Commitments and contingencies	49, 104-105

Committees	28-29

Community	37, 58

Competition	33

Corporate governance	27

Corporate Responsibility	34-37

Country Reviews	12-26

Creditors	77, 101, 123, 126

Cross-Reference to Form 20-F	137

Debt/equity ratio	124

Debtors	77, 97

Decommissioning	50, 72, 101-102

Deferred taxation	72, 91-92, 101-102

Definitions	140

Demerger	46, 81, 90, 130

Depreciation and
amortisation	50, 71, 84-86, 94-95

Derivatives	48, 50, 73, 100

Directors	52-53

Item	Page

Directors’ Report	57-59

Discontinued operations	38, 46-47, 71

Disposals	42, 90

Dividends	46, 57, 74-75, 92, 125

Earnings/(loss) per	43, 47, 74-75, 93-94,
ordinary share	122, 124, 126

EBITDA	93, 114

Employees	58, 87-90, 124

Euro	51

Exceptional items	42, 74-75, 90, 122, 126

Exchange rate information	125

Executive officers	57-58, 87-90

Exploration and Production
(E&P)	6-8, 38-40, 57, 81-84, 117-121, 128

Exploration expenditure	43, 49, 72, 85-86, 94

External appointments	69

Financial Calendar	4

Financial instruments	48, 73, 100-101

Financial highlights	3

Financial Reporting Standards	81

Five Year Financial Summary	122-127

Fixed assets	71-72, 77, 123, 126

Intangible	77, 94

Tangible	77, 94-95

Foreign currencies	48, 72, 99-100

Gearing	11, 44-45, 124

Glossary of terms	139

Going concern	58

Goodwill	71, 94

Governance and Risk	27-33

Group Executive Committee	54-55

Guarantees	105

Health, Safety, Security
and Environment	35-36

Impairment	50, 72, 90

Interest	42-43, 47, 74-75, 91, 99, 122, 126

Internal control	29

Investments	77

Current asset	77, 97-98

Fixed asset	77, 95-96

Joint ventures	95-96, 116

Lattice	46-47, 81

Leases	73, 85-86, 104

Liquefied Natural Gas
(LNG)	6, 8-9, 38, 40, 57, 81-84

Litigation	49, 105

Item	Page

Long-term gas contracts	101-102

Movement in BG shareholders’ funds	78

Operating and Financial Review	38-51

Operating costs	74-75, 85-86, 122, 126

Operating profit/(loss)	38, 74-75, 82, 122, 126

Other activities	41-42, 47, 81-84

Pensions and post-retirement
benefits	73, 102, 106-110

Petroleum revenue tax	72, 91-92, 101-102

Power Generation
(Power)	6, 10, 38, 41, 57, 81-84

Principal Accounting Policies	71-73

Principal activities	57

Profit and loss account	74-75

Five Year Financial Summary	122, 126

Provisions for liabilities
and charges	77, 101-103, 123, 126

Reconciliation of net borrowings	79

Related party transactions	51, 106

Remuneration Report	60-69

Research and development	51, 73, 85-86

Reserves	77, 103-104, 123

Return on average capital
employed	44, 124

Risk factors	32-33

Segmental analysis	81-85

Share capital	57, 77, 80, 103

Shareholder Information	129-136

Shareholders’ funds	77-78, 123, 124

Statement of Business Principles	34

Statement of total recognised
gains and losses	76

Stocks	72, 77, 97

Storage	11, 38, 41, 42, 81-84, 90

Subsidiary undertakings	96, 116

Substantial shareholdings	57

Supplementary Information
– Gas and Oil	117-121

Suppliers	58

Taxation	43, 47, 72, 74-75, 79,
91-92, 97,101-103, 114, 121, 122, 126

Transco	46-47

Transmission and Distribution
(T&D)	6, 9-10, 38, 40-41, 57, 81-84

Treasury policy	47-49

US GAAP	50, 51, 112-115, 124

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BG GROUP PLC 2002	139

GLOSSARY

Term used in
Annual Report

Accounts

Acquisition accounting

Advance corporation tax

Allotted

Associated undertaking

Called-up share capital

Capital allowances

Class of business

Closing rate method

CO2e

Consolidated accounts

Creditors

Creditors: amounts falling due
after more than one year

Creditors: amounts falling due
within one year

Debtors

Finance lease

Financial year

Freehold

US equivalent or
brief description

Financial statements

Purchase accounting

No direct US equivalent –
tax paid on company
distribution recoverable from
UK taxes due on income

Issued

20-50% owned investee

Common stock, issued
and fully paid

Tax term equivalent to US tax
depreciation allowances

Industry segment

Current rate method

Carbon Dioxide Equivalent
(carbon dioxide and methane
aggregated in proportion to
greenhouse warming potential
Methane = x21 CO2)

Consolidated financial statements

Accounts payable/payables

Long-term accounts
payable/payables

Current accounts
payable/payables

Accounts receivable/receivables

Capital lease

Fiscal year

Ownership with absolute rights
in perpetuity

Term used in
Annual Report continued

Freehold land

Gearing

Interest receivable

Interest payable

Loan capital

Net asset value

Nominal value

Pension scheme

Profit

Profit and loss account reserve

Profit and loss account

Profit attributable to
ordinary shareholders

Reconciliation of movements
in shareholders’ funds

Reserves

Share capital

Share premium account

Share scheme

Shares in issue

Shareholders’ funds

Stocks

Tangible fixed assets

Turnover

US equivalent or
brief description continued

Land owned

Leverage

Interest income

Interest expense

Debt

Book value

Par value

Pension plan

Income (or earnings)

Retained earnings

Income statement

Net income

Statement of changes in
stockholders’ equity

Stockholders’ equity other
than capital stock

Capital stock or common stock

Additional paid-in capital

Share plan

Shares outstanding

Stockholders’ equity

Inventories

Property, plant and equipment

Revenues (or sales)

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140	BG GROUP PLC 2002

DEFINITIONS

For the purpose of this document the following definitions apply:

‘€’	Euros

‘$’	US dollars

‘£’	UK pounds Sterling

‘API’	American Petroleum Institute

‘bcf’	Billion cubic feet

‘bcm’	Billion cubic metres

‘bcma’	Billion cubic metres per annum

‘BG’	The Company or the Group or any of its subsidiary undertakings, joint ventures or associated undertakings

‘BG Energy Holdings Limited’ or ‘BGEH’	BG Energy Holdings Limited, a subsidiary of the Company

‘BG Energy Holdings’	BG Energy Holdings Limited and its
subsidiary undertakings consolidated with
its share of joint ventures and associated
undertakings

‘BG Transco Holdings’	Transco Holdings plc (formerly named BG Transco Holdings plc) and its subsidiary undertakings consolidated with its share of joint ventures and associated undertakings

‘billion’ or ‘bn’	One thousand million

‘boe’	Barrels of oil equivalent

‘boed’	Barrels of oil equivalent per day

‘bopd’	Barrels of oil per day

‘CCGT’	Combined Cycle Gas Turbine

‘Combined Code’	The Combined Code on Corporate Governance appended to the Listing Rules of the UK Listing Authority

‘Company’	BG Group plc

‘DCQ’	Daily Contract Quantity

‘demerger’	The demerger of certain businesses (principally Transco) by BG to Lattice Group plc, which became effective on 23 October 2000

‘DTI’	Department of Trade and Industry

‘EPC’	Engineer Procure Construct
‘FEED’	Front End Engineering Design

‘Group’	The Company and its subsidiary undertakings

‘GW’	Gigawatt

‘km’	Kilometres

‘Lattice’ or ‘Lattice Group’	Lattice Group plc or any of its subsidiary undertakings, joint ventures or associated undertakings

‘Lattice Group plc’	Lattice Group plc, the ultimate parent company of Lattice

‘mmbbl’	Million barrels

‘mmboe’	Million barrels of oil equivalent

‘mmcm’	Million cubic metres

‘mmcmd’	Million cubic metres per day

‘mmscf’	Million standard cubic feet

‘mmscfd’	Million standard cubic feet per day

‘mmscm’	Million standard cubic metres

‘mmscmd’	Million standard cubic metres per day

‘mtpa’	Million tonnes per annum

‘MW’	Megawatt

‘Ofgem’	The Office of Gas and Electricity Markets

‘PSA’	Production Sharing Agreement

‘PSC’	Production Sharing Contract

‘ROACE’	Return on Average Capital Employed

‘sq km’	Square kilometres

‘tcf’	Trillion cubic feet

‘Transco’	The gas transportation business carried out by Transco plc

‘Transco Holdings plc’	Transco Holdings plc (formerly known as BG Transco Holdings plc), which became part of Lattice on demerger

‘Transco plc’	Transco plc (formerly known as BG Transco plc and before that as BG plc), a subsidiary of Transco Holdings plc and which became part of Lattice on demerger

‘UKCS’	United Kingdom Continental Shelf

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BG Group plc 100 Thames Valley Park Drive Reading, Berkshire RG6 1PT www.bg-group.com Registered in England No. 3690065